Exhibit 4.45

Execution Version

SECOND AMENDMENT AND RESTATEMENT AGREEMENT

(Seventh Amendment Agreement in respect of the Senior Facilities Agreement)

dated 19 June 2015

between, amongst others,

MELCO CROWN (MACAU) LIMITED

as the Company

and

DEUTSCHE BANK AG, HONG KONG BRANCH

acting as Agent

DB TRUSTEES (HONG KONG) LIMITED

acting as Security Agent

White & Case

9th Floor Central Tower

28 Queen’s Road Central

Hong Kong

(i)

THIS AGREEMENT is dated 19 June 2015 and made between:

(1)	MELCO CROWN (MACAU) LIMITED, (formerly Melco Crown Gaming (Macau) Limited) a company incorporated under the laws of the Macau S.A.R. (registered number 24325 (SO)), whose registered office is at Av. Dr. Mário Soares, n.°25, Edificio Montepio, 1. andar, comp. 13, Macau (the “Company” or “Original Borrower”);

(2)	THE PARTIES LISTED ON THE SIGNING PAGES AS RELEVANT OBLIGORS (together with the Original Borrower, the “Relevant Obligors”);

(3)	AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, BANK OF AMERICA, N.A., BANK OF CHINA LIMITED, MACAU BRANCH and DEUTSCHE BANK AG, SINGAPORE BRANCH as coordinating lead arrangers and bookrunners (the “Coordinating Lead Arrangers and Bookrunners”);

(4)	THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNING PAGES AS CONTINUING LENDERS (the “Continuing Lenders”);

(5)	THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNING PAGES AS NEW LENDERS (the “New Lenders”);

(6)	DEUTSCHE BANK AG, HONG KONG BRANCH as facility agent of the other Finance Parties (the “Agent”); and

(7)	DB TRUSTEES (HONG KONG) LIMITED as agent and security trustee for the Secured Parties (the “Security Agent”).

RECITALS

(A)	Certain of the parties hereto entered into a USD1,750,000,000 Senior Secured Term Loan and Revolving Credit Facilities Agreement dated 5 September 2007 as amended pursuant to a transfer agreement between, inter alios, the Company and the Agent dated 17 October 2007, a Supplemental Deed in respect of the Deed of Appointment between, inter alios, the Company and the Agent dated 19 November 2007, an amendment agreement between, inter alios, the Company and the Agent dated 7 December 2007, a second amendment agreement between, inter alios, the Company and the Agent dated 1 September 2008, a third amendment agreement between, inter alios, the Company and the Agent dated 1 December 2008, a letter agreement between, inter alios, the Company and the Agent dated 8 October 2009, a fourth amendment agreement between, inter alios, the Company and the Agent dated 10 May 2010 and as further amended and restated pursuant to a first amendment and restatement agreement between, inter alios, the Company and the Agent dated 22 June 2011, and as further amended pursuant to an amendment letter between the Company and the Agent dated 10 August 2011 and a sixth amendment agreement between the Company and the Agent dated 5 April 2013 (the “Senior Facilities Agreement”).

(B)	It has also been proposed that certain amendments be made to the Senior Facilities Agreement (as set out below) and certain other Finance Documents (and that certain additional Finance Documents be entered into) in connection with the transactions contemplated by the Mandate Documents.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions and incorporation of defined terms

(a)	In this Agreement:

(i)	“Amended Senior Facilities Agreement” means the Senior Facilities Agreement, as amended and restated pursuant to the terms of this Agreement, the terms of which are set out in Schedule 3 (Amended Senior Facilities Agreement); and

(ii)	“Effective Date” has the meaning given to it in Clause 4 below.

(b)	Unless a contrary indication appears, a term defined in or by reference in Schedule 3 (Amended Senior Facilities Agreement) or, if not defined in or by reference in Schedule 3 (Amended Senior Facilities Agreement), the Deed of Priority has the same meaning in this Agreement.

(c)	The principles of construction and rules of interpretation set out in Schedule 3 (Amended Senior Facilities Agreement) shall have effect as if set out in this Agreement.

1.2	Clauses

In this Agreement any reference to a “Clause”, a “Schedule” or a “Party” is, unless the context otherwise requires, a reference to a Clause, a Schedule or a Party to this Agreement.

1.3	Designation

In accordance with the Senior Facilities Agreement, each of the Company and the Agent designate this Agreement as a Finance Document.

1.4	Mandate Documents

(a)	The Company agrees that, without prejudice to paragraph 19.1 of the commitment letter dated 15 May 2015 between the Company and the Coordinating Lead Arrangers and Bookrunners, the obligations of each Coordinating Lead Arranger and Bookrunner under paragraphs 2 (Conditions) and 3 (Underwriting Proportions) thereof shall not survive the entry into of this Agreement.

(b)	The Company agrees with the Coordinating Lead Arrangers and Bookrunners that the fees and all other amounts payable by the Company pursuant to the Mandate Documents shall be paid on the Effective Date. The provisions of the Mandate Documents shall, save as provided by this Clause, continue in full force and effect (until such time as provided for under such provisions of the Mandate Documents).

2.	PREPAYMENT AND CANCELLATION

(a)	Each Continuing Lender confirms that upon receipt of the notice of prepayment and cancellation referred to in step 2 of the Funds Flow Memorandum, it irrevocably waives its right to receive and any obligation of any Obligor to make payment of the prepayment and other amounts specified therein and releases and discharges in full each Obligor in respect thereof.

(b)	Each Continuing Lender and the Company agree that (without prejudice to the validity of the notice of prepayment and cancellation referred to in step 2 of the Funds Flow Memorandum given by the Company to any Lender under the Senior Facilities Agreement which is not a Continuing Lender) the notice of prepayment and cancellation referred to in step 2 of the Funds Flow Memorandum given to the Continuing Lenders shall have no effect.

3.	COMMITMENTS

3.1	Commitment increase

On the Effective Date (and subject to and in accordance with (and in the order set out in) the Funds Flow Memorandum and conditional on the steps set out in the Funds Flow Memorandum occurring on the Effective Date in the order set out therein):

(a)	the aggregate of the Term Loan Facility Commitments of the Continuing Lenders and the New Lenders is hereby increased so that it equals the Base Currency Amount of USD500,000,000 and such that after such increase and the transfer, the Term Loan Facility Commitment of each Lender (including, without limitation, any Transferee Lender) is the amount set out beside the name of such Lender under the heading “Term Loan Facility Commitment” in Part I of Schedule 4 (Commitments and Loans); and

(b)	the aggregate of the Revolving Credit Facility Commitments of the Continuing Lenders and the New Lenders is hereby increased so that it equals the Base Currency Amount of USD1,250,000,000, and such that after such increase the Revolving Credit Facility Commitment of each Lender (including, without limitation, any New Lender) is the amount set out beside the name of such Lender under the heading “Revolving Credit Facility Commitment” in Part I of Schedule 4 (Commitments and Loans).

3.2	Administrative Details

The address, fax number and attention details of each Party for the purposes of clause 34.2 (Addresses) of the Amended Senior Facilities Agreement are those identified with its name on the signing pages to the Amended Senior Facilities Agreement.

4.	AMENDMENT

With effect from the date upon which the Agent confirms to the Continuing Lenders, the New Lenders and the Company that (i) it has received each of the documents listed in Schedule 1 (Conditions Precedent) (or waived receipt of, as the case may be) in a form and substance satisfactory to the Agent and (ii) steps 1 to 5 of the Funds Flow Memorandum have occurred in accordance with the Funds Flow Memorandum (such date being the “Effective Date”), and which confirmation shall be promptly given by the Agent upon being so satisfied, the Senior Facilities Agreement shall be amended so that it shall be read and construed for all purposes as set out in Schedule 3 (Amended Senior Facilities Agreement) and as if, as at that date, (following the transactions set out in Clause 3 (Commitments)) the Commitments and outstanding participations of the parties (and their respective rights and obligations as between each other) were as set out in Part I and Part II of Schedule 4 (Commitments and Loans) respectively.

5.	REPRESENTATIONS

5.1	Representation on the date of this Agreement

Each Relevant Obligor makes the representations and warranties set out in this Clause 5.1 to each Finance Party (by reference to the facts and circumstances then existing) on the date of this Agreement and on the Effective Date.

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(a)	Status

(i)	Each Relevant Obligor is a corporation duly incorporated or organised, as the case may be, and validly existing under the law of its jurisdiction of incorporation or organisation, as the case may be.

(ii)	Each of the Relevant Obligors and each of its Subsidiaries (other than any Excluded Subsidiary) has the power to own its assets and carry on its business as it is being conducted.

(iii)	Each Relevant Obligor is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any person in relation to this Agreement and each Amendment Agreement (defined below).

(b)	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Relevant Obligor in this Agreement and each of the amendment agreements and security confirmations set out in schedule 10 (Transaction Security Documents) of the Amended Senior Facilities Agreement under the heading “Amendment Agreements and Security Confirmations” therein (each, for the purposes of this Clause 5.1 (Representations on the date of this Agreement), an “Amendment Agreement”) are legal, valid, binding and enforceable obligations.

(c)	Non-conflict with other obligations

The entry into and performance by each Relevant Obligor of, and the transactions contemplated by, this Agreement and each Amendment Agreement do not and will not conflict with:

(i)	any law or regulation applicable to such Relevant Obligor;

(ii)	its and each of its Subsidiaries’ (other than any Excluded Subsidiary’s) Constitutional Documents; or

(iii)	save in respect of the matters referred to in Clause 7(a) below, any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ (other than any Excluded Subsidiary’s) assets or constitute a default or termination event (however described) under any such agreement or instrument, except where a Material Adverse Effect does not or would not be reasonably expected to occur.

(d)	Power and authority

Each Relevant Obligor has the power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, this Agreement and each Amendment Agreement and the transactions contemplated therein.

(e)	Validity and admissibility in evidence

(i)	All Authorisations (other than in respect of any Excluded Project) required or desirable:

(A)	to enable each Relevant Obligor lawfully to enter into, exercise its rights and comply with its obligations under this Agreement and each Amendment Agreement; and

(B)	to make this Agreement and each Amendment Agreement admissible in evidence in its Relevant Jurisdictions,

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have been obtained or effected and are in full force and effect.

(ii)	All Authorisations necessary for it to carry out its business which are part of the Projects, where the failure of obtaining such Authorisations has or would reasonably be expected to have a Material Adverse Effect, have been obtained or effected and are in full force and effect.

(f)	Governing law and enforcement

Subject to the Legal Reservations:

(i)	the choice of English law as the governing law of this Agreement and, in the case of each Amendment Agreement, Hong Kong law or, as the case may be, Macau SAR law will be recognised and enforced in each Relevant Obligor’s Relevant Jurisdiction; and

(ii)	any judgment obtained in relation to this Agreement or any Amendment Agreement in England, Hong Kong or Macau SAR will be recognised and enforced in its Relevant Jurisdictions.

(g)	No filing or stamp taxes

Subject to the Legal Reservations, under the laws of each Relevant Obligor’s Relevant Jurisdictions it is not necessary that this Agreement or any Amendment Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to this Agreement or any Amendment Agreement or the transactions contemplated therein (save for any stamp, registration, notarial or similar Tax which is referred to in any legal opinion of legal counsel in Macau SAR delivered to the Agent under Clause 4 (Amendment), which will be made or paid promptly after the date of this Agreement).

(h)	Deduction of Tax

No Relevant Obligor is required under the laws of its Relevant Jurisdiction or at its address specified in the Senior Facilities Agreement or the Amended Senior Facilities Agreement to make any deduction for or on account of Tax from any payment it may make under this Agreement or any Amendment Agreement.

(i)	No default

Save in respect of the matters referred to in Clause 7(a) below:

(i)	no Event of Default or Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document; and

(ii)	no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under:

(A)	any Transaction Document; or

(B)	any other agreement or instrument which is binding on any Obligor or to which its assets are subject which has or would reasonably be expected to have a Material Adverse Effect (as defined in the Senior Facilities Agreement).

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5.2	Representations on the Effective Date

The representations and warranties set out in clause 22 (Representations) of the Amended Senior Facilities Agreement are deemed to be made by each of the Relevant Obligors (by reference to the facts and circumstances then existing, following the granting of the waivers set out in Clause 7(a) below) on the Effective Date and, in each case, as if any reference therein to any Finance Document in respect of which any amendment, acknowledgement, confirmation, consolidation, novation, restatement, replacement or supplement is expressed to be made by any Document (as defined in Schedule 1 (Conditions Precedent)) included, to the extent relevant, such Document and the Finance Document as so amended, acknowledged, confirmed, consolidated, novated, restated, replaced or supplemented.

6.	CONTINUITY AND FURTHER ASSURANCE

6.1	Continuing obligations

Subject to Clause 7 (Waiver and Consent) below, the provisions of the Senior Facilities Agreement (including, without limitation, the guarantees, undertakings and indemnities provided under clause 19 (Guarantee and Indemnity) thereof) and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect. In particular, nothing in this Agreement shall affect the rights of the Secured Parties in respect of the occurrence of any Default which is continuing or which arises on or after the date of this Agreement (other than any Default which has occurred or may occur as a result of the entry into of this Agreement or the entry into, and performance of, the transactions contemplated by any of the foregoing or the steps referred to in the Funds Flow Memorandum, provided that such steps are carried out in accordance with the Funds Flow Memorandum).

6.2	Further assurance

Each Relevant Obligor shall, upon the written request of the Agent and at its own expense, do all such acts and things reasonably necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

7.	WAIVER AND CONSENT

(a)	The parties hereto waive any Default or other breach under any of the Finance Documents (including any of the “Finance Documents” as defined in the Senior Facilities Agreement) which has occurred or may occur as a result of the entry into of this Agreement or the entry into, and performance of, the transactions and other acts or things contemplated by any of the foregoing or the Funds Flow Memorandum (including any such Default or breach which may arise in connection with any failure to make any payment in respect thereof or any cancellation contemplated therein).

(b)	Nothing in this Clause 7 shall affect the rights of the Finance Parties in respect of the occurrence of any other Default. The waivers referred to in this Clause 7 shall only apply to the matters referred to in this Clause 7 and shall be without prejudice to any rights which any of the Finance Parties may have at any time in relation to any circumstance or matter other than as specifically referred to in this Clause 7 (and whether or not subsisting at the date of this Agreement).

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8.	MISCELLANEOUS

8.1	Incorporation of terms

The provisions of clause 1.3 (Third Party Rights), clause 20.1 (Transaction expenses), (subject to Clause 3.2 above) clause 34 (Notices), clause 36 (Partial Invalidity), clause 37 (Remedies and Waivers) and clause 43 (Enforcement) of Schedule 3 (Amended Senior Facilities Agreement) shall be incorporated into this Agreement as if set out in full herein and as if references in those clauses to “Agreement” are references to this Agreement and cross references to specified clauses thereof are references to the equivalent clauses set out or incorporated herein.

8.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.3	Direction

(a)	Each Finance Party (other than the Agent and the Security Agent) hereby directs the Agent to direct the Security Agent to enter into the documents referred to in Schedule 1 (Conditions Precedent) to which it is envisaged the Security Agent be a party.

(b)	Each Finance Party (other than the Agent and the Security Agent) hereby directs the Agent to enter into the documents referred to in Schedule 1 (Conditions Precedent) to which it is envisaged the Agent be a party.

9.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

CONDITIONS PRECEDENT

1.	Constitutional documents

A copy of the Constitutional Documents of each Relevant Obligor.

2.	Corporate documents

(a)	A copy of a resolution of the board of directors of each Relevant Obligor (save if such resolution is not required under the law of incorporation or the Constitutional Documents of that Relevant Obligor) approving the terms of, and the transactions contemplated by, the documents referred to in paragraph 3 below to which it is a party (the “Documents”) and resolving that it execute, deliver and perform the Documents; authorising a specified person or persons to execute the Documents; and authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices under or in connection with the Documents.

(b)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above.

(c)	A certificate of an authorised signatory of the Company certifying that each document referred to in this Schedule 1 (Conditions Precedent) (other than those referred to in paragraph 3 (a) below) will be correct and complete and in full force and effect and will not have been amended or superseded as at the Effective Date.

3.	Documents

(a)	Receipt by the Agent of an original of each of the following documents, in each case duly executed by the parties thereto:

(i)	this Agreement; and

(ii)	each agreement, deed, acknowledgements, confirmation, amendment or other instrument listed in Schedule 2 (Deeds of Confirmatory Security and Security Confirmations).

4.	Legal Opinions

(a)	A legal opinion of Mr Henrique Saldanha, legal advisers to the Agent as to Macau SAR law, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

(b)	A legal opinion of Conyers, Dill & Pearman, legal advisers to the Agent as to Cayman Islands law, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

(c)	A legal opinion of White & Case, legal advisers to the Agent as to Hong Kong SAR law, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

(d)	A legal opinion of White & Case, legal advisers to the Agent as to English law, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

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5.	Fees and expenses

Receipt by the Agent of satisfactory evidence that:

(a)	all Taxes, fees, costs and other expenses payable in connection with the execution, delivery, filing, recording, stamping and registering of the Documents; and

(b)	all fees, costs and expenses then due to any of the Finance Parties under the Finance Documents and to their advisers,

in each case which are due and payable on or prior to the Effective Date have been paid or shall be paid by no later than the Effective Date.

6.	Other documents and evidence

(a)	The Financial Model.

(b)	Evidence that all required registrations, filings or other similar steps required under the Amendment and Restatement Agreement or the security confirmations and amendment agreements set out in Schedule 2 (Deeds of Confirmatory Security and Security Confirmations) to be carried out on or prior to the Effective Date, have been carried out or will be carried on or before the Effective Date.

(c)	To the extent not previously provided under the Senior Facilities Agreement, such documentation and other evidence required to enable the Agent and any other Finance Party to comply with “know your customer” or similar identification procedures and checks under all applicable laws and regulations.

(d)	A certificate of the Company confirming that, save in respect of the matters referred to in Clause 7(a) of this Agreement, no Default will have occurred and be continuing as at the Effective Date.

(e)	The Funds Flow Memorandum, in the agreed form.

(f)	In respect of any Lender not already party to the Deed of Priority, a duly executed Finance Party Accession Undertaking (as defined in the Deed of Priority).

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SCHEDULE 2

DEEDS OF CONFIRMATORY SECURITY AND SECURITY CONFIRMATIONS

1.	A composite deed of confirmatory security with respect to the English law debentures dated 13 September 2007, 17 December 2007, 12 August 2008 and 30 August 2008 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

2.	A composite deed of confirmatory security with respect to the English law share charges over the shares of MPEL Nominee One Limited, MPEL Nominee Two Limited, MPEL Nominee Three Limited and MPEL Investments Limited dated 13 September 2007 and 21 January 2014 and entered into by certain Relevant Obligors and MPEL International Limited (formerly known as Melco PBL International Limited) (each as amended, novated, supplemented, extended, replaced or restated from time to time).

3.	A composite confirmation with respect to the Macau law security documents listed therein dated 5 September 2007, 16 May 2008, 21 August 2008 and 21 January 2014 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

4.	A composite amendment and confirmation with respect to the Macau law pledge and assignments over intellectual property rights dated 8 April 2008, 12 August 2008 and 30 August 2008 and entered into by certain Macau incorporated Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

5.	An amendment and confirmation with respect to the Macau law pledge and assignment over intellectual property rights dated 8 April 2008 and entered into by MPEL Nominee One Limited, MPEL Nominee Two Limited, MPEL Nominee Three Limited and MPEL Investments Limited (as amended, novated, supplemented, extended, replaced or restated from time to time).

6.	A composite amendment and confirmation with respect to the Macau law assignments of onshore contracts dated 5 September 2007, 17 December 2007, 12 August 2008 and 30 August 2008 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

7.	A composite amendment and confirmation with respect to the Macau law pledges over onshore accounts dated 5 September 2007, 17 December 2007, 1 February 2008 and 12 August 2008 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

8.	A composite deed of confirmatory security with respect to the Hong Kong law account charges dated 27 November 2007, 17 December 2007 and 25 July 2008 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

9.	A composite amendment and confirmation with respect to the Macau law floating charges dated 5 September 2007, 17 December 2007, 1 February 2008 and 12 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

10.	A composite amendment and confirmation with respect to the Macau law assignments of leases and rights to use agreements dated 16 May 2008 and 12 August 2008 and entered into by certain Relevant Obligors (as amended, novated, supplemented, extended, replaced or restated from time to time).

11.	A confirmation with respect to the Hong Kong law IP direct agreement dated 30 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

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12.	A confirmation with respect to Hong Kong law Altira IP direct agreement dated 15 April 2009 (as amended, novated, supplemented, extended, replaced or restated from time to time).

13.	A composite amendment and confirmation with respect to the Macau law pledges of enterprises dated 5 September 2007, 17 December 2007, 1 February 2008 and 12 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

14.	A composite amendment and confirmation with respect to the Macau law land security assignments dated 5 September 2007 and 21 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

15.	A composite amendment and confirmation with respect to the Macau law share pledge agreements listed therein dated 5 September 2007, 17 December 2007 and 12 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

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SCHEDULE 3

AMENDED SENIOR FACILITIES AGREEMENT

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MELCO CROWN (MACAU) LIMITED

dated 5 September 2007

arranged by

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

BANK OF AMERICA, N.A.

BANK OF CHINA LIMITED, MACAU BRANCH

DEUTSCHE BANK AG, SINGAPORE BRANCH

as Coordinating Lead Arrangers and Bookrunners

and

DEUTSCHE BANK AG, HONG KONG BRANCH

acting as Agent

DB TRUSTEES (HONG KONG) LIMITED

acting as Security Agent

USD1,750,000,000 SENIOR SECURED TERM LOAN AND

REVOLVING CREDIT FACILITIES AGREEMENT

(ORIGINALLY DATED 5 SEPTEMBER 2007,

AS AMENDED AND RESTATED FROM TIME TO TIME

INCLUDING BY A SECOND AMENDMENT AND RESTATEMENT

AGREEMENT DATED 19 JUNE 2015)

(i)

THIS AGREEMENT is dated 5 September 2007 (as amended by a transfer agreement dated 17 October 2007, a supplemental deed dated 19 November 2007, a transfer agreement dated 4 December 2007, an amendment agreement dated 7 December 2007 and a second amendment agreement dated 1 September 2008, a third amendment agreement dated 1 December 2008, a letter agreement dated 8 October 2009, a fourth amendment agreement dated 10 May 2010, a first amendment and restatement agreement dated 22 June 2011, a fifth amendment agreement dated 5 April 2013 and a second amendment and restatement agreement dated 19 June 2015) and made between:

(1)	MELCO CROWN (MACAU) LIMITED, (formerly Melco Crown Gaming (Macau) Limited) a company incorporated under the laws of the Macau S.A.R. (registered number 24325 (SO)), whose registered office is at Alameda Dr. Carlos d´Assumpção, n ºs 411-417, Edifício Dynasty Plaza, 15º andar O, P, em Macau (the “Company” and the “Original Borrower”);

(2)	THE PERSONS listed in Part D of Schedule 1 (Original Parties) as guarantors (together with the Company, the “Original Guarantors”);

(3)	AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, BANK OF AMERICA, N.A., BANK OF CHINA LIMITED, MACAU BRANCH and DEUTSCHE BANK AG, SINGAPORE BRANCH as coordinating lead arrangers and bookrunners (the “Coordinating Lead Arrangers and Bookrunners”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part A and Part B of Schedule 1 (Original Parties) as lenders (the “Original Lenders”);

(5)	THE PERSONS listed in Part C of Schedule 1 (Original Parties) as hedge counterparties (the “Original Hedge Counterparties”);

(6)	DEUTSCHE BANK AG, HONG KONG BRANCH as facility agent of the other Finance Parties (the “Agent”); and

(7)	DB TRUSTEES (HONG KONG) LIMITED as agent and security trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	Banco Nacional Ultramarino, S.A.;

(c)	Bank of China Limited, Macau Branch;

(d)	any Finance Party or an Affiliate of any Finance Party; or

(e)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Account” means the Holding Account, the Mandatory Prepayment Account and each other bank account opened from time to time by a Relevant Obligor in any jurisdiction.

“Account Bank” means, in relation to an Account, the bank or financial institution with which the Account is maintained.

“Additional Borrower” means a company which becomes a Borrower in accordance with Clause 28 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional Hotel” means the additional hotel tower to be constructed and located on the City of Dreams Site or on the Additional Hotel Site, including such relevant portion of the podium as is comprised in such additional hotel tower.

“Additional Hotel Site” means the land plot or lot resulting from the legal separation from the City of Dreams Site of an autonomous plot or lot for the purposes of developing the Additional Hotel, such plot or lot being separately or autonomously described or registered in the Macau Real Estate Registry.

“Additional Lender” has the meaning given to that term in Clause 7.2(f) (Availability).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. For purposes of this definition, “control” means, in relation to a person, the power, directly or indirectly, to (a) vote 20 per cent. or more of the shares or other securities having ordinary voting power for the election of the board of directors (or persons performing similar functions) of such person or (b) direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

“Affiliate Agreement” means any agreement entered into by a Relevant Obligor with an Affiliate which is not a Relevant Obligor in connection with the supply of goods or services to such Relevant Obligor by such Affiliate (or by such Relevant Obligor to such Affiliate) involving the payment or expenditure by any party thereto or any other flow of funds in excess of USD1,000,000 (or its equivalent in other currencies).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of one currency with the Base Currency in the Hong Kong foreign exchange market at or about 11:00 a.m. on a particular day.

“Altira Assets” has the meaning given to it in paragraph (l) of the definition of Permitted Disposal in this Clause 1.1 (Definitions).

“Altira Insurance Proceeds” has the meaning given to it in Clause 10.1 (Definitions).

“Altira Loss Event” has the meaning given to it in Clause 10.1 (Definitions).

“Altira Project” means the ownership, operation and maintenance of a hotel and casino or gaming area on the Altira Site by Altira Developments Limited and the leasing, operation and management of any casino or gaming area comprised therein by the Company (including the ownership, operation and maintenance of any associated gaming equipment and utensils) in accordance with the Subconcession.

“Altira Site” means the land described in the Land Concession in relation to the Altira Project.

“Annual Basket” means, in any financial year, US$125,000,000 minus the portion (if any) of such amount in that financial year applied:

(a)	to make acquisitions in reliance on Annual Basket capacity pursuant to paragraph (a)(ii)(B) of the definition of “Permitted Acquisition”;

(b)	to make acquisitions in reliance on and pursuant to paragraph (f) of the definition of “Permitted Acquisition”;

(c)	to make disposals in reliance on Annual Basket capacity pursuant to paragraph (m)(ii)(B) of the definition of “Permitted Disposal”;

(d)	to make disposals in reliance on and pursuant to paragraph (o) of the definition of “Permitted Disposal”;

(e)	to provide guarantees in reliance on Annual Basket capacity pursuant to paragraph (i)(ii)(B) of the definition of “Permitted Guarantee”;

(f)	to provide guarantees in reliance on and pursuant to paragraph (j) of the definition of “Permitted Guarantee”;

(g)	to provide loans in reliance on Annual Basket capacity pursuant to paragraph (c)(ii)(B) of the definition of “Permitted Loan”;

(h)	to provide loans in reliance on and pursuant to paragraph (f) of the definition of “Permitted Loan”;

(i)	to enter into or invest in Joint Ventures in reliance on Annual Basket capacity pursuant to paragraph (a)(ii)(B)(2) of Clause 25.10 (Joint ventures); and

(j)	to invest in any Joint Venture in reliance on and pursuant to paragraph (a)(iii) of Clause 25.10 (Joint ventures).

“Anti-Terrorism Law” means each of:

(a)	the Executive Order;

(b)	the USA Patriot Act;

(c)	the Money Laundering Control Act of 1986, Public Law 99-570 and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency;

(d)	the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any executive order or regulation promulgated thereunder and administered by OFAC;

(e)	the U.S. Foreign Corrupt Practices Act of 1977;

(f)	the Iran Sanctions Act of 1996 and the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010; and

(g)	any other sanctions, restrictions or embargoes enacted or imposed by the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland, OFAC, HM Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or any other body notified in writing by the Agent (acting on behalf of any Lender) to the Company from time to time.

“APLMA” means the Asia Pacific Loan Market Association.

“Arrangers” means each of the Coordinating Lead Arrangers and Bookrunners.

“Assignment Agreement and Lender Accession Undertaking” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement and Lender Accession Undertaking) or any other form agreed between the relevant assignor and assignee.

“Auditors” means Deloitte Touche Tohmatsu.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to the Term Loan Facility, the period from and including the Second Amendment and Restatement Effective Date up to and including the date falling one Month after the Second Amendment and Restatement Effective Date;

(b)	in relation to the Revolving Credit Facility, the period from and including the Second Amendment and Restatement Effective Date up to and including the date falling one Month prior to the Final Repayment Date for the Revolving Credit Facility; and

(c)	in relation to an Incremental Facility, as agreed by the relevant parties pursuant to Clause 7.2(c)(i) (Availability).

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Credit Facility or any Incremental Revolving Credit Facility only, that Lender’s participation in any Revolving Credit Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment under that Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means Hong Kong dollars.

“Base Currency Amount” means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is five Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation; and

(b)	in relation to any other amount as at any date which is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on that date.

“Bond” means the US$1,000,000,000 5.00% Senior Notes due 2021 issued by Bondco on or about 7 February 2013 and any refinancing thereof, in whole or in part, by any other Financial Indebtedness, in each case, as amended, novated, supplemented, extended, restated, restructured, modified, renewed, refunded, replaced (whether upon or after termination or discharge or otherwise) or refinanced in whole or in part in accordance with the terms of this Agreement.

“Bond Documents” means the Bond and any agreements, documents, guarantees, collateral or other instruments relating thereto, as amended, novated, supplemented, extended, restated, restructured, modified, renewed, refunded, replaced (whether upon or after termination or discharge or otherwise) or refinanced in whole or in part, from time to time in accordance with the terms of this Agreement.

“Bond Guarantee” means the guarantees given by the Bond Guarantors in respect of the Bond and referred to in paragraph (g) of the definition of “Permitted Guarantee” set out in this Clause 1.1 (Definitions).

“Bond Guarantors” means, at any time, any of the following Relevant Obligors:

(a)	the Company;

(b)	Altira Hotel Limited;

(c)	Altira Developments Limited;

(d)	Melco Crown (COD) Hotels Limited;

(e)	Melco Crown (COD) Developments Limited;

(f)	Melco Crown (Cafe) Limited;

(g)	Golden Future (Management Services) Limited;

(h)	Melco Crown Hospitality and Services Limited;

(i)	Melco Crown (COD) Retail Services Limited;

(j)	Melco Crown (COD) Ventures Limited;

(k)	COD Theatre Limited;

(l)	Melco Crown COD (HR) Hotel Limited;

(m)	Melco Crown COD (CT) Hotel Limited;

(n)	Melco Crown COD (GH) Hotel Limited; and

(o)	MPEL International Limited.

and any other Relevant Obligors which, in each case, at that time, are “Subsidiary Guarantors” as defined in the Bond Documents.

“Bond Proceeds” means an amount equal to the amount of the Bondco Loan or, as the case may be, any proceeds thereof (including any such proceeds which may have been advanced to any other Relevant Obligor) (in each case, net of any upfront fee paid in respect of the Bondco Intercompany Note by MPEL Investments to Bondco).

“Bondco” means MCE Finance Limited, a company incorporated in the Cayman Islands with limited liability.

“Bondco Loan” means any loan advanced by Bondco to MPEL Investments pursuant to the Bondco Intercompany Note (the principal amount of which does not exceed the principal amount of the Bond) and any refinancing thereof, in whole or in part, by any other Financial Indebtedness, in each case, as amended, novated, supplemented, extended, restated, restructured, modified, renewed, refunded, replaced (whether upon or after termination or discharge or otherwise) or refinanced in whole or in part in accordance with the terms of this Agreement.

“Bondco Intercompany Note” means any agreements, documents or other instruments as amended, novated, supplemented, extended, restated, restructured, modified, renewed, refunded, replaced (whether upon or after termination or discharge or otherwise) or refinanced in whole or in part in accordance with the terms of this Agreement, from time to time pursuant to which Bondco may advance the Bondco Loan to MPEL Investments.

“Borrower” means the Original Borrower or an Additional Borrower.

“Borrowings” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)	the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the Macau SAR, the Hong Kong SAR, Singapore, Sydney, London and, in relation to any date for payment or purchase of a currency other than the Base Currency, the principal financial centre of the country of that currency.

“Capital Expenditure” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Capital Stock” means:

(a)	(where used in the definition of “Change of Control” set out in this Clause 1.1):

(i)	in the case of a corporation, corporate stock;

(ii)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock; and

(b)	(where used elsewhere in this Agreement or any other Finance Document) any and all shares, interest, participations or other equivalents (howsoever designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a person and any and all agreements, warrants, rights or options to acquire any of the foregoing.

“Cash Equivalent Investments” means at any time:

(a)	deposits maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of any country or by an instrumentality or agency of any of them having an equivalent credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-2 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-2 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment accessible within 30 days in money market funds which have a credit rating of either A-2 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-2 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; or

(e)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than one arising under the Transaction Security Documents).

“Change of Control” means the occurrence of any of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Bondco and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 of the United States of America) (other than a Sponsor or a Related Party of a Sponsor);

(b)	the adoption of a plan relating to the liquidation or dissolution of Bondco;

(c)	either:

(i)	the Sponsors cease collectively to beneficially own, directly or indirectly, at least 30% of the outstanding Capital Stock of the Company (including any and all agreements, warrants, rights or options to acquire any Capital Stock); or

(ii)	any person or persons acting in concert (other than the Sponsors) gain control of the board of directors of the Company or acquire a greater percentage of the outstanding Capital Stock of the Company that is owned directly or indirectly by the Sponsors,

(including any and all agreements, warrants, rights or options to acquire any Capital Stock and measured in each case, by both voting power and size of equity interests); or

(d)	the first day on which MPEL ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of Bondco.

“Charged Property” means all of the assets of the Obligors or other person which from time to time are, or are expressed to be, the subject of the Transaction Security.

“City of Dreams Project” means the ownership, operation and maintenance of a resort-hotel-casino on the City of Dreams Site by Melco Crown (COD) Developments Limited, the ownership or leasing and the operation and management of any casino or gaming area comprised therein by the Company (including the ownership, operation and maintenance of any associated gaming equipment and utensils) in accordance with the Subconcession, the design, construction, development, financing, maintenance, management and operation of the Additional Hotel (prior to any Permitted Disposal pursuant to paragraph (i) of the definition thereof as set out in this Clause 1.1 (Definitions)) and the leasing, operation and maintenance of the remainder of the City of Dreams Project by the City of Dreams Project Operating Company.

“City of Dreams Site” means the land described in the City of Dreams Land Concession.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Term Loan Facility Commitment, Revolving Credit Facility Commitment or an Incremental Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the MPEL Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Disclosure of Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Company and the Agent.

“Consolidated EBITDA” has the meaning given to such term in Clause 24.1 (Financial definitions).

“Consolidated Total Debt” has the meaning given to such term in Clause 24.1 (Financial definitions).

“Constitutional Documents” means, collectively, in relation to any person, any certificate of incorporation, memorandum and articles of association, bylaws, shareholders’ agreement, certificate of formation, limited liability company agreement, partnership agreement and any other formation or constituent documents applicable to such person.

“Core Asset” means:

(a)	the Relevant Property and the buildings constructed thereon owned by a member of the Group; and

(b)	the Material Documents,

in each case, to the extent required for any Project but excluding (i) any of the Relevant Property and buildings comprising the Additional Hotel, (ii) the Additional Hotel Site, and (iii) any asset or interest in land required solely for the Mocha Slot Business, any Excluded Project and/or (to the extent sub-paragraph (ii) is not applicable) the Additional Hotel.

“Corporate Structure Chart” means the corporate structure chart in the agreed form prepared by the Company and dated on or about the Second Amendment and Restatement Effective Date, describing the ownership structure of the Group and the Sponsor Group Shareholders, certain of the Group’s assets (including the Subconcession and the Projects) as at the Second Amendment and Restatement Effective Date and addressed to and capable of being relied upon by the Finance Parties.

“Crown” means Crown Resorts Limited (formerly known as Crown Limited), a limited liability company incorporated in the State of Victoria, Australia (with ACN: 125 709 953) with registered address: Level 3, Crown Towers, 8 Whiteman Street, Southbank VIC 3006, Australia.

“Deed of Amendment” means the deed of amendment relating to the Subordination Deed dated 22 June 2011 between, amongst others, the Company, the Relevant Obligors and the Security Agent.

“Deed of Appointment” means the deed of appointment dated on or about the date of this Agreement entered into between, amongst others, the Company, the Agent, the Security Agent, the POA Agent and the Original Lenders, as amended, novated, supplemented, extended, replaced or retained (in each case, however fundamentally) including pursuant to a Supplemental Deed dated 19 November 2007 between, amongst others, the Company, the Agent, the Security Agent, the POA Agent, the Original Lenders and the Subconcession Bank Guarantor.

“Deed of Priority” means the Deed of Appointment.

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination in accordance with the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 2 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” has the meaning given to that term in Clause 25.21 (Dividends and share redemption).

“Enforcement Notice” has the meaning given in the Deed of Appointment (and includes, for the avoidance of doubt, an Enforcement Notice under and as defined in the Subordination Deed).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity” means, at any time, the aggregate of:

(a)	the amounts paid up by each Sponsor Group Shareholder by way of subscription for shares in the Group; and

(b)	the amounts advanced to the Group and outstanding at such time by way of Sponsor Group Loans.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Excluded Project” means any gaming, entertainment, hotel or resort related business, development, project, undertaking or venture of any kind (other than any Projects and the Mocha Slot Business) and including (except as otherwise designated as a “Project” under this Agreement), without limitation:

(a)	such business, development or undertaking at the Hotel Taipa Square in Macau SAR;

(b)	such business, projects development, undertaking or venture at or comprised in the Studio City development in Macau SAR; and

and any other property development or management business or undertaking or any other business necessary for, incidental to, arising out of, supportive of or connected to any such business, development, project, undertaking or venture, in each case carried out by an Excluded Subsidiary or other person outside the Group or, in the case of any casino or gaming related business, development, project, undertaking or venture, the Company, provided that the foregoing neither involves nor permits any claim, interest, liability or right of recourse of any kind in connection therewith against, or the creation of any security interest over, any Core Asset save as permitted (or contemplated by any agreement, document, transaction or other thing permitted) by the Finance Documents and (in respect of the Company) contemplated by or arising under or in connection with any Excluded Project Agreement or Excluded Project Operation Agreement.

“Excluded Project Agreement” means any agreement (including the New Cotai Agreement and any Lease Agreement) entered into by the Company in respect of or relating to any casino or gaming related business, development, project, undertaking or venture in an Excluded Project or any assets relating to or comprised therein.

“Excluded Project Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(c)	subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Excluded Project Operation Agreement” means any agreement entered into between, among others, the Company, the Agent, the Security Agent and any counterparty to an Excluded Project Agreement or other participant in or lender to an Excluded Project with regard to the enforcement of rights against and interests in the Company and its assets.

“Excluded Project Revenues” means any Revenues paid, distributed or otherwise derived from or in connection with any Excluded Project, Excluded Project Agreement or Excluded Subsidiary or any right, title, benefit or interest in respect thereof or any realisation, Disposal or other dealing in respect of any of the foregoing (but not, for the avoidance of doubt, including any Revenues of any member of the Group under any agreement referred to in paragraph (g) of the definition of Permitted Transaction).

“Excluded Subsidiary” means any Subsidiary of the Company:

(a)	(i) which is Melco Crown (Macau Peninsula) Developments Limited or Melco Crown (Macau Peninsula) Hotel Limited or (ii) which becomes a Subsidiary of the Company after the date of this Agreement and has been designated as such by the Company by written notice to the Agent; and

(b)	whose assets and business form no part of nor are in any way necessary to ensure the full benefit of any Project to the Group.

“Executive Order” means Executive Order No. 13224 of 23 September 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Facility” means the Term Loan Facility, the Revolving Credit Facility and (as applicable and so designated in an Incremental Facility Notice) any Incremental Facility.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters referred to as a “Fee Letter” in the Mandate Documents and the agreement entitled “Fee Proposal” dated 30 May 2011 between the Agent, the Security Agent and the Company.

“Final Repayment Date” means:

(a)	in relation to the Revolving Credit Facility, the date falling 60 Months from the Second Amendment and Restatement Effective Date;

(b)	in relation to the Term Loan Facility, the date falling 72 Months from the Second Amendment and Restatement Effective Date; and

(c)	in relation to an Incremental Facility, the Incremental Facility Termination Date relating to that Incremental Facility,

and if any such date is not a Business Day, the immediately preceding Business Day.

“Finance Document” means:

(a)	this Agreement;

(b)	any Accession Letter;

(c)	any Compliance Certificate;

(d)	any Fee Letter;

(e)	any Hedging Agreement;

(f)	any Selection Notice;

(g)	the Subordination Deed;

(h)	the Deed of Amendment;

(i)	the Deed of Priority;

(j)	the Deed of Appointment;

(k)	any Transaction Security Document;

(l)	any Transfer Certificate and Lender Accession Undertaking, Assignment Agreement and Lender Accession Undertaking or Hedge Counterparty Accession Undertaking;

(m)	any Utilisation Request;

(n)	the Mandate Documents;

(o)	the Second Amendment and Restatement Agreement;

(p)	any Incremental Lender Accession Deed;

(q)	any Incremental Facility Notice;

(r)	any Incremental Facility Document; and

(s)	any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Arrangers, the Security Agent, a Lender, a Hedge Counterparty or an Incremental Facility Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Model” means the financial model in the agreed form provided to the Agent on or about the date of the Second Amendment and Restatement Agreement.

“Financial Quarter” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 24.1 (Financial definitions).

“First Amendment and Restatement Agreement” means the amendment and restatement agreement dated 22 June 2011 between, amongst others, the Agent and the Company.

“First Amendment and Restatement Effective Date” means the “Effective Date” as defined in the Amendment and Restatement Agreement.

“Fitch” means Fitch Ratings Ltd.

“Floating Charge” means each of the floating charges described at paragraphs 70-83 of Schedule 8 (Transaction Security Documents).

“Funds Flow Memorandum” means a funds flow statement in the agreed form.

“GAAP” means, in respect of MPEL, the Company and other members of the Group, generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means, as to any person, the government of the Macau SAR, any other national, state, provincial or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case having jurisdiction over such person, or any arbitrator with authority to bind such person at law.

“Grantor” means:

(a)	other than an Obligor, each person that may grant Security under any Transaction Security Document after the Second Amendment and Restatement Effective Date; and

(b)	each Subordinated Creditor.

“Group” means MPEL Nominee One Limited, MPEL Nominee Two Limited, MPEL Nominee Three Limited, MPEL Investments Limited, Melco Crown (Macau) Limited and each of their Subsidiaries for the time being (other than any Excluded Subsidiary).

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hedge Counterparty” means:

(a)	any Original Hedge Counterparty; and

(b)	any counterparty to a Hedging Agreement which has become a Party to this Agreement and a party to the Deed of Appointment in accordance with Schedule 9 (Hedging Arrangements), Clause 27.8 (Hedge Counterparties) and the provisions of the Deed of Appointment.

“Hedge Counterparty Accession Undertaking” means a deed substantially in the form set out in Part B of Schedule 9 (Hedging Arrangements) or any other form acceptable to the Agent.

“Hedge Voting Right Event” means, in relation to a Hedge Counterparty, the occurrence and continuation of each of the following events:

(a)	the serving of a notice by the Agent pursuant to paragraph (b) of Clause 26.21 (Acceleration); and

(b)	any amount due is unpaid (other than default interest) under the Hedging Agreement to which such Hedge Counterparty is party following its early termination.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by a Borrower and a Hedge Counterparty which has become a Party to this Agreement and a party to the Deed of Appointment, Schedule 9 (Hedging Arrangements), Clause 27.8 (Hedge Counterparties) and the provisions of the Deed of Appointment for the purpose of hedging interest rate liabilities and/or any exchange rate risks in relation to the Facilities in accordance with Schedule 9 (Hedging Arrangements).

“HIBOR” means, in relation to any Loan denominated in HK dollars:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for HK dollars for the Interest Period of that Loan) the Interpolated Screen Rate; or

(c)	(if no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at or about 11:00 a.m. (Hong Kong time) on the Quotation Date for the Base Currency for a period comparable to the Interest Period for that Loan, and if any such rate is less than zero, such rate shall be deemed to be zero.

“HKD”, “Hong Kong dollars” or “HK dollars” denotes the lawful currency of the Hong Kong SAR.

“HKSE” means the main board of The Stock Exchange of Hong Kong Limited.

“Holdco” means each of MPEL Nominee One Limited, MPEL Nominee Two Limited and MPEL Nominee Three Limited.

“Holding Account” means an account:

(a)	held in Macau SAR or Hong Kong SAR by a member of the Group with the Agent or Security Agent;

(b)	identified between the Company and the Agent as a Holding Account; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and the Security Agent,

as the same may be redesignated, substituted or replaced from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong SAR” means the Hong Kong Special Administrative Region.

“Hotel Management Agreement” means a hotel management agreement entered into by a Project Company or a Project Operating Company with a person for the operation and management of any hotel in connection with a Project (including Grand Hyatt of Macau in the case of the City of Dreams Project).

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 2 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Incremental Facility” means an Incremental Revolving Credit Facility and/or an Incremental Term Loan Facility.

“Incremental Facility Commitments” means the Incremental Revolving Credit Facility Commitments and/or Incremental Term Loan Facility Commitments.

“Incremental Facility Document” means each document relating to or evidencing the terms of an Incremental Facility.

“Incremental Facility Lender” has the meaning given to that term in Clause 7.2(g) (Availability).

“Incremental Facility Loan” means a loan made or to be made under an Incremental Facility or the principal amount outstanding for the time being of that loan.

“Incremental Facility Notice” has the meaning given to that term in Clause 7.2(b) (Availability).

“Incremental Facility Termination Date” means the date on which an Incremental Facility terminates.

“Incremental Lender Accession Deed” means a deed of accession substantially in the form set out in Schedule 10 (Form of Incremental Lender Accession Deed).

“Incremental Revolving Credit Facility” has the meaning given to that term in Clause 7.1(b) (Type of Facility).

“Incremental Revolving Credit Facility Commitments” has the meaning given to that term in Clause 7.2(g)(i) (Availability).

“Incremental Term Loan Facility” has the meaning given to that term in Clause 7.1 (Type of Facility).

“Incremental Term Loan Facility Commitments” has the meaning given to that term in Clause 7.2(g)(i) (Availability).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurance Proceeds Account” means the Mandatory Prepayment Account or the Holding Account into which Insurance Proceeds or, as the case may be, Excluded Insurance Proceeds are required to be paid pursuant to Clause 10.2 (Mandatory Prepayment).

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use any such assets referred to in paragraph (a) above,

of each member of the Group.

“Interest Cover” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

“Interpolated Screen Rate” means:

(a)	in relation to HIBOR, the rate which results from interpolating on a linear basis (rounded to the same number of decimal places as the two relevant Screen Rates) between:

(i)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of a Loan; and

(ii)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 11:00 a.m. (Hong Kong time) on the Quotation Date for the Base Currency; and

(b)	in relation to LIBOR, the rate which results from interpolating on a linear basis (rounded to the same number of decimal places as the two relevant Screen Rates) between:

(i)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of a Loan; and

(ii)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 11:00 a.m. (London time) on the Quotation Date for the Optional Currencies.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Land Concession” means in relation to:

(a)	the Altira Project, the land concession between the Macau SAR and Altira Developments Limited dated 20 February 2006 which forms an integral part of Dispatch number 20/2006 of the Secretary for Transport and Public Works of Macau SAR, as revised by the land concession amendment dated 10 December 2013 which forms an integral part of Dispatch 67/2013 of the Secretary for Transport and Public Works of Macau SAR; and

(b)	the City of Dreams Project, the land concession between the Macau SAR and Melco Crown (COD) Developments Limited dated 11 August 2008 of the Secretary for Transport and Public Works of Macau SAR which forms an integral part of Dispatch number 25/2008 of the Secretary for Transport and Public Works of Macau SAR as revised by a land concession amendment dated 2 September 2010 which forms an integral part of Dispatch 45/2010 of the Secretary for Transport and Public Works of Macau SAR, and by the land concession amendment dated 17 January 2014 which forms an integral part of Dispatch 5/2014 of the Secretary for Transport and Public Works of Macau SAR.

“Land Concession Direct Agreement” means the agreement relating to security dated 5 September 2007 between the Macau SAR the Company, Altira Developments Limited, Melco Crown (COD) Developments Limited and the Security Agent.

“Lease Agreement” means an agreement between the Company and the developer, owner or operator (as the case may be) of an Excluded Project or any part thereof in connection with the leasing (including by way of Occupational Lease), operation and management of a casino or gaming area by the Company in such Excluded Project.

“Legal Opinion” means any legal opinion delivered to the Agent under clause 4 (Amendment) of the Second Amendment and Restatement Agreement or Clause 28 (Changes to the Obligors).

“Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under statutes of limitation;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; or

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means a Term Loan Facility Lender or a Revolving Credit Facility Lender.

“Leverage” has the meaning given to that term in Clause 24.1 (Financial definitions).

“LIBOR “ means, in relation to any Loan denominated in US dollars or Yen:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for US dollars or (as the case may be) Yen for the Interest Period of that Loan) the Interpolated Screen Rate; or

(c)	(if no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to borrow funds in US dollars or (as the case may be) Yen in the Relevant Interbank Market and for the relevant period were the Reference Banks to do so by asking for and then accepting interbank offers for deposits in reasonably market size in US dollars or (as the case may be) Yen and for the that period, at or about 11:00 a.m. (London time) on the Quotation Date for Optional Currencies, and if any such rate is less than zero, such rate shall be deemed to be zero.

“Liquidated Damages” means any liquidated damages paid by any party (other than an Obligor) pursuant to any obligation, default or breach under the Material Documents (other than any Termination Proceeds), in each case net of any Taxes, costs and expenses incurred by any Obligor or its agents pursuant to transactions on arm’s length terms (or such better terms for such Obligor) in connection with the collection, adjustment or settlement thereof.

“Loan” means a Term Loan Facility Loan or a Revolving Credit Facility Loan.

“Macau Gaming Laws” means Law No. 16/2001 and Administrative Regulation No. 26/2001, as amended from time to time, and other laws promulgated by any Governmental Authority of the Macau SAR and applying to gaming operations in the Macau SAR.

“Macau SAR” means the Macau Special Administrative Region.

“Maintenance Capital Expenditure” means payment by the Relevant Obligors for expenditure on maintenance or refurbishment of equipment, machinery, fixed assets and real property, which under the usual accounting policies of the Company would be regarded as maintenance capital expenditure, excluding expenditure on Permitted Acquisitions (other than any such expenditure on the refurbishment of any asset that is acquired as part of a Permitted Acquisition).

“Majority Lenders” means a Lender or Lenders (and, after the occurrence and continuation of a Hedging Voting Right Event in relation to any Hedge Counterparty, that Hedge Counterparty) who hold in aggregate more than 50 per cent. of the Voting Entitlements of all such Finance Parties.

“Managing Director” means Mr. Lawrence Yau Lung Ho.

“Mandate Documents” means each of the letters dated 15 May 2015 between the Coordinating Lead Arrangers and Bookrunners and the Company.

“Mandatory Prepayment Account” means the account so designated as the Mandatory Prepayment Account between the Company and the Agent.

“Margin” means:

(a)	in relation to any Incremental Facility Loan, as agreed by the Company and the relevant Incremental Facility Lenders thereunder; and

(b)	in relation to the Term Loan Facility or the Revolving Credit Facility or Unpaid Sum, 2.50 per cent. per annum but if (i) no Event of Default has occurred and is continuing and (ii) Leverage, in respect of the most recently completed Relevant Period (or, as the case may be, as at the Second Amendment and Restatement Effective Date), is within a range set out below, then the Margin will be the percentage per annum set out below opposite that range:

Leverage	Margin
Equal to or greater than 3.0:1	2.50%

Less than 3.0:1 but equal to or greater than 2.5:1	2.25%

Less than 2.5:1 but equal to or greater than 2.0:1	2.00%

Less than 2.0:1 but equal to or greater than 1.5:1	1.75%

Less than 1.5:1 but equal to or greater than 1.0:1	1.50%

Less than 1.0:1	1.25%

and provided that:

(i)	as at the Second Amendment and Restatement Effective Date and the period from the Second Amendment and Restatement Effective Date until the date occuring six Months after the Second Amendment and Restatement Effective Date (such period, the “Initial Margin Period”), the Margin will be 1.75 per cent. (1.75%) and, thereafter, determined by reference to the latest Compliance Certificate delivered to the Agent;

(ii)	after the last day of the Initial Margin Period, any increase or decrease in the Margin shall take effect on the date (the “reset date”) which is the first day of the next Interest Period for that Loan following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 23.5 (Provision and contents of Compliance Certificate);

(iii)	if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 12.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Leverage calculated using the figures in the Compliance Certificate;

(iv)	while an Event of Default is continuing, the Margin shall be 2.50 per cent. per annum; and

(v)	for the purpose of determining the Margin, Leverage and Relevant Period shall be determined in accordance with Clause 24 (Financial covenants).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(c)	subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents, without taking account (for the purposes of paragraphs (a) and (b) above) of any contribution, loss or other effect of any kind (including any previous contribution, loss or effect) in any way comprised in, related to or derived from any Excluded Project Agreement, Excluded Project, Excluded Project Revenues or Excluded Subsidiary or any interest therein and which, in each case, is unrelated to any of the Projects.

“Material Default” means:

(a)	an Event of Default; or

(b)	any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination in accordance with the Finance Documents or any combination of any of the foregoing) be an Event of Default, other than:

(i)	any Default (other than an Event of Default) arising under Clause 26.3 (Other obligations) insofar as it relates to a breach of Clause 25.5 (Taxation), Clause 25.15 (Subconcession and Land Concessions), Clause 25.24 (Share Capital), Clause 25.25 (Insurance), Clause 25.26 (Access), Clause 25.28 (Intellectual Property), Clause 25.31 (Hedging and Treasury Transactions), Clause 25.32 (Further assurance) and Clause 25.38 (Account Segregation); and

(ii)	any Default (other than an Event of Default) arising under Clause 26.4 (Misrepresentation) insofar as it relates to a breach of Clause 22.11 (No filing or stamp taxes), Clause 22.12 (Deduction of Tax), Clause 22.14 (Taxation), Clause 22.15 (No misleading information), Clause 22.16 (Financial Statements), Clause 22.20 (Environmental laws), Clause 22.24 (Good title to assets), Clause 22.29 (Insurance) and Clause 22.33 (Labour Disputes).

“Material Documents” means the Subconcession and each Land Concession.

“Melco” means Melco International Development Limited, a limited liability company incorporated in Hong Kong (with registered number 000099) with registered address: 38th floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

“Mocha Slot Business” means the Mocha Slot electronic gaming machine lounge business carried on by the Company or any other member of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Moody’s” means Moody’s Investors Service, Inc..

“MPEL” means Melco Crown Entertainment Limited, a limited liability company incorporated in the Cayman Islands (with registered number 143119) with registered address: Walker House, 87 Mary Street, George Town, Grand Cayman, KYI-9005, Cayman Islands.

“MPEL Group” means MPEL and each of its Subsidiaries.

“MPEL Investments” means MPEL Investments Limited, a limited liability company incorporated in the Cayman Islands (with registered number 168835) with registered address: Walker House, 87 Mary Street, George Town, Grand Cayman, KYI-9005, Cayman Islands.

“New Cotai Agreement” means the services and the rights to use agreement dated 11 May 2007 between, amongst others, the Company and New Cotai Entertainment (Macau) Limited.

“Notional Amount” means the “Notional Amounts” as defined in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

“Obligor” means a Borrower, a Guarantor or the Managing Director.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“Occupational Lease” means any lease, sub-lease, licence, tenancy or right to occupy or use (or any agreement for the grant of any of the foregoing) to which a Relevant Obligor’s interest in a Property may be subject from time to time or which may be granted to a Relevant Obligor.

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury.

“Onshore Security Documents” means any Transaction Security Document governed by or expressed to be governed by Macau SAR law.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements for the financial year ended 31 December 2014 of MPEL.

“Original Obligor” means the Original Borrower, an Original Guarantor or the Managing Director.

“Party” means a party to this Agreement.

“Parent” means MPEL Nominee One Limited.

“Patacas” or “MOP” denotes the lawful currency of the Macau SAR.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stamping and notifications of the Transaction Security Documents or the Transaction Security created thereunder.

“Permits” means all approvals, licences, consents, permits, Authorisations, registrations and filings, necessary in connection with the execution, delivery, completion, implementation, perfection or performance, admission into evidence or enforcement of the Transaction Documents on the terms thereof and all material approvals, licences, consents, permits, Authorisations, registrations and filings required for the design, development, construction, ownership, maintenance, operation or management of the Projects and business of the Group as contemplated under the Transaction Documents.

“Permitted Acquisition “ means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by:

(i)	another member of the Group;

(ii)	a member of the MPEL Group which is not a member of the Group, provided that:

(A)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such acquisition, if determined on a pro forma basis after giving effect to such acquisition would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants) and no Material Default has occurred which is continuing or would result therefrom; or

(B)	where:

(1)	such acquisition is made on arm’s length terms (or better, for the relevant member of the Group);

(2)	the consideration payable for such acquisition does not exceed the Annual Basket; and

(3)	no Material Default has occurred which is continuing or would result from such acquisition;

(iii)	a person who is not a member of the Group or the MPEL Group, provided that:

(A)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such acquisition, if determined on a pro forma basis after giving effect to such acquisition would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants);

(B)	such acquisition is made on arm’s length terms (or better, for the relevant member of the Group); and

(C)	no Default has occurred which is continuing or would result therefrom;

(b)	an acquisition of shares pursuant to a Permitted Share Issue;

(c)	an acquisition of fully paid shares in an Excluded Subsidiary subscribed for using the proceeds of Equity or any other amounts which would otherwise be available for distribution as a Permitted Distribution (other than solely pursuant to paragraph (a) of the definition thereof) or may otherwise be used for this purpose and which, in each case, are not required for any other purposes under the Finance Documents;

(d)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable or are acquired using the proceeds of Equity or any other amounts which would otherwise be available for distribution as a Permitted Distribution (other than solely pursuant to paragraph (a) of the definition thereof) or may otherwise be used for this purpose and which, in each case, is not required for any other purposes under the Finance Documents; and

(e)	the incorporation of a company with limited liability which on incorporation becomes:

(i)	an Excluded Subsidiary; or

(ii)	a member of the Group, but only if that company is or becomes an Additional Obligor and the shares in, and assets of, which become subject to Security in form, scope and substance similar to the Security granted by the Relevant Obligors under the Transaction Security and satisfactory to the Agent within 30 days of incorporation; and

(f)	an acquisition for cash consideration, of (A) all of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:

(i)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii)	the acquired company, business or undertaking is incorporated or established, and carries on its principal business in, the Macau SAR and is engaged in a business substantially the same as that carried on by the Group; and

(iii)	the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition) does not in any Financial Year of the Company exceed in aggregate USD10,000,000 (or its equivalent in other currencies).

“Permitted Disposal” means any Disposal:

(a)	comprised in the grant of any lease, licence or right to occupy or use or equivalent interest made by any member of the Group in the ordinary course of business of the disposing entity with respect to any part of any Real Property or any enterprise of the disposing entity including, without limitation, in respect of restaurants, retail and entertainment outlets, hotel rooms or other facilities;

(b)	of trading stock, inventory or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(c)	of obsolete, spare or redundant vehicles, plant, tools, equipment, fittings, furnishings, utensils or other assets used in the ordinary course of business for cash or in exchange for replacement assets comparable or superior as to type, value or quality subject, in the case of exchange or replacement, to equivalent security to that being given over such assets being provided over such exchanged or replaced assets;

(d)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments subject to equivalent security to that being given over such assets (if any) being provided in the case of exchange for Cash Equivalent Investment;

(e)	of cash or non-cash prizes and other complimentary items by any member of the Group in the ordinary course of business for customers or patrons customary in the business of the MPEL Group;

(f)	of the registered strata title to any casino by the relevant Project Company to the Company in accordance with or, as the case may be, after an amendment is made to and in accordance with, the relevant Land Concession to permit the registration of strata title and any such Disposal and subject to complying with the Subconcession and all other Legal Requirements, and the granting of Security in favour of, and in form and substance reasonably satisfactory to, the Security Agent, in respect thereof;

(g)	arising as a result of any Permitted Loan, Permitted Security, Permitted Payment or Permitted Distribution;

(h)	of any Excluded Project Revenues or any right (contractual or otherwise), title, assets, benefit or interest comprised in, relating to or derived from any Excluded Project, Excluded Project Agreement, Excluded Project Revenues or Excluded Subsidiary (provided that any such right, title, asset, benefit or interest was acquired, where acquired using Obligors’ Revenues, using only monies not required to be applied for other purposes under the Finance Documents), which (in each case) are permitted to be dealt with in such manner under (and are not required for any other purpose contemplated by) any Excluded Project Agreement and which do not form part of, and (other than in the case of Excluded Project Revenues) which are not necessary to ensure the full benefit to the Group of any Project provided further that, save as contemplated by any Excluded Project Agreement, any claim, interest, liability or right of recourse of any kind of any counterparty in connection with such Disposal against or in that member of the Group or any of its assets (including, without limitation, the Projects) is limited to an aggregate amount equal to all Excluded Project Revenues derived in respect of that Excluded Project, including any Disposal proceeds, (less any amounts thereof applied in accordance with the relevant Excluded Project Agreement) and any other assets of that member of the Group comprised in, relating to or derived from that Excluded Project (and which do not form part of, and (other than in the case of Excluded Project Revenues) which are not necessary to ensure the full benefit to the Group of any Project);

(i)	of:

(i)	either:

(A)	such portion of the City of Dreams Site that shall comprise the Additional Hotel Site, or

(B)	such portion of the Real Property of the City of Dreams Project Company required for construction, development or operation of the Additional Hotel (including such relevant portion of the podium as is comprised in the Additional Hotel); and

(ii)	any construction or development in relation to, or buildings constituting, the Additional Hotel (including the Additional Hotel itself) together with any assets comprised in, relating to or derived from the Additional Hotel (such assets not being necessary to ensure the full benefit to the Group of and not being in any way comprised in the remainder of the Projects), provided that neither any such Disposal nor any subsequent construction and development of the Additional Hotel (to the extent required to complete the Additional Hotel) shall in any material way adversely affect either the remainder of the City of Dreams Project or any interest of the Finance Parties therein or breach any applicable Legal Requirements;

(j)	(subject to the terms of the Finance Documents and provided that no Event of Default or Default is continuing or is likely to occur as a result of such waiver, variation, discharge, release or termination) comprised in the waiver, variation, discharge, release or termination of any contract or other document which (save to the extent it relates to an Excluded Project) is made in the ordinary course of business;

(k)	(subject to the terms of the Finance Documents and provided that no Event of Default or Default is continuing or is likely to occur as a result of such entry into or grant of such licence or similar arrangement) comprised in any licence or similar arrangement for the use of Intellectual Property or software and associated systems used or developed by any member of the Group in the ordinary course of business;

(l)	of any asset (other than (i) Cash or Cash Equivalent Investments, (ii) assets transferred to the Altira Project following the occurrence of an Altira Loss Event (save for any assets which have become comprised in the Altira Project as a result of the occurrence of the Altira Loss Event (as defined in Clause 10.1 (Definitions)), or (iii) Intellectual Property required in relation to the City of Dreams Project) comprised in the Altira Project (which, in each case, is not necessary to ensure the full benefit to the Relevant Obligors of, nor is in any way part of, the City of Dreams Project) (the “Altira Assets”) and of all the shares in the Altira Project Operating Company and/or the Altira Project Company (provided that, in each case, its only assets are Altira Assets) following the occurrence of an Altira Loss Event and the making of the mandatory prepayment in respect thereof contemplated by Clause 10 (Mandatory Prepayment) provided that such Disposal neither involves nor permits any claim, interest, liability, right of recourse of any kind in connection therewith against or in any member of the Group or its assets, including the City of Dreams Project, other than to the extent of any Disposal proceeds therefrom and further provided that no Event of Default or Default is continuing or is likely to occur as a result of such Disposal;

(m)	a disposal of any asset which is not a Core Asset by a member of the Group to:

(i)	another member of the Group;

(ii)	a member of the MPEL Group which is not a member of the Group, provided that:

(A)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to disposal, if determined on a pro forma basis after giving effect to such disposal would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants) and no Material Default has occurred which is continuing or would result therefrom; or

(B)	where:

(1)	such disposal is entered into on arm’s length terms (or better, for the relevant member of the Group);

(2)	the value of such disposal does not exceed the Annual Basket; and

(3)	no Material Default has occurred which is continuing or would result from such Disposal;

(iii)	a person who is not a member of the Group or the MPEL Group, provided that:

(A)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such disposal, if determined on a pro forma basis after giving effect to the disposal would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants);

(B)	such disposal is made on arm’s length terms (or better, for the relevant member of the Group); and

(C)	no Default has occurred which is continuing or would result therefrom; and

(n)	of any Core Asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(o)	in addition to other Disposals permitted above, of assets at fair market value for valuable cash consideration not in excess of USD15,000,000 (or its equivalent in any other currency or currencies) in the aggregate in any Financial Year; and

(p)	not falling within any of the above paragraphs but made with the prior written consent of the Agent such consent not to be unreasonably withheld or delayed,

provided that, for the avoidance of doubt, no Disposal of a Core Asset (other than pursuant to paragraphs (l), (n) or (p) above shall be a Permitted Disposal.

“Permitted Distribution” means:

(a)	the making of a Distribution to the Company or any member of the Group; and

(b)	the payment of a Distribution by the Parent or the payment by any member of the Group of any management, advisory or other fee to or for the order of any Sponsor Group Shareholder or any Affiliate thereof which is not a member of the Group provided that:

(i)	no Default has occurred which is continuing; and

(ii)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such payment, if determined on a pro forma basis after giving effect to such payment would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants); and

(c)	the payment of a dividend by the Parent or the payment by any member of the Group of any management, advisory or other fee to or for the order of any Sponsor Group Shareholder or any Affiliate thereof which is not a member of the Group provided that such payment is made or derived from Excluded Project Revenues or proceeds of the disposal of any right, title, asset, benefit or interest comprised in, relating to or derived from the Excluded Project Revenues, Excluded Projects, Excluded Project Agreements or Excluded Subsidiaries (to the extent permitted pursuant to the Finance Documents) which do not form part of, and (other than in the case of Excluded Project Revenues) which are not necessary to ensure the full benefit to the Group of the Projects and which may be applied for such purpose under (and are not required for any other purpose contemplated by) any Excluded Project Agreement, (if requested by the Agent) as certified by the Company to the Agent.

Where amounts which are available to make a Permitted Distribution have been used for other purposes permitted under this Agreement (including making Permitted Loans) the amount of such Permitted Distributions that may be made using such amounts shall be reduced pro tanto.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)	arising under the Subconcession Bank Guarantee Facility Agreement or any Sponsor Group Loan or Subordinated Debt, subject always to the terms of this Agreement, the Deed of Priority and the Subordination Deed;

(c)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 25.31 (Hedging and Treasury Transactions);

(d)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed USD10,000,000 (or its equivalent in other currencies) at any time;

(e)	incurred to a bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets provided that:

(i)	if the provider of such Financial Indebtedness proposes to share in the benefit of any of the Transaction Security or any other Security over the Charged Property, the Relevant Obligors and the provider of such Financial Indebtedness have (prior to the incurrence of that Financial Indebtedness) entered into an intercreditor agreement (in form and substance satisfactory to the Majority Lenders (acting reasonably)) with the Agent and the Relevant Obligors and the provider of such Financial Indebtedness have provided to the Agent any other documentation and other evidence required by the Agent (acting reasonably) in connection therewith (in form and substance satisfactory to the Agent); and

(ii)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to the incurrence of such Financial Indebtedness, if determined on a pro forma basis after giving effect to the creation, assumption, incurrence or sufferance to exist of such Financial Indebtedness (when taken together with all such other Financial Indebtedness of the Relevant Obligors permitted pursuant to this paragraph (e) would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants);

(f)	arising under current trade receivables and payables between members of the Group and members of the MPEL Group or Sponsor Group Shareholders arising in the ordinary course of business; and

(g)	not permitted by the preceding sub-paragraphs or as a Permitted Transaction and the outstanding amount of which does not exceed USD100,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time.

“Permitted Guarantee” means:

(a)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(b)	any guarantee permitted under Clause 25.23 (Financial Indebtedness);

(c)	any guarantee reimbursement obligations under the Subconcession Bank Guarantee Facility in an aggregate amount not exceeding MOP550,000,000;

(d)	any guarantees for the arrangement of cash or deposit collateral for any Land Concession;

(e)	the endorsement of negotiable instruments in the ordinary course of trade;

(f)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (d) of the definition of Permitted Security;

(g)	any guarantee given by any Bond Guarantor in respect of the Bond;

(h)	any guarantee or other payment undertaking given by a member of the Group in connection with any obligations of a participant in or direct or indirect owner of an Excluded Project (or any financing thereof) where such guarantee or other payment undertaking is collateral to any Security permitted pursuant to paragraph (q) of the definition of Permitted Security set out in this Clause 1.1 (Definitions) and provided that any recourse under such guarantee or other payment undertaking is limited to the value of such Security; and

(i)	a guarantee given by a member of the Group for Financial Indebtedness incurred by:

(i)	another member of the Group;

(ii)	a member of the MPEL Group which is not a member of the Group, provided that:

(A)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such guarantee, if determined on a pro forma basis after giving effect to such guarantee would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants) and no Material Default has occurred which is continuing or would result therefrom; or

(B)	where:

(1)	such guarantee is given on arm’s length terms (or better, for the relevant member of the Group);

(2)	the value of such guarantee does not exceed the Annual Basket; and

(3)	no Material Default has occurred which is continuing or would result therefrom;

(iii)	a person who is not a member of the Group or the MPEL Group, provided that:

(A)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such guarantee, if determined on a pro forma basis after giving effect to such guarantee would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants);

(B)	such guarantee is given on arm’s length terms (or better, for the relevant member of the Group); and

(C)	no Default has occurred which is continuing or would result therefrom;

(j)	any guarantee not permitted by any of the preceding sub-paragraphs and the outstanding principal amount of which does not exceed USD20,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time.

“Permitted Investments” means:

(a)	securities issued, or directly and fully guaranteed or insured, by the United States government or any agency or instrumentality of the United States government (as long as the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than nine months from the date of acquisition;

(b)	securities issued, or directly and fully guaranteed or insured, by the government of the Hong Kong SAR or any agency or instrumentality of the government of the Hong Kong SAR (as long as the full faith and credit of the Hong Kong SAR is pledged in support of those securities) having maturities of not more than nine months from the date of acquisition;

(c)	interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by Acceptable Banks or, if not issued by Acceptable Banks, secured at all times, in the manner and to the extent provided by law, by collateral security in paragraph (a) or (b) above, of a market value of no less than the amount of monies so invested;

(d)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in paragraphs (a), (b) and (c) above entered into with any financial institution meeting the qualifications specified in paragraph (c) above;

(e)	commercial paper having a rating of A-2 or P-2 from S&P or Moody’s respectively and in each case maturing within nine months after the date of acquisition;

(f)	any investment in money market funds which (i) have a credit rating of either A-2 or higher by Standard & Poor’s Rating Services or F2 or higher by Fitch Ratings Ltd or P-2 or higher by Moody’s Investor Services Limited, (ii) invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above and (iii) can be turned into cash on not more than 30 days’ notice; and

(g)	any other debt security approved by the Majority Lenders.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers (including patrons of any casino or gaming business comprised in a Project or an Excluded Project) on normal commercial terms, in the ordinary course of its trading activities and provided always that such extensions of credit (i) comply with all applicable Legal Requirements (including any such Legal Requirements concerning money lending in any jurisdiction in which an Account is situate) and (ii) do not involve the payment of Cash to any such customer by such member of the Group;

(b)	any loan made to an Obligor for the purposes of enabling an Obligor to meet its payment obligations under the Finance Documents;

(c)	a loan made by a member of the Group to:

(i)	another member of the Group;

(ii)	a member of the MPEL Group which is not a member of the Group, provided that:

(A)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such loan, if determined on a pro forma basis after giving effect to such loan would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants) and no Material Default has occurred which is continuing or would result therefrom; or

(B)	where:

(1)	such loan is made on arm’s length terms (or better, for the relevant member of the Group);

(2)	the value of such loan does not exceed the Annual Basket; and

(3)	no Material Default has occurred which is continuing or would result therefrom;

(iii)	a person who is not a member of the Group or the MPEL Group, provided that:

(A)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to making such loan, if determined on a pro forma basis after giving effect to such loan would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants);

(B)	such loan is made on arm’s length terms (or better, for the relevant member of the Group); and

(C)	no Default has occurred which is continuing or would result therefrom;

(d)	any loan made by an Obligor to an Excluded Subsidiary, any other participant in, or direct or indirect owner of, an Excluded Project or a Joint Venture relating to an Excluded Project using the proceeds of Equity or any amount that is available for the making of a Permitted Distribution under paragraph (b) of such definition (all requirements to such Permitted Distribution (as set out in such definition) being made being satisfied) (provided that any such loan made using the proceeds of Equity may only be made if:

(A)	such proceeds of Equity are not required for any other purpose under this Agreement or any other Finance Document or in connection with any of the Projects; and

(B)	no Event of Default or Default is continuing or is likely to occur as a result of making any such loan),

or any other amounts deriving from Excluded Project Revenues, Excluded Projects, Excluded Project Agreements or Excluded Subsidiaries or proceeds of the disposal of any right, title, asset, benefit or interest comprised in, relating to or derived from Excluded Project Revenues, Excluded Projects, Excluded Project Agreements or Excluded Subsidiaries (to the extent permitted pursuant to the Finance Documents) which, in each case, are permitted to be so applied in such manner under (and are not required for any other purpose contemplated by) any Excluded Project Agreement; or

(e)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed USD10,000,000 (or its equivalent in other currencies) at any time; or

(f)	any loan not permitted by any of the preceding paragraphs so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed USD25,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time.

“Permitted Payment” means:

(a)	a scheduled payment of fees, commission or interest under the Subconcession Bank Guarantee Facility Agreement provided that such payment shall not exceed MOP10,000,000 per annum;

(b)

(i)	a scheduled interest payment under any Sponsor Group Loan or any payment of any amounts payable under or in respect of the Bondco Intercompany Note provided that:

(A)	no Default has occurred which is continuing; and

(B)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such payment, if determined on a pro forma basis after giving effect to such payment would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants); and

(ii)	any payment or prepayment in respect of a Sponsor Group Loan or any payment of any amounts payable under or in respect of the Bondco Intercompany Note provided that such payment is made or derived from Excluded Project Revenues which are permitted to be applied for such purpose (and are not required for any other purpose contemplated) by any Excluded Project Agreement (and which do not form part of any Project), amounts available for application towards payment of a Permitted Distribution (including any amounts referred to in paragraph (d) of the definition thereof) which may otherwise be used for this purpose and Equity, and provided further that in respect of a payment or prepayment made using Equity:

(A)	such payment or prepayment may only be made within 30 days of the delivery of a Compliance Certificate showing that the provisions of Clause 24 (Financial Covenants) are being (and, following such payment, would continue to be) complied with;

(B)	such Equity is not required for any other purpose under this Agreement or any other Finance Document or in connection with any of the Projects; and

(C)	no Event of Default or Default is continuing or is likely to occur as a result of making any such payment or prepayment;

(iii)	a payment of fees, costs and other expenses associated with the Facilities provided that such payment is made as further described in the Funds Flow Memorandum; and

(c)	a repayment of Sponsor Group Loans in an aggregate amount not exceeding USD304,616,000 (or its equivalent in other currencies) provided that such Sponsor Group Loans were made and used for the purposes referred to in paragraph (c) of the definition of “Permitted Payment” set out in clause 1.1 (Definitions) of the Senior Facilities Agreement (as such term is defined in the Second Amendment and Restatement Agreement) and further provided that such repayment is funded from amounts available for the making of a Permitted Distribution pursuant to paragraph (b) of the definition of Permitted Distribution set out in Clause 1.1 (Definitions) of this Agreement.

Where amounts which are available to make a Permitted Payment have been used for other purposes permitted under this Agreement the amount of such Permitted Payments that may be made using such amounts shall be reduced pro tanto.

“Permitted Security” means:

(a)	any Security which is to be irrevocably discharged or released in full by an Obligor on the date of first Utilisation under this Agreement;

(b)	any Transaction Security or Security permitted under the Finance Documents;

(c)	any lien arising or subsisting by operation of law and in the ordinary course of day-to-day business and not as a result of any default or omission by any member of the Group;

(d)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as:

(i)	such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of persons which are not Obligors; and

(ii)	such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of persons which are not Obligors;

(e)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group provided that the aggregate value of all assets subject to any such Security shall not exceed USD10,000,000 (or its equivalent in other currencies);

(f)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(g)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (d) of the definition of “Permitted Financial Indebtedness”;

(h)	any Security created in favour of a plaintiff or defendant in any proceedings as security for costs or expenses;

(i)	any Security securing unpaid Taxes and arising by law but only if such unpaid taxes are contested in good faith by appropriate measures and sufficient reserves in cash or other liquid assets are available to pay the amount of those unpaid Taxes;

(j)	any Security over goods, documents of title to goods and related documents and insurances and their proceeds to secure liabilities of any member of the Group in respect of a letter of credit, trust receipts, import loans or shipping guarantees issued or granted for all or part of the purchase price and costs of shipment, insurance and storage of goods acquired by a member of the Group in the ordinary course of trading;

(k)	easements, rights-of-way, restrictions, encroachments, and other similar Security or Quasi-Security and other minor defects and irregularities in title, incurred in the ordinary course of business;

(l)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Security arising in the ordinary course of day-to-day business for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate measures;

(m)	Security in favour of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of trading;

(n)	any Security or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation of all applicable laws provided that such Security is contested in good faith by appropriate measures and sufficient reserves in cash or other liquid assets are available to discharge such Security;

(o)	any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Relevant Property and any Relevant Property Easements;

(p)	any Security of cash collateral required in respect of Permitted Guarantees for Subconcession and Land Concession;

(q)	any Security over any assets (provided that, any such right, title, asset, benefit or interest was acquired, where acquired using Obligors’ Revenues, using only monies not required to be applied for other purposes under the Finance Documents) or revenues, to the extent that they (in each case) are comprised in, relate to or derive from any Excluded Project Agreement, Excluded Project, Excluded Project Revenues or Excluded Subsidiary or any right, title, asset, benefit or interest in respect thereof or comprised therein and, in each case, such assets form no part of, nor are (other than in the case of Excluded Project Revenues) in any way necessary to ensure the full benefit to the Group of, any Project and are (in each case) permitted to be dealt with in such manner under (and are not required for any other purpose contemplated by) any Excluded Project Agreement;

(r)	any sharing of the Transaction Security or the granting, creating or sharing in any other Security over the Charged Property where that granting, creating or sharing is required for the purposes of incurring the Financial Indebtedness referred to in paragraph (d)(i) of the definition of “Permitted Financial Indebtedness” set out in this Clause 1.1 (Definitions); and

(s)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under the preceding paragraphs) does not exceed USD100,000,000 (or its equivalent in other currencies);

“Permitted Share Issue” means an issue of shares by a member of the Group to another member of the Group where (if the existing shares of the Subsidiary are the subject of Transaction Security) the newly-issued shares also become subject to Transaction Security on the same terms and the relevant member of the Group to which the shares are issued if not already a Relevant Obligor becomes a Relevant Obligor (except that up to a maximum of 10% of the shareholding of the Company from time to time may be issued to the Managing Director where such new-issued shares are also subject to the Transaction Security on the same terms as the existing shares in the Company issued to the Managing Director).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms (or better, for the relevant member of the Group);

(c)	any payments for goods and services under a Service Agreement or Affiliate Agreement provided that any such payment is in an amount not exceeding the actual, arm’s length cost (or better, for the relevant member of the Group) of such goods and services paid by the supplier plus a margin of not more than five per cent or (where any applicable Legal Requirement stipulates that a margin higher than five per cent must be charged pursuant to such Service Agreement or Affiliate Agreement in such circumstances (such margin being the “Specified Margin”)) the lesser of the Specified Margin and ten per cent;

(d)	any Permitted Share Issue;

(e)	any Bond Guarantee;

(f)	any loan or other payment made pursuant to or in connection with the Bondco Intercompany Note; or

(g)	the entry by any member of the Group into, and the performance of its obligations under, any agreement which relates to the supply of goods or services to an Excluded Project with any Excluded Subsidiary or other person outside the Group where such agreement is entered into and performed in the ordinary course of trading of that member of the Group and on arm’s length terms (or better, for the relevant member of the Group).

“Pledge of Enterprise” means each of the pledge of enterprises described at paragraphs 35-48 of Schedule 8 (Transaction Security Documents).

“Pledge over Gaming Equipment and Utensils” means the pledge over gaming equipment and utensils dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco PBL Gaming (Macau) Limited) as pledgor and the Security Agent, as described at paragraph 117 of Schedule 8 (Transaction Security Documents).

“POA Agent” has the meaning given in the Deed of Priority.

“Project” means:

(a)	the City of Dreams Project;

(b)	the Altira Project; or

(c)	any gaming, hotel or resort related business, development, project, undertaking or venture designated as a “Project” by the Company and agreed to by the Agent (acting on the instructions of the Majority Lenders).

“Project Company” means:

(a)	in the case of the City of Dreams Project, Melco Crown (COD) Developments Limited or such other Relevant Obligor that owns the Real Property comprising the City of Dreams Project (the “City of Dreams Project Company”);

(b)	in the case of the Altira Project, Altira Developments Limited or such other Relevant Obligor that owns the Real Property comprising the Altira Project (the “Altira Project Company”); or

(c)	in the case of any other Project, such person or Relevant Obligor that owns the Real Property comprising that Project.

“Project Operating Company” means:

(a)	in the case of the City of Dreams Project, Melco Crown (COD) Hotels Limited or such other Relevant Obligor that operates the City of Dreams Project (the “City of Dreams Project Operating Company”);

(b)	in the case of the Altira Project, Altira Hotel Limited or such other Relevant Obligor that operates the Altira Project (the “Altira Project Operating Company”); or

(c)	in the case of any other Project, such person or Relevant Obligor that operates that Project.

“Projections” means the projections for 2015 delivered by the Company to the Agent prior to the Second Amendment and Restatement Effective Date.

“Properties” means the land described in the Land Concessions, and any other Real Property acquired by a Relevant Obligor after the date of this Agreement. A reference to a “Property” is a reference to any of the Properties.

“Quarter Date” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Quarterly Financial Statements” has the meaning given to that term in Clause 23.3 (Definitions).

“Quasi-Security” has the meaning given to that term in Clause 25.16 (Negative pledge).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined:

(a)	for the Base Currency, the first day of that period; and

(b)	for any Optional Currency, two Business Days prior to the first day of that period.

“Real Property” means:

(a)	any freehold, leasehold or immovable property, including the land described in the Land Concessions and the Occupational Leases relating to the Mocha Slot Business, and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Receiver” means a receiver, receiver and manager, administrative receiver or analogous person in any Relevant Jurisdiction of the whole or any part of the Charged Property.

“Reference Banks” means:

(a)	in relation to HIBOR, such banks as may be appointed by the Agent in consultation with the Company from time to time; and

(b)	in relation to LIBOR, such banks as may be appointed by the Agent in consultation with the Company from time to time.

“Related Fund”, in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or adviser or an Affiliate thereof as the first fund.

“Related Party” means:

(a)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Sponsor; or

(b)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or persons beneficially holding an 80% or more controlling interest of which consist of any one or more Sponsors and/or such other persons referred to in the immediately preceding paragraph (a).

“Relevant Interbank Market” means, in relation to HK dollars, the Hong Kong interbank market and in relation to US dollars or Yen, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Obligors” means the Obligors other than the Managing Director.

“Relevant Period” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Relevant Property” means the City of Dreams Site or the Altira Site and, in respect of a “Project” designated under this Agreement, any other property which is designated as a “Relevant Property” by the Company and agreed to by the Agent (acting on instructions of the Majority Lenders).

“Relevant Property Easement” means in relation to any Relevant Property, the easements appurtenant, easements in gross, licence agreements and other rights running for the benefit of the Project Company and/or appurtenant to the Relevant Property.

“Repayment Date” means each of the dates specified in Clause 8.1 (Term Loan Facility) as Repayment Dates.

“Repayment Instalment” means each instalment for repayment of the Loans under the Term Loan Facility referred to in Clause 8.1 (Term Loan Facility).

“Repeating Representations” means each of the representations set out in Clause 22 (Representations) other than Clause 22.11 (No filing or stamp taxes), Clause 22.12 (Deduction of Tax), paragraphs (a) to (f) of Clause 22.15 (No Misleading Information) and paragraphs (d) and (e) of Clause 22.16 (Financial Statements).

“Restricted Party” means any person listed:

(a)	in the Annex to the Executive Order (as defined in the definition of “Anti-Terrorism Law” set forth above in this Clause 1.1 (Definitions));

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC; or

(c)	in any successor list to either of the foregoing.

“Revenues” means all Group income and receipts, including those derived from the ownership, operation or management of the Projects or any other business of the MPEL Group, including payments received by any Relevant Obligor under any Material Document, net payments, if any, received under Hedging Agreements, Liquidated Damages, Insurance Proceeds, together with any receipts derived from the sale or disposal of rights of any other property pertaining to the Projects or the business of the MPEL Group or incidental to the operation or management of the Projects or the business of the MPEL Group, all as determined in conformity with cash accounting principles, and the proceeds of any condemnation awards relating to any Project or the business of the MPEL Group.

“Revolving Credit Facility” means the revolving credit facility made available pursuant to this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Revolving Credit Facility Commitment” means:

(a)	in relation to an Original Lender, the aggregate amounts in the Base Currency set opposite its name under the heading “Revolving Credit Facility Commitment” in Part B of Schedule 1 (Original Parties) and the amount of any other Revolving Credit Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Credit Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Credit Facility Lender” means:

(a)	a lender identified as such in Part B of Schedule 1 (Original Parties); or

(b)	any person, bank, financial institution, trust, fund or other entity which has become a Party as a Lender:

(i)	under the Revolving Credit Facility in accordance with Clause 27 (Changes to the Lenders); or

(ii)	under an Incremental Revolving Credit Facility in accordance with Clause 7 (Incremental Facilities),

which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement, an Incremental Facility Document.

“Revolving Credit Facility Loan” means:

(a)	an Incremental Revolving Credit Facility Loan; or

(b)	a loan made or to be made under the Revolving Credit Facility or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more Revolving Credit Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Credit Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Credit Facility Loan;

(c)	in the same currency as the maturing Revolving Credit Facility Loan; and

(d)	made or to be made to the same Borrowers for the purpose of refinancing a maturing Revolving Credit Facility Loan.

“Screen Rate” means:

(a)	in relation to HIBOR, the rate designated as “FIXING@11:00” (or any other designation which may from time to time replace that designation or, if no such designation appears, the arithmetic average (rounded upwards, to four decimal places) of the displayed rates for the relevant period) appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” for the relevant period on the Reuters Screen HIBOR1=R Page; and

(b)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate);

and if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Amendment and Restatement Agreement” means the second amendment and restatement agreement dated              2015 between, amongst others, the Agent and the Company.

“Second Amendment and Restatement Effective Date” means the “Effective Date” as defined in the Second Amendment and Restatement Agreement.

“Secured Obligations” has the meaning given in the Deed of Appointment.

“Secured Parties” has the meaning given in the Deed of Appointment.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part B of Schedule 3 (Requests) given in accordance with Clause 13 (Interest Periods) in relation to a Facility.

“Service Agreement” means any of:

(a)	the services agreement dated 1 January 2007 and made between Melco Crown (Macau) Limited and MPEL Services Limited (formerly named Melco PBL Services Limited);

(b)	the services agreement dated 1 January 2007 and made between Altira Hotel Limited and MPEL Services Limited (formerly named Melco PBL Services Limited);

(c)	the services agreement dated 1 January 2007 and made between Altira Developments Limited (under its former name of Great Wonders Investments Limited) and MPEL Services Limited (formerly named Melco PBL Services Limited);

(d)	the services agreement dated 1 January 2007 and made between Melco Crown (COD) Developments Limited (under its former name Melco Hotels and Resorts (Macau) Limited) and MPEL Services Limited (formerly named Melco PBL Services Limited);

(e)	the services agreement dated 29 May 2007 and made between Melco Crown (COD) Hotels Limited and MPEL Services Limited (formerly named Melco PBL Services Limited);

(f)	the services agreement dated 1 January 2007 and made between MPEL Investments Limited and MPEL Services Limited (formerly named Melco PBL Services Limited);

(g)	the services agreements dated 1 January 2007 and made between Melco Crown Entertainment Limited (formerly known as Melco PBL Entertainment (Macau) Limited) and the Company;

(h)	the services agreement dated 29 May 2007 and made between Melco Crown (Cafe) Services Limited and MPEL Services Limited (formerly named Melco PBL Services Limited);

(i)	the services agreement dated 29 May 2007 and made between Golden Future (Management Services) Limited (formerly known as Melco PBL Services (Macau) Limited) and MPEL Services Limited (formerly named Melco PBL Services Limited);

(j)	the services agreement dated 1 June 2008 and made between Melco Crown Hospitality and Services Limited and MPEL Services Limited;

(k)	the services agreement dated 5 August 2008 and made between Melco Crown (COD) Retail Services Limited and MPEL Services Limited;

(l)	the services agreement dated 5 August 2008 and made between Melco Crown (COD) Ventures Limited and MPEL Services Limited;

(m)	the services agreement dated 27 October 2009 and made between Melco Crown (Macau) Limited and Melco Crown Security Services Limited;

(n)	the services agreement dated 27 October 2009 and made between Golden Future (Management Services) Limited and Melco Crown Security Services Limited;

(o)	the services agreement dated 27 October 2009 and made between Altira Hotel Limited and Melco Crown Security Services Limited;

(p)	the services agreement dated 27 October 2009 and made between Melco Crown (COD) Hotels Limited and Melco Crown Security Services Limited; and

(q)	the services agreement dated 25 March 2010 and made between Golden Future (Management Services) Limited and MPEL Properties (Macau) Limited,

and any other agreement which a member of the Group may enter into from time to time with an Affiliate outside the Group for the supply of goods or services as permitted pursuant to this Agreement.

“Sponsor Group Loans” means Financial Indebtedness advanced by one or more of the Sponsor Group Shareholders to a Relevant Obligor and that is subordinated in accordance with the terms provided by the Subordination Deed.

“Sponsor Group Shareholder” means any direct or indirect shareholder of the Parent which is a Sponsor, a Subsidiary of a Sponsor or which would be a Subsidiary of a Sponsor were the rights and interests of each Sponsor in respect thereof combined.

“Sponsors” means MPEL, Melco and Crown and “Sponsor” means each of them.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc..

“Subconcession” means the trilateral agreement dated 8 September 2006 entered into by and between Macau SAR, Wynn Resorts (Macau), S.A. (“Wynn Macau”) (as concessionaire for the operation of casino games of chance and other casino games in the Macau SAR, under the terms of a concession contract dated 24th June 2002 between the Macau SAR and Wynn Macau) and the Company comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of the Macau SAR, Wynn Macau and the Company (the nominative administrative contract known as the subconcession contract for the operation of casino games of chance and other casino games in the Macau SAR, executed by Wynn Macau and the Company, to be the most significant instrument thereof), pursuant to the terms of which the Company shall be entitled to operate casino games of chance and other casino games in the Macau SAR as an autonomous subconcessionaire in relation to Wynn Macau, and including any supplemental letters or agreements entered into or issued by Macau SAR and any member of Group or MPEL.

“Subconcession Bank Guarantee” means the bank guarantee provided under article 61 of the Subconcession.

“Subconcession Bank Guarantee Facility” means the facility extended to the Company by the Subconcession Bank Guarantor in accordance with the terms of the Subconcession Bank Guarantee Facility Agreement for the issuance of the Subconcession Bank Guarantee.

“Subconcession Bank Guarantee Facility Agreement” means the agreement dated 1 September 2006 between the Subconcession Bank Guarantor and the Company.

“Subconcession Bank Guarantor” means Banco Nacional Ultramarino, S.A.

“Subconcession Direct Agreement” means the agreement relating to security (with the exclusion of land concession and immovable property) in the agreed form to be entered into between the Macau SAR, the Company and the Security Agent.

“Subordinated Creditor” has the meaning given to it in the Subordination Deed;

“Subordinated Debt” means Financial Indebtedness owing to Subordinated Creditors (being Sponsor Group Shareholders and Obligors that are, in each case, Subordinated Creditors) that is subordinated in accordance with the terms provided in respect thereof by the Subordination Deed.

“Subordination Deed” means the subordination deed dated 13 September 2007 between, amongst others, the Company, certain Relevant Obligors and the Security Agent (as amended, novated, supplemented, extended, replaced or retained (in each case, however fundamentally) from time to time, including pursuant to the Deed of Amendment).

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Super-Majority Lenders” means a Lender or Lenders (and, after the occurrence and continuation of a Hedging Voting Right Event in relation to any Hedge Counterparty, that Hedge Counterparty) who hold in aggregate more than 75% of the Voting Entitlements of all such Finance Parties.

“Syndication Date” means the day on which the Coordinating Lead Arrangers and Bookrunners (or a Coordinating Lead Arranger and Bookrunner on behalf of the other Coordinating Lead Arrangers and Bookrunners) confirm that the general syndication of the Facilities has been completed.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan Facility” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Term Loan Facility Commitment” means:

(a)	in relation to an Original Lender, the aggregate of the amount set opposite its name under the heading “Term Loan Facility Commitment” in Part A of Schedule 1 (Original Parties) and the amount of any other Term Loan Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Loan Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Term Loan Facility Lender” means:

(a)	a lender identified as such in Part A of Schedule 1 (Original Parties); or

(b)	any person, bank, financial institution, trust, fund or other entity which has become a Party as a Lender:

(i)	under the Term Loan Facility in accordance with Clause 27 (Changes to the Lenders); or

(ii)	under an Incremental Term Loan Facility in accordance with Clause 7 (Incremental Facilities),

which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement or an Incremental Facility Document.

“Term Loan Facility Loan” means:

(a)	an Incremental Term Loan Facility Loan; or

(b)	a loan made or to be made under the Term Loan Facility or the principal amount outstanding for the time being of that loan.

“Termination Date” means, in relation to a Facility, the Final Repayment Date therefor.

“Termination Proceeds” means compensation or other proceeds paid by the Macau SAR in relation to the termination, redemption or rescission of the Subconcession.

“Total Commitments” means the aggregate of the Total Term Loan Facility Commitments and the Total Revolving Credit Facility Commitments at the Second Amendment and Restatement Effective Date.

“Total Leverage” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Total Revolving Credit Facility Commitments” means the aggregate of the Revolving Credit Facility Commitments, being the Base Currency Amount of USD1,000,000,000 at the Second Amendment and Restatement Effective Date.

“Total Term Loan Facility Commitments” means the aggregate of the Term Loan Facility Commitments, being the Base Currency Amount of USD500,000,000 at the Second Amendment and Restatement Effective Date.

“Transaction Documents” means:

(a)	the Finance Documents;

(b)	the Constitutional Documents of each Relevant Obligor;

(c)	the Subconcession Bank Guarantee Facility Agreement; and

(d)	the Excluded Project Operation Agreements.

“Transaction Security” means the Security or other collateral created, evidenced or expressed to be created or evidenced pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Schedule 8 (Transaction Security Documents) together with any other document entered into by any Obligor or other person creating or expressed to create any Security or other collateral over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate and Lender Accession Undertaking” means an agreement substantially in the form set out in Schedule 4 (Form of Transfer Certificate and Lender Accession Undertaking) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement and Lender Accession Undertaking or Transfer Certificate and Lender Accession Undertaking; and

(b)	the date on which the Agent executes the relevant Assignment Agreement and Lender Accession Undertaking or Transfer Certificate and Lender Accession Undertaking.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“US Person” means any person whose jurisdiction of organization is a state of the United States or the District of Columbia.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“USD”, “US dollars” or “US$” denotes the lawful currency of the United States.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Part A of Schedule 3 (Requests).

“Voting Entitlement” means, at any time:

(a)	in relation to a Lender, the sum of the Base Currency Amounts of its participations in any outstanding Loans and its aggregate undrawn Available Commitments under the Facilities; and

(b)	in relation to each Hedge Counterparty (after a Hedge Voting Right Event has occurred in relation to such Hedge Counterparty and is continuing), the Base Currency Amount of any amount due but unpaid (other than default interest) under the Hedging Agreement to which such Hedge Counterparty is party following its early termination in accordance with the Hedging Agreement.

“Voting Stock” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Yen” or “JPY” denotes the lawful currency of Japan.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Agent”, an “Arranger”, any “Finance Party”, any “Lender”, any “Hedge Counterparty”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is in a form previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated (in each case, however fundamentally);

(v)	“guarantee” means (other than in Clause 21 (Guarantee And Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	an “equivalent amount in other currencies”, “equivalent amount in HKD”, “equivalent amount in USD” or “its equivalent” means, in relation to an amount in one currency, that amount converted on any relevant date into the relevant currency, HKD or USD (as the case may be) at the Agent’s Spot Rate of Exchange on that date;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time.

(b)	Any reference to the Agent “acting reasonably” shall, to the extent that the Agent seeks instructions from the Lenders or a group of Lenders in respect of any matter, be construed so as to require the Lenders or that group of Lenders to act reasonably in respect of that matter.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, (i) a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and (ii) the word “including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly).

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived, save that, in respect of an Event of Default under Clause 26.1 (Non-payment) which occurs as a result of a Lender of a maturing Revolving Credit Facility Loan not making an equivalent Rollover Loan available on a proposed Utilisation Date pursuant to the operation of Clause 4.2 (Further conditions precedent), such Event of Default is “continuing” if it has not been waived or remedied by that Lender being repaid such Revolving Credit Facility Loan in full (together with all accrued interest and other amounts payable to that Lender pursuant to the Finance Documents) by the Company by the date falling no later than 3 Business Days from that proposed Utilisation Date.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

1.4	Other Definitions

In any other Finance Document:

“Hard Rock Agreement” means:

(a)	the hotel trademark licence agreement dated 22 January 2007 between Hard Rock Holdings Limited and Melco Crown (COD) Developments Limited (as novated to Melco Crown COD (HR) Hotel Limited by a novation agreement dated 30 August 2008 between Hard Rock Holdings Limited, Melco Crown (COD) Developments Limited and Melco Crown COD (HR) Hotel Limited);

(b)	the casino trademark licence agreement dated 22 January 2007 between Hard Rock Holdings Limited and the Company;

(c)	the memorabilia lease (hotel) dated 22 January 2007 between Hard Rock Cafe International (STP), Inc. and Melco Crown (COD) Developments Limited (as novated to Melco Crown COD (HR) Hotel Limited by a novation agreement dated 30 August 2008 between Hard Rock Cafe International (STP), Inc., Melco Crown (COD) Developments Limited and Melco Crown COD (HR) Hotel Limited);

(d)	the memorabilia lease (casino) dated 22 January 2007 between Hard Rock Cafe International (STP), Inc. and the Company;

(e)	the letter agreement in relation to insurance for memorabilia for Hard Rock Hotel and Casino in Macau SAR dated 30 August 2008 between Melco Crown (COD) Developments Limited, the Company, Hard Rock Cafe International (STP), Inc. and Melco Crown COD (HR) Hotel Limited; and

(f)	the non-disturbance agreement dated 30 August 2008 between Melco Crown (COD) Developments Limited, Melco Crown (COD) Hotels Limited, Hard Rock Holdings Limited and Melco Crown COD (HR) Hotel Limited.

“Hyatt Agreement” means:

(a)	the Hotel Management Agreement in respect of Grand Hyatt Macau dated 30 August 2008 between Melco Crown COD (GH) Hotel Limited and Hyatt of Macau Ltd.;

(b)	the non-disturbance agreement dated 30 August 2008 between Hyatt of Macau Ltd., Melco Crown (COD) Developments Limited, Melco Crown (COD) Hotels Limited and Melco Crown COD (GH) Hotel Limited; and

(c)	the letter agreement dated 30 August 2008 between Hyatt of Macau Ltd., Melco Crown (COD) Developments Limited, Melco Crown (COD) Hotels Limited and Melco Crown COD (GH) Hotel Limited.

“IP Agreement” means:

(a)	Trade Mark Licence Agreement dated 30 November 2006 between Melco Crown Entertainment Limited and Crown Resorts Limited (formerly known as Crown Limited);

(b)	Trade Mark Sub-Licence Agreement dated 9 February 2007 between Melco Crown Entertainment Limited and Melco Crown (Macau) Limited;

(c)	Trade Mark Sub-Licence Agreement dated 9 February 2007 between Melco Crown Entertainment Limited and Altira Hotel Limited;

(d)	Trademark Licence Agreement dated 18 August 2008 between Melco Crown Entertainment Limited and MPEL Services Limited;

(e)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown (Macau) Limited;

(f)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown (COD) Hotels Limited;

(g)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown COD (HR) Hotel Limited;

(h)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown (Cafe) Limited;

(i)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown COD (CT) Hotel Limited;

(j)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown (COD) Developments Limited;

(k)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown (COD) Retail Services Limited;

(l)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown (COD) Ventures Limited;

(m)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and COD Theatre Limited;

(n)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown COD (GH) Hotel Limited;

(o)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Altira Hotel Limited (formerly known as Melco Crown (CM) Hotel Limited);

(p)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Melco Crown Hospitality and Services Limited;

(q)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Golden Future (Management Services) Limited;

(r)	Trade Mark Sub-Licence Agreement dated 18 August 2008 between MPEL Services Limited and Altira Developments Limited (formerly known as Melco Crown (CM) Developments Limited);

(s)	Trade Mark Sublicense Agreement dated 21 August 2008 between Melco Crown Entertainment Limited and Melco Crown Hospitality and Services Limited;

(t)	Trade Mark Sublicense Agreement dated 21 August 2008 between Melco Crown Entertainment Limited and Melco Crown (COD) Hotels Limited;

(u)	Trade Mark Sublicense Agreement dated 21 August 2008 between Melco Crown Entertainment Limited and Melco Crown COD (CT) Hotel Limited;

(v)	Altira Trade Mark Licence Agreement dated 15 April 2009 between Melco Crown Entertainment Limited and MPEL Services Limited;

(w)	Altira Trade Mark Sub-Licence Agreement dated 15 April 2009 between MPEL Services Limited and Melco Crown (Macau) Limited; and

(x)	Altira Trade Mark Sub-Licence Agreement dated 15 April 2009 between MPEL Services Limited and Altira Hotel Limited (formerly known as Melco Crown (CM) Hotel Limited).

“Major Project Document” means:

(a)	each Hyatt Agreement;

(b)	each Hard Rock Agreement;

(c)	each Mocha Lease;

(d)	each IP Agreement; and

(e)	any other document (other than the Subconcession, each Land Concession or the New Cotai Agreement) entered into by a Relevant Obligor on or prior to the First Amendment and Restatement Effective Date with a total contract price payable by a Relevant Obligor (or expected aggregate amount to be paid by a Relevant Obligor in the case of “cost plus” contracts) or which may otherwise involve liabilities, actual or contingent, incurred by a Relevant Obligor or a grant or disposal of a property interest, in each case in an amount or of a value in excess of USD50,000,000 or its equivalent in other currencies, each as the same may be amended from time to time in accordance with the terms and conditions of this Agreement and thereof.

“Mocha Lease” means any Occupational Lease entered into in connection with the Mocha Slot Business prior to the Second Amendment and Restatement Effective Date.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers term loan and revolving credit facilities in the aggregate Base Currency Amount of USD1,750,000,000 which may be utilised by means of the following:

(a)	a HKD term loan facility in an aggregate amount equal to the Total Term Loan Facility Commitments; and

(b)	a multicurrency revolving credit facility in an aggregate amount equal to the Total Revolving Credit Facility Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Relevant Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Relevant Obligor notwithstanding that they may affect the Relevant Obligor, without further reference to or the consent of that Relevant Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Relevant Obligor pursuant to the Finance Documents to the Company,

and in each case the Relevant Obligor shall be bound as though the Relevant Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Relevant Obligor or in connection with any Finance Document (whether or not known to any other Relevant Obligor and whether occurring before or after such other Relevant Obligor became a Relevant Obligor under any Finance Document) shall be binding for all purposes on that Relevant Obligor as if that Relevant Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Relevant Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	Subject to Clause 5.5 (Limitations on Utilisations), the relevant Borrower shall apply the Term Loan Facility towards:

(i)	refinancing certain existing Financial Indebtedness of the Obligors; and

(ii)	financing agreed fees, costs and other expenses associated with the Facilities,

as described in the Funds Flow Memorandum; and

(iii)	general corporate purposes of MPEL and its Subsidiaries.

(b)	Subject to Clause 5.5 (Limitations on Utilisations), the relevant Borrower shall apply the Revolving Credit Facility towards:

(i)	refinancing certain existing Financial Indebtedness of the Obligors as described in the Funds Flow Memorandum; and

(ii)	general corporate purposes of MPEL and its Subsidiaries.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

[INTENTIONALLY OMITTED]

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation under a Facility if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	all the Repeating Representations are true and correct in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation of the Revolving Credit Facility or an Incremental Facility if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Date and the Utilisation Date for that Utilisation; and

(A)	it is US dollars or Yen; or

(B)	it is any other currency which has been approved by the Agent (acting on the instructions of all Lenders under the Revolving Credit Facility or the relevant Incremental Facility) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(i)(B) above, the Agent will confirm to the Company within five (5) Business Days of receipt of the relevant written request from the Company:

(i)	whether or not the relevant Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request under the Revolving Credit Facility if as a result of the proposed Utilisation 20 or more Revolving Credit Facility Loans would be outstanding.

(b)	A Borrower may not deliver a Utilisation Request under the Term Loan Facility if as a result of the proposed Utilisation five or more Term Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION REQUESTS AND LENDER PARTICIPATION

5.1	Delivery of a Utilisation Request

(a)	A Borrower (or the Company on its behalf) may utilise a Facility in accordance with Clause 2.1 (The Facilities) by delivery to the Agent of a duly completed Utilisation Request signed by an authorised signatory of the Borrower, not later than 11.00 a.m. on the fifth Business Day prior to the proposed Utilisation Date.

(b)	The Company is not required to deliver a Utilisation Request in respect of any of the Utilisations to be made on the Second Amendment and Restatement Effective Date (as such Utilisations of the Term Loan Facility will occur, pursuant to Clause 5.6 (Utilisations on the Second Amendment and Restatement Effective Date), on the Second Amendment and Restatement Effective Date). The Utilisation Request in respect of the Utilisations of the Term Loan Facility contemplated by Clause 5.6 (Utilisations on the Second Amendment and Restatement Effective Date) shall be deemed to have been delivered by the Company on the Second Amendment and Restatement Effective Date in accordance with Clause 5.6 (Utilisations on the Second Amendment and Restatement Effective Date) (and the requirements of this Clause 5.1 shall not apply with respect to such Utilisations of the Term Loan Facility contemplated by Clause 5.6 (Utilisations on the Second Amendment and Restatement Effective Date)).

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 13 (Interest Periods).

(b)	Utilisations under the Term Loan Facility and/or the Revolving Credit Facility may be requested in the same Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request in relation to the Term Loan Facility must be the Base Currency.

(b)	The currency specified in a Utilisation Request in relation to the Revolving Credit Facility must be the Base Currency or an Optional Currency.

(c)	The currency specified in a Utilisation request in relation to an Incremental Facility must be the Base Currency or an Optional Currency.

(d)	The amount of the proposed Utilisation in relation to the Term Loan Facility and the Revolving Credit Facility must be:

(i)	if the currency selected is the Base Currency, a minimum of HKD40,000,000 or, if less, the Available Facility;

(ii)	(in relation to the Revolving Credit Facility only) if the currency selected is US dollars, a minimum of USD5,000,000 or, if less, the Available Facility;

(iii)	(in relation to the Revolving Credit Facility only) if the currency selected is Yen, a minimum of JPY600,000,000 or, if less, the Available Facility; and

(iv)	(in relation to the Revolving Credit Facility only) if the currency selected is an Optional Currency other than US dollars and Yen, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

(e)	The amount of any minimum proposed Utilisation in relation to an Incremental Facility shall be agreed between the Company and the Lenders under that Incremental Facility in the Incremental Facility Notice or Incremental Facility Document applicable to that Incremental Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and (in respect of Revolving Credit Facility Loans) subject to Clause 8.2 (Revolving Credit Facility), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available by 2.00 p.m. on the third Business Day prior to the proposed Utilisation Date (except that, in relation to the Utilisations of the Term Loan Facility and the Revolving Credit Facility contemplated by Clause 5.6 (Utilisations on the Second Amendment and Restatement Effective Date), such notification shall be made on or prior to the Second Amendment and Restatement Effective Date).

5.5	Limitations on Utilisations

(a)	The proceeds of the Facilities shall not be applied:

(i)	towards any purpose connected with the operation of casino games of chance or other forms of gaming; or

(ii)	(directly or indirectly) for business activities (1) relating to or involving (A) Cuba, Sudan, Iran, Myanmar (Burma), Syria or North Korea (in each case to the extent such country is subject to any economic and/or trade sanctions) or (B) any other countries that are subject to economic and/or trade sanctions as notified in writing by the Agent (acting on behalf of any Lender) to the Company from time to time (C) any Restricted Party or (2) which would otherwise result in a breach of any Anti-Terrorism Law.

(b)	No Utilisation under the Revolving Credit Facility may be made to finance (or refinance) the making of any dividend (or interest on any unpaid dividend) (whether in cash or in kind) on or in respect of any member of the Group’s share capital, the repayment or distribution of any share premium reserve of any member of the Group, or the redemption, repurchase, defeasance, retirement or repayment of any member of the Group’s share capital.

5.6	Utilisations on the Second Amendment and Restatement Effective Date

(a)	Notwithstanding any other provision of this Agreement (including, without limitation, this Clause 5), on the Second Amendment and Restatement Effective Date, the Utilisations of the Term Loan Facility described in Part I of Appendix 4 of the Funds Flow Memorandum shall occur and the Company shall be deemed to have delivered a Utilisation Request for such Utilisations and the requirements under this Clause 5 shall be deemed to have been satisfied with respect to such Utilisation Request.

(b)	The Parties hereby acknowledge that, following the making of the Utilisations referred to in Clause 5.6(a) above, the Utilisations described in Part II of Appendix 4 of the Funds Flow Memorandum have been made under this Agreement and are outstanding.

(c)	Upon the Utilisations described in Part II of Appendix 4 of the Funds Flow Memorandum having been deemed to be made pursuant to this Clause 5, the two Term Loan Facility Loans pursuant to such Utilisations shall be consolidated into and treated as a single Term Loan Facility Loan as described in Part III of Appendix 4 of the Funds Flow Memorandum.

5.7	Cancellation of Commitment

The Commitments of each Lender under a Facility which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Facility.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

(a)	A Borrower shall select the currency of a Utilisation in a Utilisation Request.

(b)	The Company may agree with the Agent and the Incremental Facility Lenders under an Incremental Facility any provisions in relation to the selection of currencies in relation to that Incremental Facility in any Incremental Facility Notice.

6.2	Unavailability of a currency

If before 10:00 a.m. on any Quotation Date:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by 12:00 p.m. on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

7.	INCREMENTAL FACILITIES

7.1	Type of Facility

An Incremental Facility may be by way of:

(a)	a term loan facility (such term loan facility an “Incremental Term Loan Facility”); or

(b)	a revolving credit facility (such revolving credit Facility an “Incremental Revolving Credit Facility”).

7.2	Availability

(a)	If the Company and one or more Lenders or other entities (being such other banks, financial institutions, trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which are not Lenders, the “Non-Lenders”) agree, except as otherwise provided in this Agreement, such Lenders and Non-Lenders may make available Incremental Facilities in an aggregate amount not exceeding the Base Currency Amount of USD1,300,000,000 that may be used for any purpose agreed between the Company and the Incremental Facility Lenders.

(b)	An Incremental Facility shall not be made available unless, prior to the Final Repayment Date in respect of the Revolving Credit Facility, the Agent has received a notice substantially in the form set out in Schedule 11 (Form of Incremental Facility Notice) (an “Incremental Facility Notice”) from the Company requesting that such Lenders and Non-Lenders make available an Incremental Facility.

(c)	Each Incremental Facility Notice will:

(i)	set out the maturity date, amount (the “Requested Facility Amount”), availability period and margin of the Incremental Facility that is the subject of such Incremental Facility Notice (the “Relevant Incremental Facility”);

(ii)	specify whether the Relevant Incremental Facility will be an Incremental Term Loan Facility or an Incremental Revolving Credit Facility;

(iii)	specify the currency of the Relevant Incremental Facility, which shall be the Base Currency or an Optional Currency;

(iv)	(if the Company so chooses, at its discretion) invite each Lender to participate in the Relevant Incremental Facility in a proportionate amount calculated by reference to the proportion of that Lender’s existing Commitments to the aggregate of the Total Commitments and Incremental Facility Commitments on the date of the Incremental Facility Notice;

(v)	confirm that the Repeating Representations are true and accurate in all material respects as at the date of the Incremental Facility Notice; and

(vi)	confirm that no Event of Default is continuing at the time of, or would arise as a result of, the establishment and utilisation of the Relevant Incremental Facility.

(d)	Upon receipt, the Agent shall promptly and in any case within three Business Days forward the Incremental Facility Notice to all Lenders and each Lender (if applicable) shall have ten Business Days from the date of the Incremental Facility Notice to accept any invitation made by the Company as contemplated by paragraph (c)(iv) above (the “Lender Invitation Period”). Following the expiry of the Lender Invitation Period, any Lender that has not responded to the Company in relation to the Incremental Facility Notice (or has declined the invitation to participate) shall not participate in the Relevant Incremental Facility.

(e)	No Lender shall be obliged to participate in any Incremental Facility.

(f)	The Company shall be permitted to invite Non-Lenders to provide commitments for and to become lenders under the Relevant Incremental Facility (and each such entity that agrees to provide a commitment in relation to a Relevant Incremental Facility will be an “Additional Lender”) subject to paragraph (g) below.

(g)	If sufficient Lenders and Additional Lenders have provided acceptances to the Company to make available commitments (of an aggregate amount not less than the Requested Facility Amount, or, subject to paragraph (a) above, such other amount agreed between the Company, the Lenders and the Additional Lenders) in respect of the Relevant Incremental Facility, the Company shall notify the Agent of:

(i)	the aggregate amount of the commitments that have been agreed to be made available by the Lenders and/or Additional Lenders in respect of the Relevant Incremental Facility (such commitments in relation to an Incremental Term Loan Facility being “Incremental Term Loan Facility Commitments” and such commitments in relation to an Incremental Revolving Credit Facility being “Incremental Revolving Credit Facility Commitments”); and

(ii)	the identity and notice details of the Lenders and Additional Lenders (the “Incremental Facility Lenders”) that have agreed to provide the Relevant Incremental Facility,

which the Agent will notify to all of the Lenders and such Additional Lenders.

7.3	Terms of Incremental Facilities

(a)	Except as provided below, the terms of any Incremental Facility will be those agreed by the Incremental Facility Lenders and the Company.

(b)	Any Incremental Term Loan Facility:

(i)	shall have Incremental Term Loan Facility Commitments of a minimum Base Currency Amount of HKD1,000,000 and an integral multiple of HKD1,000,000;

(ii)	may not have a maturity date that is earlier than the Final Repayment Date in relation to the Term Loan Facility;

(iii)	may not have a shorter average weighted maturity than the Term Loan Facility;

(iv)	shall rank pari passu in right and priority of payment with the Facilities;

(v)	shall not have the benefit of any guarantee or Security which is not extended rateably and equally to the Lenders under the Facilities;

(vi)	shall not contain more onerous financial or other undertakings, representations, events of default and terms of mandatory prepayment than those applicable to the Facilities, provided that this shall not restrict any additional availability conditions being imposed under the relevant Incremental Facility; and

(vii)	shall not have a Yield higher than the Yield then applicable to the Term Loan Facility, unless the difference in such Yield is also paid by the Company to the Agent for the account of the Lenders under the Term Loan Facility, except (A) with the consent of the Lenders under the Term Loan Facility and the Revolving Credit Facility or (B) (in the case of paragraphs (v) to (vii) above) where the additional benefit of such term is also extended to the Lenders under the Term Loan Facility and the Revolving Credit Facility and the Agent is hereby authorised by the Lenders to execute such documents the Agent reasonably considers necessary to effect such amendments to extend the benefit of such terms to such Lenders.

(c)	Any Incremental Revolving Facility:

(i)	shall have Incremental Revolving Credit Facility Commitments of a minimum Base Currency Amount of HKD1,000,000 and an integral multiple of HKD1,000,000;

(ii)	shall rank pari passu in right and priority of payment with the Facilities;

(iii)	shall not contain more onerous financial or other undertakings, representations, events of default and terms of mandatory prepayment than those applicable to the Facilities, provided that this shall not restrict any additional availability conditions being imposed under the relevant Incremental Facility;

(iv)	shall not have the benefit of any guarantee or Security which is not extended rateably and equally to the Lenders under the Facilities;

(v)	shall comprise a margin no higher than the Margin; and

(vi)	may provide for fees applicable to such Incremental Revolving Credit Facility as agreed by the Company and the relevant Incremental Facility Lenders thereunder provided that if the percentage that such fees represent as a proportion of the relevant Incremental Revolving Credit Facility exceeds the percentage used to calculate the fees payable to the Lenders in respect of the Revolving Credit Facility (such excess being the “Applicable Rate”), the Company shall pay to the Agent for the account of the Lenders under the Revolving Credit Facility immediately prior to the establishment of such Incremental Revolving Credit Facility on a pro rata basis, an amount equal to the Applicable Rate of the Revolving Credit Facility Commitments (as in force immediately prior to the establishment of such Incremental Revolving Credit Facility) provided that such fees shall exclude arrangement fees, structuring fees or underwriting or similar fees paid to arrangers for such Incremental Revolving Credit Facility Commitments that are not generally shared with the relevant Incremental Facility Lenders and any customary consent fees paid generally to consenting Incremental Facility Lenders, except (A) with the consent of the Lenders under the Term Loan Facility and the Revolving Credit Facility or (B) (in the case of paragraph (iii) to (vi) above), where the additional benefit of such term is also extended to the Lenders under the Term Loan Facility and the Revolving Credit Facility and the Agent is hereby authorised by the Lenders and to execute such documents the Agent reasonably considers necessary to effect such amendments to extend the benefit of such terms to such Lenders.

(d)	Each Incremental Facility Lender which is not a party to this Agreement as a Lender shall accede to this Agreement as a Lender by duly completing and signing an Incremental Lender Accession Deed prior to making available its Incremental Facility Commitments and the Agent shall only be obliged to execute the relevant Incremental Lender Accession Deed delivered to it by an Additional Lender once it is satisfied that it has complied with all necessary ‘know-your-customer’ checks or other similar checks under all applicable laws and regulations in relation to such Additional Lender and at any time thereafter such Additional Lender shall be treated as a Lender for the purposes of this Agreement.

(e)	The making available of any Incremental Facility will not require the consent of any Lender other than the Incremental Facility Lenders that are participating in such Incremental Facility.

(f)	Subject to paragraph (e) above, the Incremental Facility Lenders shall make such commitments available subject to satisfaction of the following conditions precedent:

(i)	the aggregate of (I) the principal amount of such Incremental Facility and (II) the principal amounts of such other Incremental Facilities made available under this Clause 7.3 does not exceed the Base Currency Amount of USD1,300,000,000;

(ii)	a certificate from the Company confirming that the Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such Incremental Facility being made available, if determined on a pro forma basis after such Incremental Facility is made available, would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants), setting out (in reasonable detail) computations of such compliance and signed by the chief financial officer of the Company;

(iii)	the receipt of such customary legal opinions (at the cost of the Company) in form satisfactory to the Agent (acting reasonably) and any documents required in connection therewith;

(iv)	receipt by the Agent of a certificate from the Company confirming that all fees (including without limitation any upfront or arrangement fees), costs and expenses due to the Incremental Facility Lenders in connection with the relevant Incremental Facility have been or will be paid;

(v)	the Agent has received all agreements, deeds, acknowledgements, confirmations, amendments or other instruments required for the maintenance of the Transaction Security and guarantees provided by any Guarantor, in each case in connection with the relevant Incremental Facility and in form substantially similar to security confirmations or confirmatory security provided for the purposes of the Second Amendment and Restatement Agreement in form and substance satisfactory to the Agent (acting reasonably);

(vi)	in respect of any incurrence of an Incremental Facility which would increase the aggregate of the principal amount outstanding and Available Commitments under the Facilities above the Base Currency Amount of US$2,750,000,000, evidence in form and substance satisfactory to the Agent (acting reasonably) that the relevant Governmental Authority of the government of Macau SAR has approved the incurrence of such Financial Indebtedness (to the extent any such approval is necessary); and

(vii)	the Agent has received evidence in form and substance satisfactory to the Agent (acting reasonably) that any other Authorisation required from a Governmental Authority (including of the government of Macau SAR) for the purposes of incurring Financial Indebtedness under an Incremental Facility or the preservation of the Transaction Security in connection with such Financial Indebtedness has been obtained.

(g)	For the purposes of this Clause 7.3, “Yield” means as to the Term Loan Facility or any Incremental Term Loan Facility, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an interest rate floor or otherwise, provided that (A) for the purposes of the calculation of Yield, any original issue discount or upfront fees shall be equated to interest rate on an assumed three year average life to maturity (with no present value discount), and (B) “Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees paid to arrangers for such Incremental Term Loan Facility Commitments that are not generally shared with the relevant Incremental Facility Lenders and shall not include customary consent fees paid generally to consenting Incremental Facility Lenders.

7.4	Repayment of Incremental Facility

If an Incremental Facility expires in accordance with its terms the Incremental Facility Commitments of the Incremental Facility Lenders shall be reduced to zero.

7.5	Amendments and Waivers – Incremental Facilities

No amendment or waiver of a term of any Incremental Facility shall require the consent of any Finance Party other than the relevant Incremental Facility Lenders provided that:

(a)	any amendment or waiver of Clause 7 (Incremental Facilities); or

(b)	any amendment or waiver of a term of any Incremental Facility which would (had such relevant term after giving effect to such amendment or waiver constituted a term of such Incremental Facility at the time it was made available pursuant to this Clause 7) be a breach of this Clause 7, shall be subject to Clause 38.2(a)(xiii) (Amendments and Waivers).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Term Loan Facility

(a)	Each Borrower shall repay the Loans made to it under the Term Loan Facility in instalments by repaying on each Repayment Date an amount which reduces the amount of each outstanding Loan under the Term Loan Facility by an amount equal to the relevant percentage of the amount of that Loan borrowed by it as at the close of business in Hong Kong on the last day of the Availability Period in relation to the Term Loan Facility as set out in the table below:

Repayment Date (number of Months from the Second Amendment and Restatement Effective Date)	Percentage of Facility to be Repaid Term Loan Facility Term Loans
15	2.25%
18	2.25%
21	2.25%
24	2.25%
27	2.25%
30	2.25%
33	2.25%
36	2.25%
39	2.25%
42	2.25%
45	2.25%
48	2.25%
51	2.25%
54	2.25%
57	2.25%
60	2.25%
63	2.25%
66	2.25%
69	2.25%
Final Repayment Date	57.25%

Total	100.0%

(b)	No Borrower may reborrow any part of the Term Loan Facility which is repaid.

(c)	For the avoidance of doubt, paragraph (a) above shall apply only to the Term Loan Facility and not to any Incremental Term Loan Facility. Each Borrower shall repay the Loans made to it under an Incremental Term Loan Facility in the manner set out in the relevant Incremental Facility Document or Incremental Facility Notice relating to that Incremental Term Loan Facility.

8.2	Revolving Credit Facility

(a)	A Borrower which has drawn a Revolving Credit Facility Loan shall repay that Loan in full on the last day of its Interest Period.

(b)	Without prejudice to the Borrowers’ obligations under paragraph (a) above, if one or more Revolving Credit Facility Loans are to be made available to the Borrowers:

(i)	on the same day that a maturing Revolving Credit Facility Loan is due to be repaid by the Borrowers;

(ii)	in the same currency as the maturing Revolving Credit Facility Loan; and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Credit Facility Loan,

the aggregate amount of the new Revolving Credit Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Credit Facility Loan so that:

(A)	if the amount of the maturing Revolving Credit Facility Loan exceeds the aggregate amount of the new Revolving Credit Facility Loans:

(1)	the Borrowers will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Lender’s participation (if any) in the new Revolving Credit Facility Loans shall be treated as having been made available and applied by the Borrowers in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Credit Facility Loan and that Lender will not be required to make its participation in the new Revolving Credit Facility Loans available in cash; and

(B)	if the amount of the maturing Revolving Credit Facility Loan is equal to or less than the aggregate amount of the new Revolving Credit Facility Loans:

(1)	the Borrowers will not be required to make any payment in cash; and

(2)	each Lender will be required to make its participation in the new Revolving Credit Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Credit Facility Loans exceeds that Lender’s participation (if any) in the maturing Revolving Credit Facility Loan and the remainder of that Lender’s participation in the new Revolving Credit Facility Loans shall be treated as having been made available and applied by the Borrowers in or towards repayment of that Lender’s participation in the maturing Revolving Credit Facility Loan.

9.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Voluntary cancellation

The Company may, if it gives the Agent not less than 5 Business Days’ prior notice, cancel the whole or any part (being a minimum Base Currency Amount of HKD160,000,000) of an Available Facility. Any cancellation under this Clause 9.2 shall reduce the Commitments of the Lenders rateably under that Facility.

9.3	Voluntary prepayment

A Borrower under a Facility may, if it gives the Agent not less than 5 Business Days’ prior notice, prepay the whole or any part of a Loan outstanding thereunder (but, if in part, being an amount that, whether alone or with any such prepayment made by any other Borrower at such time, reduces the Base Currency Amount of such Loans by a minimum amount of HKD160,000,000).

9.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 16.3 (Tax indemnity) or Clause 17.1 (Increased costs),

(any such Lender, an “Affected Lender”) the Company may whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

9.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

10.	MANDATORY PREPAYMENT

Each Borrower shall prepay the Utilisations and/or cancel Available Commitments under the Facilities on the dates and in accordance, and otherwise comply, with the provisions of this Clause 10 (Mandatory Prepayment).

10.1	Definitions

For the purposes of this Clause 10 (Mandatory Prepayment):

“Altira Insurance Proceeds” means the proceeds of any insurance claim under a property all risks (or equivalent) insurance policy in respect of the loss, damage, destruction or determination by any relevant Insurer of a constructive total loss of all or substantially all of the Altira Project (an “Altira Loss Event”) receivable by any Relevant Obligor (including, if not in cash, the monetary value thereof) and after deducting any reasonable expenses, Taxes and costs in relation to that claim which are incurred by any Group member to persons who are not Obligors.

“Disposal Prepayment Event” means the Disposal of all or substantially all of the business and assets of the Group or all the Relevant Obligors and/or comprised in any of the Altira Project or the City of Dreams Project.

“Excluded Insurance Proceeds” means (1) any Altira Insurance Proceeds and (2) any proceeds of an insurance claim or settlement thereof (whether for any single loss, any series of related losses or otherwise) under any property all risks (or equivalent) insurance policy receivable by any Relevant Obligor (including, if not in cash, the monetary value thereof) provided that:

(a)	the Company notifies the Agent such proceeds are or are to be applied to the replacement, reinstatement and/or repair of the assets (or reimbursement of payments made by the Company or other Relevant Obligor in respect thereof) or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made and provided further that, where such loss or related losses exceeds USD10,000,000 (or its equivalent):

(i)	the damage or destruction does not constitute the destruction of all or substantially all of a Project;

(ii)	a Default has not occurred and is continuing (other than a Default resulting solely from such damage or destruction) and, after giving effect to any proposed repair and restoration, no Default will result from such damage or destruction or proposed repair and restoration (or any proposed reimbursement of payments made by the Company or other Relevant Obligor in respect thereof);

(iii)	the Company has certified within 6 months of the event or events to which the relevant insurance claim relates that repair or restoration of the Project or the affected assets to a condition substantially similar to their condition immediately prior to the event or events to which the relevant insurance claims relate, is technically and economically feasible within 18 months of such event or events and that a sufficient amount of funds is or will be available to the Project Company or other Relevant Obligor to make such repairs and restorations (subject at all times to Clause 24.2 (Financial condition));

(iv)	the Company has certified within 6 months of the event or events to which the relevant insurance claim relates that a sufficient amount of funds is or will be available to the Group to make all payments on Financial Indebtedness which will become due during and following the period prior to the completion of the repairs or restoration (the “repair period”) and, in any event, to maintain compliance with the covenants set forth in Clause 24 (Financial Covenants) during such repair period; and

(v)	no Permit is necessary to proceed with the repair and restoration of the Project or the affected assets and, except with the consent of the Finance Parties, no amendment to any of the Finance Documents is necessary for the purpose of effecting the repairs or restoration of the Project or the affected assets or subjecting the repairs or restoration to the Security of the applicable Transaction Security Documents and maintaining the priority of such Security or, if any of the above is necessary, the Project Company or Relevant Obligor will be able to obtain the same as and when required; or

(b)	(to the extent not applied in accordance with paragraph (a) above) such proceeds do not (together with the proceeds of any claim or settlement receivable in respect of any related loss, whether or not suffered by the same person) exceed an amount equal to USD50,000,000 (or its equivalent) in aggregate for the Group in any Financial Year.

“Insurance Proceeds” means the proceeds of any insurance claim (under any property all risks (or equivalent) insurance policy) receivable by any Relevant Obligor (including, if not in cash, the monetary value thereof) except for Excluded Insurance Proceeds and after deducting any reasonable expenses, Taxes and costs in relation to that claim which are incurred by any Group member to persons who are not Obligors and other than any proceeds of any insurance claim relating to any assets solely comprised in Excluded Project Revenues, Excluded Projects or Excluded Subsidiaries.

“Termination Proceeds” means compensation or other proceeds receivable by any Relevant Obligor (including, if not in cash, the monetary value thereof) in relation to the termination, redemption or rescission of the Subconcession (other than compensation or other proceeds receivable by the Company in relation thereto which are solely attributable to and are paid by any relevant Macau SAR Governmental Authority in respect of an Excluded Project and the Company provides evidence satisfactory to the Agent (acting reasonably) that such sums have been so attributed and so paid by that Macau SAR Governmental Authority) or any Land Concession from the Macau SAR and after deducting any reasonable expenses, Taxes and costs in relation to that claim which are incurred by any Group member to persons who are not Obligors.

10.2	Mandatory Prepayment

(a)	The Company shall ensure that the Borrowers prepay Loans in the following amounts at the times and (where relevant) in the order of application contemplated by paragraph (a) of Clause 10.3 (Application of mandatory prepayments):

(i)	the amount of Insurance Proceeds;

(ii)	the amount of Termination Proceeds; and

(iii)	the amount of Altira Insurance Proceeds.

(b)	If all or substantially all of the City of Dreams Project is lost, damaged or destroyed or determined by any relevant Insurer to be a constructive total loss, the Facilities will be cancelled, and all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable, upon the earlier of:

(i)	receipt of Insurance Proceeds in respect of such loss, damage, destruction or determination; and

(ii)	the date falling 6 Months from the date on which such loss, damage, destruction or determination occurs,

provided that if, following such loss, damage, destruction or determination and prior to such payment date, (1) an Event of Default (other than an Event of Default specified in Clause 26.14 (Cessation of business)) has occurred and is continuing, (2) the Relevant Obligors have not begun to receive the proceeds of any business interruption insurance in respect of such loss, damage, destruction or determination by the date falling 15 Business Days from the occurrence of such loss, damage, destruction or determination (the “Trigger Date”) or (3) any Permitted Payment or Permitted Distribution is made following such loss, damage, destruction or determination, the Facilities will be cancelled, and all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable, upon (in respect of (1) and (3) above) the date of such event or circumstance or (in respect of (2) above) the Trigger Date.

(c)	If a Disposal Prepayment Event occurs, the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

(d)	If a Change of Control occurs, a Lender which so requires may notify the Agent of its intention to be prepaid within 20 Business Days after the occurrence of the Change of Control, and the Agent shall, by not less than ten Business Days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents in relation to that Lender’s participation(s), immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(e)	If, at the end of any Interest Period, the Agent notifies the Company that the Base Currency Amount of all Loans outstanding under a Facility at any time exceeds the aggregate Commitments in relation to that Facility, the Company shall promptly prepay such Facility by the Base Currency Amount of such excess.

10.3	Application of mandatory prepayments

(a)	Unless the Company makes an election under paragraph (c) below, the Borrowers shall make prepayments under paragraph (a) of Clause 10.2 (Mandatory Prepayment):

(i)	in the case of any prepayment relating to an amount of Altira Insurance Proceeds, promptly upon receipt of those Altira Insurance Proceeds and in any event within six Months of the relevant Altira Loss Event; and

(ii)	in the case of any other prepayment under paragraph (a) of Clause 10.2 (Mandatory Prepayment), promptly upon receipt of the relevant proceeds.

(b)	A prepayment under Clause 10.2 (Mandatory Prepayment) (other than any prepayment under paragraph (e) thereunder) shall be applied in the order set out in Clause 11.9 (Prepayments – Order of Application):

(c)	Subject to paragraph (d) below, the Company may, by giving the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, elect that any prepayment under paragraph (a) of Clause 10.2 (Mandatory Prepayment) (other than any such prepayment in respect of Termination Proceeds or Altira Insurance Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes such an election, then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(d)	If the Company has made an election under paragraph (c) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree).

10.4	Mandatory Prepayment Accounts and Holding Accounts

(a)	The Company shall ensure that:

(i)	any amounts in respect of which the Company has made an election under paragraph (c) of Clause 10.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a Relevant Obligor; and

(ii)	any Excluded Insurance Proceeds to be applied, in accordance with the definition thereof, in replacement, reinstatement or repair of assets (or reimbursement of payments made by the Company or other Relevant Obligor in respect thereof) or to satisfy (or make reimbursement in respect of) liabilities, charges or claims, or are otherwise to be held pending application for any other purpose are promptly paid into a Holding Account after receipt by a Relevant Obligor.

(b)	The Relevant Obligors irrevocably authorise the Agent to apply:

(i)	amounts credited to the Mandatory Prepayment Account; and

(ii)	amounts credited to the Holding Account which have not been applied as contemplated by sub-paragraph (a)(ii) within 180 days of receipt of the relevant proceeds (or such longer time period as may be contemplated by the provisions of the definitions referred to therein or as the Agent may otherwise agree), to pay amounts due and payable under Clause 10.3 (Application of mandatory prepayments) and otherwise under the Finance Documents. The Relevant Obligors further irrevocably authorise the Agent to so apply amounts credited to the Holding Account whether or not 180 days or such other time period have elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Relevant Obligors also irrevocably authorise the Agent to transfer any amounts credited to the Holding Account to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default has occurred) be transferred back to the Holding Account).

(c)	The Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

10.5	Excluded proceeds

Where Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose and/or within a specified period (as set out in the relevant definitions thereof), the Company shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

11.	RESTRICTIONS

11.1	Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment, authorisation or other election given by any Party under Clause 9 (Illegality, Voluntary Prepayment And Cancellation), Clause 11.7 (Prepayment elections) or paragraph (c) of Clause 10.3 (Application of mandatory prepayments) shall be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made, the affected Facility (or Facilities) and Utilisations and the amount of that cancellation or prepayment.

11.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

11.3	Reborrowing of Facilities

No Borrower may reborrow any part of the Term Loan Facility or an Incremental Term Loan Facility which is prepaid. Unless a contrary indication appears in this Agreement, any part of the Revolving Credit Facility or an Incremental Revolving Credit Facility which is repaid or voluntarily prepaid may be reborrowed in accordance with the terms of this Agreement.

11.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.5	No reinstatement of Commitments

No amount of the Total Commitments or Incremental Facility Commitments cancelled under this Agreement may be subsequently reinstated.

11.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 9 (Illegality, Voluntary Prepayment and Cancellation) or an election under Clause 11.7 (Prepayment elections) or paragraph (c) of Clause 10.3 (Application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

11.7	Prepayment elections

The Agent shall notify the Lenders and the Hedge Counterparties in respect of a Facility as soon as possible of any proposed prepayment of that Facility under Clause 9.3 (Voluntary prepayment) or paragraph (a) of Clause 10.2 (Mandatory Prepayment).

11.8	Effect of Repayment and Prepayment

If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Base Currency Amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 11.8 (save in connection with any repayment or, as the case may be, prepayment under paragraph (c) of Clause 9.1 (Illegality) or paragraph (c) of Clause 9.4 (Right of cancellation and prepayment in relation to a single Lender)) shall reduce the Commitments of the Lenders rateably under that Facility.

11.9	Prepayments - Order of Application

(a)	In the case of any prepayment pursuant to Clause 9.3 (Voluntary prepayment), such prepayment may be applied as the Company directs against all or any part of a Facility and all or any part of a Loan.

(b)	Subject to paragraph (a) above, any prepayment (other than a prepayment required under paragraph (e) of Clause 10.2 (Mandatory Prepayment)) under this Agreement will be applied pro rata across all Facilities:

(i)	first, in prepayment of the Term Loan Facility Loans pro rata across each Repayment Instalment (and in relation to any Incremental Term Loan Facility Loans, pro rata across each repayment instalment (if applicable) in relation to that Incremental Term Loan Facility Loan);

(ii)	second, in cancellation pro rata of the Available Commitments under the Term Loan Facility and each Incremental Term Loan Facility (and the Available Commitments of the Lenders under the Term Loan Facility and each relevant Incremental Term Loan Facility will be cancelled rateably);

(iii)	thirdly, in cancellation pro rata of the Available Commitments under the Revolving Credit Facility and each Incremental Revolving Credit Facility; and

(iv)	fourthly, in prepayment pro rata of Loans outstanding under the Revolving Credit Facility and each Incremental Revolving Credit Facility (and any Commitments of the Lenders under the Revolving Credit Facility and each relevant Incremental Revolving Credit Facility associated therewith shall be automatically cancelled).

SECTION 5

COSTS OF UTILISATION

12.	INTEREST

12.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	in relation to any Loan in the Base Currency, HIBOR or, in relation to any Loan in US dollars or Yen, LIBOR or, in relation to any Loan in any other currency, LIBOR or (if LIBOR is not available for that currency) such other reference rate agreed between the Company and the Agent (acting on the instructions of all the Lenders under the relevant Facility under which such currency is made available).

12.2	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three-monthly intervals after the first day of the Interest Period).

(b)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

12.3	Default interest

(a)	If a Relevant Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the Relevant Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

12.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

13.	INTEREST PERIODS

13.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan Facility Loan which has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan Facility Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Term Loan Facility Loan was made not later than 11.00 a.m. on the 5th Business Day prior to the commencement of the next Interest Period.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 13.2 (Changes to Interest Periods), be one Month.

(d)	Subject to this Clause 13, a Borrower (or the Company) may select an Interest Period for a Loan of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Agent and the Company may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

(h)	A Revolving Credit Facility Loan has one Interest Period only.

13.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Term Loan Facility Loan, the Agent may shorten an Interest Period for any Term Loan Facility Loan to ensure there are sufficient Term Loan Facility Loans which have an Interest Period ending on a Repayment Date for each Borrower thereunder to make the relevant Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 13.2, it shall promptly notify the Company and the Lenders and the Hedge Counterparties.

13.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.4	Consolidation and division of Loans

If two or more Interest Periods:

(a)	relate to Term Loan Facility Loans made to the same Borrower; and

(b)	end on the same date,

those Term Loan Facility Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan Facility Loan on the last day of the Interest Period.

14.	CHANGES TO THE CALCULATION OF INTEREST

14.1	Absence of quotations

Subject to Clause 14.2 (Market disruption), if HIBOR or, if applicable, LIBOR, is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by (in relation to HIBOR) 11:00 a.m. (Hong Kong time) on the Quotation Date for HK dollars or (in relation to LIBOR) 5:00 p.m (Hong Kong time) one Business Day after the Quotation Date for Optional Currencies, HIBOR, or, if applicable, LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

14.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event not less than 2 Business Days before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Date for the relevant Interest Period for the relevant Loan the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine HIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business on the Quotation Date for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of HIBOR or, if applicable, LIBOR.

(c)	If a Market Disruption Event shall occur, the Agent shall promptly notify the Lenders and the Company thereof.

14.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

14.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.	FEES

15.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender under the Revolving Credit Facility) a commitment fee in the Base Currency that is computed at a rate of 30 per cent. of the Margin for the Availability Period applicable to the Revolving Credit Facility on that Lender’s Available Commitment under the Revolving Credit Facility.

(b)	The Company shall pay to the Agent (for the account of each Lender under the Term Loan Facility) a commitment fee in the Base Currency that is computed at a rate of 30 per cent. of the Margin for the Availability Period applicable to the Term Loan Facility on that Lender’s Available Commitment under the Term Loan Facility.

(c)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant period specified in paragraph (a) above, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time such cancellation is effective.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

15.2	Arrangement fee

The Company shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

15.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

15.4	Security Agent fee

The Company shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

16.	TAX GROSS-UP AND INDEMNITIES

16.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party (other than a Hedge Counterparty) which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document (other than under or in respect of a Hedging Agreement).

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Agreement), other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

16.2	Tax gross-up

(a)	Each Relevant Obligor shall make all payments to be made by it under a Finance Document (other than a Hedging Agreement) without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon a Relevant Obligor becoming aware that such Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Relevant Obligor.

(c)	If a Tax Deduction is required by law to be made by a Relevant Obligor, the amount of the payment due from that Relevant Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Relevant Obligor is required to make a Tax Deduction, that Relevant Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

16.3	Tax indemnity

(a)	Without prejudice to Clause 16.2 (Tax gross-up), the Company shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or the transactions occurring under such Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 16.2 (Tax gross-up); or

(iii)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from a Relevant Obligor under this Clause 16.3, notify the Agent.

16.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Obligor.

16.5	Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document or the transactions occurring under any of them.

16.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

16.7	Survival of obligations

Without prejudice to the survival of any other section of this Agreement, the agreements and obligations of each Obligor and each Finance Party contained in this Clause 16 shall survive the payment in full by the Obligors of all obligations under this Agreement and the termination of this Agreement.

16.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

16.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

17.	INCREASED COSTS

17.1	Increased costs

(a)	Subject to Clause 17.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(C)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(D)	an additional or increased cost; or

(E)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document; and

(ii)	“Basel III” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

17.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3	Exceptions

(a)	Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by a Relevant Obligor;

(ii)	compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity) applied);

(iii)	attributable to a FATCA Deduction required to be made by a Party;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 17.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

17.4	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	a Relevant Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 17.1 (Increased costs) or paragraph (c) of Clause 16.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on 1 Business Day’s prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer all (and not part only) of its rights and obligations under this Agreement pursuant to Clause 27 (Changes To The Lenders) to a Lender or other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender, such replacement must take place no later than 10 Business Days after the date of the Company’s notice referred to in paragraph (a) above;

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws, regulations and internal policies in relation to that transfer.

(c)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or agree to a waiver or amendment of, any provisions of the Finance Documents or the entry into of any Finance Document or other document (including any document which may bind any of the Finance Parties);

(ii)	the consent, waiver, amendment or entry in question requires the consent of all the Lenders; and

(iii)	Lenders and/or Hedge Counterparties whose Voting Entitlements aggregate more than 66 2⁄3 per cent. of the Voting Entitlements of all Lenders and Hedge Counterparties have consented or agreed to such consent, waiver, amendment or entry, then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

18.	OTHER INDEMNITIES

18.1	Currency indemnity

(a)	If any sum due from a Relevant Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Relevant Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Relevant Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Relevant Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

The Company shall (or shall procure that a Relevant Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by any Relevant Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Relevant Obligor or with respect to the transaction contemplated or financed under this Agreement;

(d)	a failure by a Relevant Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing Among The Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

18.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.4	Indemnity to the Security Agent

(a)	Each Relevant Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

19.	MITIGATION BY THE LENDERS

19.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 16 (Tax Gross-Up And Indemnities) or Clause 17 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.	COSTS AND EXPENSES

20.1	Transaction expenses

The Company shall within five Business Days (other than in respect of costs and expenses required to be paid as a condition to Utilisation) on demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

20.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Company shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees, disbursements and other out of pocket expenses) reasonably incurred or made by the Agent, the Arrangers and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Security Agent’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Company shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Security Agent and the Company fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of Hong Kong (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

20.4	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees, disbursements and other out of pocket expenses) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

21.	GUARANTEE AND INDEMNITY

21.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):

(a)	any payment to a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided, reduced or required to be restored, or

(b)	any discharge, compromise or arrangement (whether in respect of the obligations of any Obligor or any security for any such obligation or otherwise) given or made wholly or partly on the basis of any payment, security or other matter which is avoided, reduced or required to be restored, then:

(c)	the liability of each Obligor shall continue (or be deemed to continue) as if the payment, discharge, compromise or arrangement had not occurred; and

(d)	each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge, compromise or arrangement had not occurred.

21.4	Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by any act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party.

21.5	Guarantor Intent

Without prejudice to the generality of Clause 21.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents (including any Incremental Facility) and/or any facility or amount made available under any of the Finance Documents for or in connection with any purpose whatsoever, including without limitation, any of the following: any Relevant Property expansion; acquisitions of any nature; increasing working capital; enabling dividends or distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and expenses associated with any of the foregoing.

21.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause 21 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If any Obligor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all the Secured Obligations to be repaid or discharged in full, on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment Mechanics).

21.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.	REPRESENTATIONS

22.1	General

Each Relevant Obligor makes the representations and warranties set out in this Clause 22 (Representations) at the times set out herein.

22.2	Times when representations made

(a)	All the representations and warranties in Clause 22 (Representations) are made by each Relevant Obligor on the Second Amendment and Restatement Effective Date except for the representations and warranties set out in Clause 22.15 (No misleading information) thereof which are deemed to be made by each Relevant Obligor with respect to the information provided by or on behalf of an Obligor for the preparation of the Financial Model, on the Second Amendment and Restatement Effective Date.

(b)	The representations and warranties in Clause 22.15 (No misleading information) are deemed to be made by each Relevant Obligor on the Syndication Date.

(c)	The Repeating Representations are deemed to be made by each Relevant Obligor on:

(i)	the date of each Utilisation Request;

(ii)	each Utilisation Date; and

(iii)	the first day of each Interest Period.

(d)	All the representations and warranties in Clause 22 (Representations) except Clause 22.15 (No misleading information) thereof are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(e)	Each representation or warranty deemed to be made after the Second Amendment and Restatement Effective Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

Status, authorisations and governing law

22.3	Status*

(a)	Each Relevant Obligor is a corporation duly incorporated or organised, as the case may be, and validly existing under the law of its jurisdiction of incorporation or organisation, as the case may be.

(b)	Each of the Relevant Obligors and each of its Subsidiaries (other than any Excluded Subsidiary) has the power to own its assets and carry on its business as it is being conducted.

22.4	Binding obligations*

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

22.5	Pari Passu*

The payment obligations under the Finance Documents of each of the Relevant Obligors rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.6	Non-conflict with other obligations*

The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to such Obligor;

(b)	its and each of its Subsidiaries’ (other than any Excluded Subsidiary’s) Constitutional Documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ (other than any Excluded Subsidiary’s) assets or constitute a default or termination event (however described) under any such agreement or instrument, except where a Material Adverse Effect does not or would not be reasonably expected to occur.

22.7	Power and authority*

Each Obligor has the power to enter into, perform and deliver, and if that Obligor is a corporation has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

22.8	Validity and admissibility in evidence*

(a)	All Authorisations (other than in respect of any Excluded Project) required:

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for it to carry out its business which are part of the Projects, where the failure of obtaining such Authorisations has or would reasonably be expected to have a Material Adverse Effect, have been obtained or effected and are in full force and effect.

22.9	Governing law and enforcement*

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in each Obligor’s Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

No default or tax liability

22.10	[INTENTIONALLY OMITTED]

22.11	No filing or stamp taxes

Subject to the Legal Reservations, under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (save for any stamp, registration, notarial or similar Tax which is referred to in any legal opinion of legal counsel in Macau SAR delivered to the Agent under clause 4 (Amendment) of the Second Amendment and Restatement Agreement, which will be made or paid promptly after the date of the relevant Finance Document).

22.12	Deduction of Tax

No Obligor is required under the laws of its Relevant Jurisdiction or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

22.13	No default*

(a)	No Event of Default (or Default in the case of representations made on the Second Amendment and Restatement Effective Date) is continuing or would reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which its assets are subject which has or would reasonably be expected to have a Material Adverse Effect.

22.14	Taxation*

No Relevant Obligor is materially overdue in the filing of any Tax returns nor is any Relevant Obligor overdue in the payment of any amount in respect of Tax, (a) where the failure to file or pay the Tax has or would reasonably be expected to have a Material Adverse Effect or (b) unless such payment is being contested in good faith by appropriate measures and sufficient reserves in cash or other liquid assets have been retained in accordance with GAAP in respect of such payment.

Provision of information - general

22.15	No misleading information (*repeating in respect of (e))

Save as disclosed in writing to the Agent and the Arrangers prior to the date of the Second Amendment and Restatement Agreement:

(a)	Any factual information provided by or on behalf of an Obligor for the preparation of the Financial Model was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)	The financial projections contained in the Financial Model were prepared on the basis of recent historical information at the time and were based on reasonable assumptions.

(c)	The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of any Financial Model were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) based on reasonable grounds.

(d)	All projections contained in the Financial Model on or before such date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(e)	All other written factual information provided by any Relevant Obligor to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and was not misleading in any material respect.

22.16	Financial Statements (*repeating in respect of (a) to (c))

(a)	The most recent consolidated financial statements of the Parent delivered pursuant to Clause 23.4 (Financial statements):

(i)	have been prepared in accordance with GAAP; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(b)	Any quarterly unaudited consolidated financial statements or audited annual financial statements of MPEL delivered to the Agent pursuant to paragraph (m) of Clause 23.9 (Information: miscellaneous):

(i)	have been prepared in accordance with GAAP; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(c)	The most recent consolidating statements for the Group (based on the consolidated financial statements of the Parent after deduction of any contribution from, and excluding losses attributable to, any Excluded Project, Excluded Subsidiary or any other entity outside the Group), fairly represent the financial condition of the Group as at the end of, and combined results of operation for, the period to which they relate.

(d)	The Projections supplied under this Agreement:

(i)	were arrived at after careful consideration and have been prepared in good faith and with due care on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied; and

(ii)	are consistent with the provisions of the Transaction Documents (including Clause 23.9 (Information: miscellaneous) and Clause 24 (Financial Covenants)) and the financial statements supplied under this Agreement.

(e)	Since 31 March 2015 there has been no material adverse change in the business, assets or financial condition of the Group.

22.17	[INTENTIONALLY OMITTED]

No proceedings or breach of laws

22.18	No proceedings pending or threatened*

Save for any frivolous or vexatious claims (which, in the case of any such proceedings commenced in any jurisdiction other than Macau SAR, have been vacated, discharged, stayed or bonded pending appeal within 60 days of commencement) or save as otherwise disclosed to and accepted by the Agent, to the best of its knowledge and belief and having made due and careful enquiry, no litigation, arbitration, administrative proceedings or investigations of, or before, any court, arbitral body or other Governmental Authority which has or would reasonably be expected to have an Excluded Project Material Adverse Effect have been started or threatened against any Obligor.

22.19	No breach of laws*

No Obligor has breached any law or regulation which breach has or would reasonably be expected to have a Material Adverse Effect.

22.20	Environmental laws*

(a)	Each Obligor is in compliance with Clause 25.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief (having made due and careful enquiry), the Relevant Properties do not contain any hazardous substances or antiquities or other obstructions whose presence affects or would reasonably be expected to affect any Obligor or the carrying out of any of the Projects in any material and adverse manner or otherwise has or would reasonably be expected to have a Material Adverse Effect.

Ownership of assets

22.21	[INTENTIONALLY OMITTED]

22.22	Ranking*

Subject to the Legal Reservations, the Transaction Security has or (when granted) will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

22.23	[INTENTIONALLY OMITTED]

22.24	Good title to assets*

Each Relevant Obligor has good, valid and marketable title to, or valid leases or licences of or is otherwise permitted to use the assets necessary to carry on its business as currently conducted.

22.25	Legal and beneficial ownership*

(a)	Each of the Obligors is or will be (as the case may be) the sole legal and beneficial owner of the respective assets over which it purports to grant Security in each case free from any claims, third party rights or competing interests other than Permitted Security permitted under Clause 25.16 (Negative pledge).

(b)	The Subconcession is legally and beneficially owned by the Company.

22.26	[INTENTIONALLY OMITTED]

22.27	Shares*

The shares of any Relevant Obligor which are or will be subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. Neither the Constitutional Documents of companies whose shares are subject to the Transaction Security nor any other Legal Requirement (save for, in respect of the Company and, in relation to any transfer, in respect of any direct or indirect shareholder therein, relevant Legal Requirements under the Subconcession) can or do restrict or inhibit any transfer or other disposal of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Relevant Obligor (including any option or right of pre-emption or conversion), other than as permitted by the Finance Documents.

22.28	[INTENTIONALLY OMITTED]

22.29	Insurance*

(a)	Each Relevant Obligor is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and in the jurisdiction in which it is or proposed to be engaged.

(b)	To the best knowledge and belief of each Relevant Obligor (after having made due and careful enquiry), no event or circumstance has occurred (including any omission to disclose any fact) which could validly entitle the relevant insurers in respect of any such insurance to terminate, rescind or otherwise avoid or reduce its liability under such insurance to the extent such termination, rescission, avoidance or reduction has or would reasonably be expected to have a Material Adverse Effect.

Provision of information - Group

22.30	[INTENTIONALLY OMITTED]

22.31	[INTENTIONALLY OMITTED]

Miscellaneous

22.32	Material Documents*

(a)	The Agent has received a true, complete and correct copy of each of the Material Documents in effect or required to be in effect as of the date of this representation is made (including all exhibits, schedules, disclosure letters, modifications and amendments referred to therein or delivered or made pursuant thereto, if any).

(b)	Each Material Document is in full force and effect and enforceable against the parties thereto in accordance with its terms, subject only to the Legal Reservations.

22.33	Labour Disputes*

There are no strikes, lockouts, stoppages, slowdowns or other labour disputes against any Relevant Obligor pending or, to the best of the knowledge and belief (having made all due and proper enquiry) of each Obligor, threatened that (individually or in the aggregate) have or would be reasonably expected to have a Material Adverse Effect.

22.34	Anti-Terrorism Laws*

(a)	To the best of the Obligors’ knowledge, no Obligor nor any Affiliate thereof: (i) is, or is controlled by, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)	Each Obligor and, to the best of the Obligors’ knowledge, each Affiliate thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

22.35	Acting as Principal*

Save for the Company when acting in its capacity as Obligors’ Agent, each Obligor is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any person in relation to the Finance Documents.

23.	INFORMATION UNDERTAKINGS

23.1	Content

The Relevant Obligors undertake to each Finance Party that they shall comply with the covenants set out in this Clause 23 (Information Undertakings).

23.2	Duration

The covenants in this Clause 23 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.3	Definitions

In this Agreement:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 23.4 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 23.4 (Financial statements).

23.4	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years:

(i)	the audited consolidated financial statements for that Financial Year of the Parent reported on without any “going concern” or like qualification or exception, or any other qualification arising out of the scope of each audit, by the Auditors; and

(ii)	the unaudited consolidated financial statements for the Group (upon which the Auditors will perform certain agreed upon procedures to verify their correctness); and

(b)	as soon as they are available, but in any event within 60 days after the end of each Financial Quarter of each of its Financial Years, the unaudited consolidated financial statements for that Financial Quarter of the Parent (together with consolidating financial statements), prepared without taking into account any contribution from any Excluded Project Revenues, any Excluded Project, Excluded Subsidiary or any other entity outside the Group.

23.5	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of Annual Financial Statements and Quarterly Financial Statements of the Parent.

(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations of Leverage, Total Leverage and Interest Cover for each Relevant Period, computations as to compliance with Clause 24.2 (Financial condition) and the Margin computations set out in the definition of “Margin” as at the date as at which those financial statements were drawn up.

(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Company.

23.6	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements which provides for a consolidation of all members of the Parent includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:

(i)	each set of Annual Financial Statements of the Parent and MPEL (in the case of MPEL, which are delivered pursuant to paragraph (m) of Clause 23.9 (Information: miscellaneous) below) shall be audited by the Auditors;

(ii)	each set of Quarterly Financial Statements includes equivalent figures for the Financial Year to date and each set of Annual Financial Statements and Quarterly Financial Statements also sets forth in comparative form figures for the previous year; and

(iii)	each set of Annual Financial Statements and Quarterly Financial Statements contains a supplement to the balance sheet and profit and loss account which summarises (in reasonable detail) the effect of not taking into account any contribution from, or any losses attributable to, any Excluded Project Revenues, any Excluded Project, Excluded Subsidiary or any other entity outside the Group on such Annual Financial Statements and Quarterly Financial Statements.

(b)	Each set of financial statements delivered pursuant to Clause 23.4 (Financial statements):

(i)	shall be certified by the chief financial officer of the Company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up, and in the case of its audited Original Financial Statements, fairly representing (as at the time such financial statements are delivered) its consolidated financial condition and results of operations and give a true and fair view of its consolidated financial condition and results of operations; and

(ii)	shall be prepared using GAAP, accounting practices and financial reference periods substantially consistent with those applied in the preparation of the Financial Model, the Original Financial Statements and the Projections unless the Company notifies the Agent that there has been a change in GAAP, or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Relevant Obligor), in which case, it shall deliver to the Agent:

(1)	a description of any change necessary for those financial statements to reflect GAAP, or accounting practices upon which the Financial Model, Projections or, as the case may be, any Original Financial Statements or subsequent financial statements were prepared;

(2)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether comparable computations to those referred to in Clause 23.5 (Provision and contents of Compliance Certificate) have been made, to determine whether Clause 24 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of “Margin” and to make an accurate comparison between the financial position indicated in those financial statements and the Financial Model, the Projections, the Original Financial Statements or, as the case may be, any subsequent financial statements;

(c)	If the Company notifies the Agent of any change in accordance with paragraph (b)(ii)above, the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and, if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms. If no such agreement is reached within 30 days of that notification of change, the Agent shall (if so requested by the Majority Lenders) instruct the Auditors or independent accountants (approved by the Company or, in the absence of such approval within 5 days of request by the Agent of such approval, a firm with recognised expertise) to determine any amendments to Clause 24 (Financial Covenants), the Margin computations set out in the definition of “Margin” and any other terms of this Agreement which the Auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the Auditors, or as the case may be, accountants. The cost and expense of the Auditors or accountants shall be for the account of the Company.

23.7	[INTENTIONALLY OMITTED]

23.8	Year-end

The Company shall not change its Financial Year-end or Financial Quarter-end and shall procure that each Financial Year-end of each member of the Group and each other Relevant Obligor falls on 31 December and each Financial Quarter-end of each member of the Group and each other Relevant Obligor falls on the relevant Quarter Date.

23.9	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly, a copy of any letter, agreement, deed or other document or instrument which amends, varies, waives, novates, supplement, extends, replaces or restates any Material Document entered into after the Second Amendment and Restatement Effective Date and promptly, upon receiving any notice of default by any person under a Material Document which would or would reasonably be expected to give rise to a right to terminate a Material Document, or upon receiving any notice of the occurrence of any event under a Material Document which, with the expiry of any grace period, the giving of notice or the making of any determination provided thereunder, or any combination of the foregoing, would give rise to a right to terminate, a written statement describing such matters and an explanation of any actions being taken by the Company or other Relevant Obligor with respect thereto;

(b)	promptly, unless already notified pursuant to the foregoing, a copy of any notice of termination (save upon expiration in accordance with its terms) in respect of a Material Document or a Hedging Agreement, details of any default under a Material Document or a Hedging Agreement and details of any other of the events referred to in the preceding sub-paragraph which (in each case) may give rise to a right to terminate under a Material Document or Hedging Agreement;

(c)	promptly, details of any insurance claim or series of related insurance claims by any Relevant Obligor under any insurance policies required to be maintained under this Agreement which exceed, in aggregate, USD50,000,000 (or its equivalent), details of material changes in the insurance cover under any insurance policies required to be maintained under this Agreement in respect of the Group and, upon request by the Agent, copies of insurance policies or certificates of insurance in respect of the Group under any insurance policies required to be maintained under this Agreement or such other evidence of the existence of those policies as may be reasonably acceptable to the Agent;

(d)	a copy of each written notice which is delivered under or (if material to the interests of the Finance Parties) in connection with the Subconcession or any Land Concession promptly upon receipt of such notice;

(e)	at the same time as they are dispatched, copies of all documents dispatched by a Relevant Obligor to its shareholders generally (or any class of them) or dispatched by a Relevant Obligor to its creditors generally (or any class of them);

(f)	promptly upon becoming aware of them, the details of any litigation, arbitration or investigation by a Governmental Authority or other administrative proceedings which are current, threatened or pending against any Obligor which would involve a loss, liability, or a potential or alleged loss or liability, exceeding USD50,000,000 (or its equivalent) or which has or would reasonably be expected to have an Excluded Project Material Adverse Effect, or any material development in any such proceedings, in each case together with such other information concerning such proceedings as the Agent may reasonably require;

(g)	promptly, notice of any event, occurrence or circumstance which renders or which would reasonably be expected to render any Relevant Obligor incapable of meeting any material obligation under any Material Document as and when required thereunder which would or would reasonably be expected to give rise to a right to terminate a Material Document;

(h)	promptly upon becoming aware of them, the details of any claim, disposal or other facts and circumstances which may require a prepayment under paragraph (a) of Clause 10.2 (Mandatory Prepayment);

(i)	(at the same time, and to the extent permitted by any applicable law, regulation or any other restriction imposed by a stock exchange or regulatory authority and provided such notification is not prohibited by any confidentiality obligations owed by a Relevant Obligor to any Sponsor or any other person in connection with the acquisition of any Relevant Obligor or Bondco and its Subsidiaries) details of an issue, allocation or transfer of the legal or beneficial ownership of or change of control of any share of any Relevant Obligor, Bondco or any Subsidiary of any of the foregoing;

(j)	a copy of any filing made with any stock exchange or regulatory authority in respect of circumstances that could give rise to a change of control of any share of any Relevant Obligor at the same time as that filing is made;

(k)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(l)	promptly on request, such further information regarding the financial condition, assets and operations of any Relevant Obligor or an updated group structure chart as any Finance Party through the Agent may reasonably request; and

(m)	promptly on request (acting reasonably), the quarterly unaudited consolidated financial statements or audited annual financial statements of MPEL.

23.10	Notification of default

(a)	Each Relevant Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Company shall notify the Agent of the occurrence promptly upon becoming aware thereof of an event of default (however described) under or in respect of the Bond.

23.11	“Know your customer” checks

(a)	If:

(i)	any existing law or regulation or the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

24.	FINANCIAL COVENANTS

24.1	Financial definitions

In this Agreement:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (and for the avoidance of doubt, any deposit paid to and retained by a member of the Group in connection with any lease of real property shall not fall within this paragraph (d);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition (excluding (i) any given in respect of trade credit arising in the ordinary course of business and otherwise comprising Permitted Guarantees under paragraphs (a) or (b) of the definition thereof; (ii) any documentary credit which is or is to the extent of being, cash collateralised and (iii) any contingent liability of the Company under the Subconcession Bank Guarantee Facility);

(g)	any amount raised by the issue of redeemable shares (other than at the option of the issuer) which are redeemable (other than at the option of the issuer) before the Final Repayment Date;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

excluding in each case (but only to the extent otherwise included):

(i)	any guarantees or other payment undertakings given pursuant to paragraph (h) of the definition of Permitted Guarantee set out in Clause 1.1 (Definitions); and

(ii)	any current trade receivables and payables arising between members of the Group and members of the MPEL Group or Sponsor Group Shareholders arising in the ordinary course of business.

“Business Acquisition” means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which in accordance with GAAP is treated as capital expenditure and including the capital element of any expenditure or obligation incurred in connection with a finance or capital lease.

“Cash” means, at any time, cash at bank credited to an account in the name of an Obligor with an Acceptable Bank and to which an Obligor is alone beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days of demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except Transaction Security; and

(d)	such cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

“Consolidated EBITDA” means the consolidated profits of the Group from ordinary activities before taxation:

(a)	before deducting any income Tax expense (whether or not paid during that period) other than Tax on gross gaming revenue;

(b)	before deducting any Consolidated Net Finance Charges (which, for the purposes of this paragraph (b) only, shall include the aggregate amount of any accrued interest payable by MPEL Investments under the Bondco Loan);

(c)	before taking into account any accrued interest owing to any member of the Group;

(d)	before taking into account any gains, losses or charges associated with hedges, options or other derivative instruments

(e)	before deducting any amount attributable to the amortisation of goodwill or other intangible assets or the depreciation of tangible assets;

(f)	before taking into account any items treated as Exceptional Items or extraordinary items (including the amount of any gain or loss arising from the disposal of any interest in an Excluded Subsidiary);

(g)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(h)	after deducting the amount of any profit of any investment or entity (which is not itself a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Group through distributions by such investment or entity;

(i)	before taking into account any realised and unrealised exchange gains and losses including those arising on translation of currency debt; and

(j)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset,

in each case, (A) without double counting to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation; and (B) without taking into account the amount of any profit or loss (but only, in each case, to the extent otherwise taken into account) of any member of the Group which is attributable to any Excluded Project, any Excluded Project Revenues or its interest in any Excluded Subsidiary.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group to counterparties under any interest rate or other hedging arrangement;

(d)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate or other hedging arrangement;

(e)	deducting any accrued interest owing to any member of the Group on any Cash or Permitted Investments;

(f)	excluding any interest or other finance payments (capitalised or otherwise) in respect of any Sponsor Group Loans or Subordinated Debt;

(g)	excluding any such upfront fee and any accrued interest payable by MPEL Investments under the Bondco Loan; and

(h)	excluding any accrued commission and fees payable by the Obligors under any Fee Letters.

“Consolidated Total Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	excluding any such obligations to any other member of the Group and any Sponsor Group Loans or Subordinated Debt;

(b)	including any such obligations under or in respect of any Bond Guarantee (but excluding them to the extent they are subordinated on substantially the same terms as the Subordination Deed or otherwise on terms reasonably acceptable to the Agent); and

(c)	including, in the case of finance leases, only the capitalised value therefor,

and so that no amount shall be included or excluded more than once.

“Consolidated Total Senior Secured Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations in respect of any Sponsor Group Loans, Bondco Loans and under or in respect of any Bond Guarantee to the extent such obligations remain unsecured on assets or Capital Stock of a member of the Group;

(c)	excluding any such obligations which are not secured on assets or Capital Stock of a member of the Group;

(d)	including, in the case of finance leases, only the capitalised value therefor,

and so that no amount shall be included or excluded more than once.

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising in connection with:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets;

(c)	disposals of assets associated with discontinued operations;

(d)	issuance or repayment of indebtedness, refinancing transactions or amendment or modifications; and

(e)	expenses related to costs incurred in connection with any acquisition, investment or recapitalization.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“First Test Date” means 30 September 2015.

“Interest Cover” means the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Relevant Period;

“Leverage” means the ratio of Consolidated Total Senior Secured Debt on a specified date to Consolidated EBITDA in respect of any Relevant Period ending on such date.

“Net Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Consolidated Net Finance Charges;

(b)	the aggregate of all scheduled and mandatory payments of any Borrowings falling due and any made (but excluding any such obligations owed to any member of the Group or any person which is a creditor of a Sponsor Group Loan owed by a member of the Group and also excluding any repayments under the Revolving Credit Facility and any Incremental Revolving Credit Facility or any other revolving facilities available for simultaneous redrawing according to the terms of that facility); and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any finance lease or capital lease entered into by any member of the Group,

and so that no amount shall be included or excluded more than once.

“New Shareholder Injections” means the aggregate amount subscribed for by any person (other than a member of the Group) for ordinary shares in the Parent or any other Relevant Obligor or for Sponsor Group Loans or Subordinated Debt in the Parent or any other Relevant Obligor.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on the last day of each Financial Quarter of the Company’s financial year.

“Test Date” means the First Test Date and each Quarter Date thereafter.

“Total Leverage” means the ratio of Consolidated Total Debt on a specified date to Consolidated EBITDA in respect of any Relevant Period ending on such date.

24.2	Financial condition

The Company shall ensure that:

(a)	Interest Cover: Interest Cover in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall be or shall exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First Test Date and each Test Date thereafter	2.5 : 1

(b)	Leverage: Leverage in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First Test Date and each Test Date thereafter	3.5 : 1

(c)	Total Leverage: Total Leverage in respect of any Relevant Period expiring on the Test Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Test Date.

Column 1 Relevant Period	Column 2 Ratio
First Test Date and each Test Date thereafter	4.5 : 1

24.3	Financial testing

The financial covenants set out in Clause 24.2 (Financial condition) shall be calculated and tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 23.5 (Provision and contents of Compliance Certificate).

25.	GENERAL UNDERTAKINGS

Authorisations and compliance with laws

25.1	Permits

Each Relevant Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon request by the Agent supply certified copies to the Agent of,

any Authorisation (including any amendments, supplements or other modifications thereto) required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(iii)	enable it to own its assets and carry on its business which are part of the Projects,

where failure to do so has or would be reasonably expected to have a Material Adverse Effect.

25.2	Compliance with laws

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will) comply with all Legal Requirements and its Constitutional Documents (in each case, where non-compliance has or would be reasonably expected to have a Material Adverse Effect) and will comply with all applicable anti-money laundering, counter-terrorism financing, economic or trade sanctions laws and regulations (including, without limitation, each Anti-Terrorism Law).

25.3	Environmental compliance

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws applicable to it;

(b)	obtain, maintain and ensure compliance in all respects with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

25.4	Environmental claims

Each Relevant Obligor shall inform the Agent as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has commenced or (to the best of such Obligor’s knowledge and belief) is threatened against any member of the Group; or

(b)	any facts or circumstances which results in or would reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group,

in each case where such Environmental Claim has or would reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

25.5	Taxation

(a)	Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes required to be paid by it when due within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes or other obligations and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 23.4 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes or other obligations does not have and would not reasonably be expected to have a Material Adverse Effect.

(b)	No Relevant Obligor may change its residence for Tax purposes.

(c)	Each Relevant Obligor shall inform the Agent as soon as practicable upon becoming aware of any claims or investigations made or conducted against such Relevant Obligor with respect to Taxes where a liability of, or a claim against, such Relevant Obligor of US$50,000,000 (or its equivalent in any other currency) or more would reasonably be expected to arise, other than any claims or investigations that are being contested in good faith by appropriate measures and sufficient reserves in cash or other liquid assets have been retained in accordance with GAAP in respect of such claims or investigations.

25.6	Anti-Money Laundering

Each Relevant Obligor will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Finance Documents are derived from any unlawful activity.

Restrictions on business focus

25.7	Merger

No Relevant Obligor shall (and the Company shall ensure that no member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction or where the surviving entity following any such amalgamation, demerger, merger, consolidation or corporate reconstruction is a Relevant Obligor.

25.8	Conduct of business and maintenance of status

The Company shall procure that no substantial change is made to the general nature of the business of the Relevant Obligors or the Group (in each case, taken as a whole) from that carried on as at 31 December 2014.

25.9	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

25.10	Joint ventures

(a)	No Relevant Obligor shall (and the Company shall ensure that no member of the Group will) enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture except for:

(i)	the transactions contemplated in paragraph (d) of the definition of “Permitted Transaction”;

(ii)	a Joint Venture entered into or invested in by a member of the Group with:

(A)	another member of the Group;

(B)	a member of the MPEL Group which is not a member of the Group, provided that:

(1)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such entry or investment, if determined on a pro forma basis after giving effect to such Joint Venture would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants)) and no Default would result therefrom; or

(2)	where:

(I)	such Joint Venture is entered into on arm’s length terms (or better, for the relevant member of the Group);

(II)	the value of such investment does not exceed the Annual Basket; and

(III)	no Default would result therefrom;

(C)	a person who is not a member of the Group or the MPEL Group, provided that:

(1)	Leverage, Total Leverage and Interest Cover for the Test Date immediately prior to such entry or investment, if determined on a pro forma basis after giving effect to Joint Venture would not exceed (or in the case of Interest Cover, would not be less than) the applicable ratio set forth opposite that Test Date in Clause 24 (Financial Covenants));

(2)	such joint venture is entered into or invested in on arm’s length terms (or better, for the relevant member of the Group); and

(3)	no Default would result therefrom.

(iii)	any investment in any Joint Venture which is engaged in the business of the MPEL Group where the aggregate amount of investments in all such Joint Ventures by any member of the Group does not exceed USD10,000,000 (or its equivalent).

(b)	No Relevant Obligor shall (and the Company shall ensure that no member of the Group will) transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing) unless such transaction is a Permitted Acquisition, a Permitted Disposal, Permitted Guarantee, Permitted Security or a Permitted Loan.

25.11	[INTENTIONALLY OMITTED]

Restrictions on dealing with assets and Security

25.12	Preservation of assets and Security

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will) preserve and protect the Security expressed to be created pursuant to the Transaction Security Documents and, if any Security (other than Permitted Security) is asserted against any of the Charged Property, promptly give the Agent written notice with reasonable detail of such Security and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner reasonably satisfactory to the Agent.

25.13	Pari passu ranking

Each Relevant Obligor (and the Company shall ensure that each member of the Group) shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.14	[INTENTIONALLY OMITTED]

25.15	Subconcession and Land Concessions

Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply, duly and promptly, with its obligations and preserve and enforce all of its rights under the Subconcession and pursue any claims and remedies arising thereunder;

(b)	obtain and maintain definitive registration with the Macau Real Estate Registry of the horizontal property comprised in any area of each Project classified as a casino in accordance with article 42 of the Subconcession so that the casino area is registered as one unit separate and independent from the horizontal property contained in all the remaining areas of the Project upon obtaining all Permits required from the Macau SAR for such registration to be made and which Permits the Company shall ensure will be obtained as soon as possible;

(c)	obtain and maintain classification as a casino or gaming zone by the Macau SAR of any part of any Project in which any operation of casino games of chance or other forms of gaming is carried out in accordance with article 9 of the Subconcession;

(d)	obtain and maintain definitive registration with the Macau Real Estate Registry in respect of the land referred to in each Project Land Concession as soon as practicable;

(e)	notify the Agent promptly upon receiving:

(i)	notice of any consultations with the Macau SAR (as contemplated by the Subconcession Direct Agreement or otherwise) in relation to any termination of the Subconcession;

(ii)	notice of any consultations with the Macau SAR (as contemplated by the Land Concession Direct Agreement or otherwise) in relation to any termination or rescission of the Land Concession;

(iii)	notice of any negotiations with the Macau SAR pursuant to article 83 of the Subconcession;

(iv)	any notice from the Macau SAR pursuant to clause 3 of article 80 of the Subconcession; or

(v)	any notice from the Macau SAR pursuant to clause 4 of article 80 of the Subconcession, and keep the Agent fully appraised thereof;

(f)	not designate or cause to be designated any area in the Projects (other than the horizontal property identified as comprising the casino in the plans and specifications delivered to the Agent prior to the Second Amendment and Restatement Effective Date) as a casino or gaming zone unless such designation would not cause the aggregate area which is classified as casino or gaming zones by the Macau SAR to exceed 650,000 square feet in respect of the City of Dreams Project and 250,000 square feet in respect of the Altira Project and the Agent has received evidence that, in the event of the reversion of such area to the Macau SAR upon termination of the Subconcession, such reversion would not materially affect the City of Dreams Project or the ongoing operation thereof;

(g)	not enter into or permit to subsist any arrangement with any gaming junket-tour promoters, directors or collaborators unless such persons and any such arrangement are in compliance with the requirements of the Subconcession and all other applicable Legal Requirements and the Company shall monitor the activities of such persons in regard to such arrangements and shall take all necessary or appropriate reasonable measures to ensure such compliance;

(h)	remain the subconcessionaire under the Subconcession and comply with the terms of the Subconcession; and

(i)	not grant any further subconcession under the Subconcession as long as it is prohibited by the laws of Macau SAR.

25.16	Negative pledge

In this Clause 25.16, “Quasi-Security” means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Relevant Obligor shall (and the Company shall ensure that no member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Relevant Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Relevant Obligor or any other member of the Group;

(ii)	sell, transfer factor or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

25.17	Disposals

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

25.18	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure no member of the Group will) enter into any transaction with any person except on arm’s length terms (or better, for the relevant member of the Group) and for fair market value (or better, for the relevant member of the Group).

(b)	The following transactions shall not be a breach of paragraph (a):

(i)	Sponsor Group Loans and other Subordinated Debt;

(ii)	fees, costs and expenses and any other payments payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent under Clause 4 (Conditions of Utilisation) or agreed by the Agent;

(iii)	the entry into by the Company of any Excluded Project Agreement or any transaction contemplated thereunder provided that (save in the case of the New Cotai Agreement) any claim, interest, liability or right of recourse of any kind of any counterparty to such Excluded Project Agreement in connection therewith against or in the Company or any of its assets (including, without limitation, the Projects) is limited to an aggregate amount equal to all Excluded Project Revenues derived in respect of that Excluded Project and any other assets of the Company comprised in, relating to or derived from that Excluded Project (and which do not form part of and (other than in the case of Excluded Project Revenues) which are not necessary to ensure to the Group the full benefit of any Project);

(iv)	intra-Group loans and employee loans permitted under Clause 25.19 (Loans or credit);

(v)	any Permitted Transactions (unless required by their terms to be on arm’s length terms and/or for fair market value);

(vi)	the following Disposals referred to in the definition of Permitted Disposal set out in Clause 1.1 (Definitions):

(A)	paragraphs (e), (f), (g), (h), (i) and (n);

(B)	(to the extent that it relates to an Excluded Project Agreement) paragraphs (j) and (l); and

(C)	(except to the extent expressly required in such paragraph), paragraphs (m);

(vii)	any acquisition referred to in paragraph (a) and (c) of the definition of “Permitted Acquisition” set out in Clause 1.1 (Definitions), except to the extent expressly required otherwise;

(viii)	any loan referred to in paragraph (c) of the definition of “Permitted Loan” set out in Clause 1.1 (Definitions), except to the extent expressly required otherwise;

(ix)	any guarantee referred to in paragraph (i) of the definition of “Permitted Guarantee” set out in Clause 1.1 (Definitions), except to the extent expressly required otherwise;

(x)	the entry into by any member of the Group of any agreement, deed or other instrument which is required for the granting of the Security contemplated in paragraph (q) of the definition of Permitted Security set out in Clause 1.1 (Definitions) or the giving of the guarantees or payment undertaking contemplated by paragraph (h) of the definition of Permitted Guarantee set out in Clause 1.1 (Definitions);

(xi)	any transaction entered into by a member of the Group with another member of the Group; and

(xii)	any transaction or series of related transactions, the aggregate consideration or value of which does not exceed US$5,000,000 in any financial year.

Restrictions on movement of cash - cash out

25.19	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction,

or (for the avoidance of doubt) the incurrence or settlement between members of the Group and members of the MPEL Group of any current account and advances, payables and receivables which would not otherwise be a loan arising between such persons.

25.20	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

25.21	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any Sponsor Group Shareholder or any Affiliate thereof which is not a member of the Group, except in the ordinary course of business; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

(other than in the case of paragraph (iii) above, a “Distribution”);

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction.

25.22	Subordinated Debt

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under the Subconcession Bank Guarantee Facility, any Sponsor Group Loans or any other Subordinated Debt;

(ii)	pay any interest, fees or other amounts payable in connection with the Subconcession Bank Guarantee Facility, any Sponsor Group Loans or any other Subordinated Debt; or

(iii)	purchase, redeem, defease or discharge, exchange or enter into any sub-participation arrangements in respect of any amount outstanding with respect to the Subconcession Bank Guarantee Facility, any Sponsor Group Loans or any other Subordinated Debt.

(b)	Paragraph (a) does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is:

(i)	a Permitted Payment; or

(ii)	a Permitted Transaction.

Restrictions on movement of cash - cash in

25.23	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Relevant Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

25.24	Share capital

No Relevant Obligor shall (and the Company shall ensure no member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

25.25	Insurance

(a)	Each Relevant Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All such insurances and reinsurances must be with reputable independent insurance companies or underwriters.

25.26	Access

Each Relevant Obligor shall, and the Company shall ensure that each member of the Group will, subject to prior reasonable request and notice (but notice only where a Default is continuing), procure that the Agent, the Security Agent, accountants or other professional advisers or contractors of the Agent or the Security Agent be allowed reasonable rights of inspection and access during normal business hours to the Relevant Properties, the Projects and any other premises or assets of any member of the Group (other than premises or assets solely forming part of an Excluded Project and not in any way connected to any Project), to the Auditors and other senior officers of any member of the Group and to the books, accounts and records, and any other documents relating to the Projects or any Relevant Obligor or other member of the Group as they may reasonably require, and so as not unreasonably to interfere with their operations or those of any counterparty to a Material Document, and to take copies of any documents inspected.

25.27	[INTENTIONALLY OMITTED]

25.28	Intellectual Property

Each Relevant Obligor shall (and the Company shall ensure that each Group member will):

(a)	procure that it is the legal and beneficial owner of or has licensed to it or is otherwise permitted to use all Intellectual Property which is required by it for or in connection with the Projects;

(b)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the Relevant Obligor or Group member for or in connection with the Projects; and

(c)	in carrying on its business, not knowingly infringe any Intellectual Property of any third party, and shall prevent any infringement of the Intellectual Property required by it in connection with the Projects;

where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

25.29	[INTENTIONALLY OMITTED]

25.30	Amendments

No Relevant Obligor shall (and the Company shall ensure that no member of the Group will):

(a)	amend or modify, or permit the amendment or modification of its Constitutional Documents in any manner adverse to the interests of any of the Finance Parties under the Finance Documents;

(b)	agree to any termination of, or assign, transfer, cancel or waive or, without obtaining the prior written consent of the Agent (acting on the instructions of the Majority Lenders (acting reasonably)), agree to any amendment, modification or supplement to or any novation of any of its rights under a Land Concession except for any such action or things which would result in:

(i)	an increase of the gross floor construction area of the land subject to that Land Concession which is as permitted under Macau SAR legal requirements;

(ii)	any extension of the term;

(iii)	the removal of development or other obligations or terms;

(iv)	the imposition of less onerous developments or other obligations or terms in place of those comprised in that Land Concession;

(v)	any extension of the date required for completion of development of the land subject to that Land Concession;

(vi)	amendments to enable definitive registration of that Land Concession (or part thereof) in line with the works actually executed provided that such amendments do not adversely affect the interests of the Finance Parties;

(vii)	any amendments to the purpose of the Land Concession relating to the rating of a hotel;

(viii)	any amendments to the Land Concession for the City of Dreams Site which are required in order to dispose of the hotel under development as of the date of the Second Amendment and Restatement Agreement (including such amendments required to permit separation of the said hotel in an autonomous plot or lot or to permit the registration of the said hotel as an autonomous unit or units under strata title, in each case for such purpose), provided that any such amendments do not adversely affect the interests of any of the Finance Parties under the Finance Documents and have received any necessary Authorisation from any relevant Macau SAR Governmental Authority;

(ix)	any amendments to that Land Concession in order to permit registration of strata title in respect of a casino in the Projects;

(x)	any amendment of a mechanical or administrative nature or any amendment required by any Macau SAR Governmental Authority for which reasonable notice has been given (which do not, in each case, adversely affect the interests of any of the Finance Parties under the Finance Documents);

(xi)	any other amendments to a Land Concession that are not or would not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents;

(c)	agree to any termination of, or assign, transfer, cancel or waive or agree, in any manner materially adverse to the interests of any of the Finance Parties under the Finance Documents without obtaining the prior written consent of the Agent (acting on the instructions of the Majority Lenders) to any amendment, modification or supplement to or any novation of any of its rights under the Subconcession; or

(d)	agree to any amendment, modification or supplement to or any novation or termination of, or assign, transfer, cancel or waive any of its rights under the New Cotai Agreement, in any manner materially adverse to the interests of any of the Finance Parties under the Finance Documents, without obtaining the prior written consent of the Agent (acting on the instructions of the Majority Lenders), except for any amendment, modification or supplement to or any novation or termination of or assignment, transfer, cancellation or waiver which does not result in an increase in the level of recourse against the Company and which does not have or would not reasonably be expected to have a Material Adverse Effect.

25.31	Hedging and Treasury Transactions

No Relevant Obligor shall (and the Company will procure that no members of the Group will) enter into any Treasury Transaction, other than:

(a)	the hedging transactions contemplated by Schedule 9 (Hedging Arrangements) and documented by the Hedging Agreements;

(b)	other interest rate hedging arrangements entered into in the ordinary course of business and not for speculative purposes (including hedging in respect of actual or projected exposures in relation to the Facilities);

(c)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(d)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group for a period of not more than 12 months and not for speculative purposes, provided that, in the case of sub-paragraphs (b), (c) and (d) above, the counterparties thereto have no Security nor any right to share in any Security over any of the Charged Property.

25.32	Further assurance

(a)	Each Relevant Obligor shall (and the Company shall procure that each member of the Group and each other person whom it is intended should provide such Security will) promptly do all such acts and execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a first ranking mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security, including any assets acquired by any of the Relevant Obligors (other than, save to the extent they may comprise shares in the Company, the Managing Director) after the date of this Agreement) or for the exercise of any rights powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent and the Finance Parties Security over any property and assets of that Relevant Obligor or other person located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security after the Transaction Security has become enforceable under the terms hereof.

(b)	Each Relevant Obligor shall (and the Company shall procure that each member of the Group and such other persons shall) from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such other actions, as any of the Agent or the Security Agent may reasonably request, for the purposes of implementing or effectuating the provisions of the Finance Documents, or of more fully perfecting or renewing the rights of the Finance Parties with respect to the Transaction Security (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other assets acquired after the date of this Agreement by any Relevant Obligor, Group member or other person which may be deemed to be part of the Transaction Security) pursuant to the Finance Documents. Upon the exercise by the Agent, the Security Agent or any other Finance Party of any power, right, privilege or remedy pursuant to any of the Finance Documents which requires any consent, approval, notification, registration or Authorisation of any Governmental Authority, the Company shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent, the Security Agent or such Finance Party may reasonably be required to obtain from any Obligor or other Group member for such consent, approval, notification, registration or Authorisation.

25.33	[INTENTIONALLY OMITTED]

25.34	Bondco Intercompany Note / Bond Guarantee

(a)	No Relevant Obligor shall (and the Company shall ensure that no member of the Group will) enter into or agree to any amendment, variation, novation, supplement, supersession, waiver or (other than in accordance with its terms) termination in any respect of the Bondco Intercompany Note or any Bond Guarantee without the prior written consent of the Agent, save for (i) any Bondco Intercompany Note or Bond Guarantee or (ii) any amendment, variation, novation, supplement, supersession, or waiver or termination which (in the case or (i) or (ii)) is not, when compared to the terms of any existing Bondco Intercompany Note or Bond Guarantee (in each case, assuming the principal amount thereof is USD1,000,000,000 (or its equivalent)), any more detrimental to the interests of the Finance Parties.

(b)	No Relevant Obligor shall (and the Company shall ensure that no other member of the Group will) make any payment under or in respect of the Bondco Loan save for any Permitted Payment in respect thereof and any payment of interest on, or other payments (including any additional amounts payable in connection with any withholding or deduction in respect of Taxes from payments of this kind in respect of the Bondco Loan) in the nature of interest under, the Bondco Loan (it being acknowledged that any payment of (or in respect of) premium, liquidated damages or swap termination payments under the Bondco Loan shall not be treated as a payment of interest on, or other payment in the nature of interest under, the Bondco Loan for the purposes of this paragraph (b)).

25.35	[INTENTIONALLY OMITTED]

25.36	[INTENTIONALLY OMITTED]

25.37	Account Segregation

No Relevant Obligor shall (and the Company shall ensure that no member of the Group will) commingle any accounts (or cash or securities in such account) of such Relevant Obligor or other member of the Group comprised in any Excluded Project with any accounts (or cash or securities in such account) comprised in any Project.

25.38	[INTENTIONALLY OMITTED]

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 (Events of Default) is an Event of Default.

26.1	Non-payment

A Relevant Obligor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three Business Days of its due date.

26.2	Financial covenants and other obligations

Any requirement of Clause 24 (Financial Covenants) is not satisfied or an Obligor does not comply with the provisions of Clause 23.10 (Notification of default), provided that no Event of Default under this paragraph will occur in relation to any non-compliance with Clause 23.10 (Notification of default) if failure to comply is capable of remedy and is remedied within 7 days.

26.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants and other obligations) above).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Agent giving notice to the Company or relevant Obligor or the Company or an Obligor becoming aware of the failure to comply.

26.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor or Grantor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Obligor or Grantor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the misrepresentation is capable of remedy and is remedied within 30 days of the Agent giving notice to the relevant Obligor or Grantor or the relevant Obligor or Grantor becoming aware of the misrepresentation.

26.5	Cross default

(a)	Any Financial Indebtedness of any Relevant Obligor or other member of the Group is not paid when due nor within any applicable grace period.

(b)	Any Financial Indebtedness of any Relevant Obligor or other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Relevant Obligor or other member of the Group is cancelled or suspended by a creditor of any Obligor or other member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Relevant Obligor or other member of the Group becomes entitled to declare any Financial Indebtedness of any Relevant Obligor or other member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	Any event of default (however described) occurs under or in respect of the Bond.

(f)	No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is less than USD50,000,000 (or its equivalent).

26.6	Insolvency

(a)	A Grantor, Relevant Obligor or other member of the Group is unable or admits inability to pay its debts as they fall due or is deemed or declared to be unable to pay its debts under applicable law or, by reason of actual or anticipated financial difficulties, suspends or threatens to suspend making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Relevant Obligor, Grantor or other member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Grantor, Relevant Obligor or other member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)	The Managing Director commences or there is commenced against the Managing Director any case, proceeding or other action relating to his bankruptcy.

(e)	No Event of Default will occur under paragraph (b) above if (i) the difference in value between the assets and liabilities of any Holdco (on an unconsolidated basis) is USD50,000,000 or less and (ii) an Excluded Project Material Adverse Effect does not and would not reasonably be expected to occur.

26.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or formal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Grantor, Relevant Obligor or other member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Grantor, Relevant Obligor or other member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Grantor, Relevant Obligor or other member of the Group or any of its assets (other than assets that are in any way part of an Excluded Project and which do not form part of, and are not otherwise necessary for the operation of, any Project); or

(iv)	enforcement of any Security over any assets (other than assets that are in any way part of an Excluded Project and which do not form part of, and are not otherwise necessary for the operation of, any Project) of any Grantor, Relevant Obligor or other member of the Group, or any analogous procedure or step is taken in any jurisdiction.

(b)	Without limiting the generality of paragraph (a), any counter-party to a Material Document issues any notice to the Security Agent of its intention to take or commence any of the actions, proceedings, procedures or steps referred to in paragraph (a) pursuant to any direct agreement made in respect of such Material Document to which such counter-party and the Security Agent are party.

(c)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised.

26.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Relevant Obligor or other member of the Group (other than assets that are in any way part of an Excluded Project and which do not form part of, and are not otherwise necessary for the operation of, any Project) having an aggregate value of at least USD50,000,000 (or its equivalent) and is not discharged within (in the case of any process in a jurisdiction other than Macau SAR) 30 days and (in the case of any process in Macau SAR) 60 days.

26.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a Grantor, Obligor or any other member of the Group to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Subordination Deed or the Deed of Priority is or becomes unlawful.

(b)	Any obligation or obligations of any Grantor, Obligor or any other member of the Group under any of the Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created or expressed to be created under the Subordination Deed or the Deed of Priority (including the subordination of any Sponsor Group Loans and other Subordinated Debt and the Subconcession Bank Guarantee Facility) is not or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

26.10	[INTENTIONALLY OMITTED]

26.11	Subconcession and Land Concession

(a)	Any call or drawing is made by the Macau SAR under the Subconcession Bank Guarantee unless the Subconcession Bank Guarantee is fully reinstated within 30 days thereof in accordance with the Subconcession and no other Event of Default has occurred or will result from such reinstatement.

(b)	Any temporary administrative intervention is made by the Macau SAR pursuant to article 79 of the Subconcession.

(c)	The Macau SAR takes any formal measure seeking the unilateral dissolution of the Subconcession pursuant to article 80 thereof or the Macau SAR gives notice pursuant to article 80(3) of the Subconcession and the Company fails to comply with the terms thereof within the grace period specified therein.

(d)	Any consultations are commenced between the Macau SAR and the Company under the Subconcession and/or the Subconcession Direct Agreement which would or would reasonably be expected to give rise to (i) the taking of any action to terminate the Subconcession or (ii) an agreement to terminate the Subconcession.

(e)	Any Land Concession or the Subconcession is terminated or rescinded or the Macau SAR takes any formal measure seeking any termination of a Land Concession or the Subconcession.

(f)	The Macau SAR gives any notice of its intention to terminate, suspend or rescind any Land Concession Direct Agreement or Subconcession Direct Agreement or take any formal step in connection therewith.

26.12	Permits

Any Permit required or necessary for the operation of any Project, or any provision thereof is suspended, revoked, cancelled, terminated or materially and adversely modified or fails to be in full force and effect or any Governmental Authority challenges or seeks to revoke any such Permit if such failure to perform, violation, breach, suspension, revocation, cancellation, termination or modification has or would reasonably be expected to have a Material Adverse Effect.

26.13	[INTENTIONALLY OMITTED]

26.14	Cessation of business

Any Relevant Obligor or other member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business and such event has or would reasonably be expected to have an Excluded Project Material Adverse Effect.

26.15	[INTENTIONALLY OMITTED]

26.16	Expropriation

The authority or ability of any Relevant Obligor or other member of the Group to (other than in respect of any business solely related to an Excluded Project or the Mocha Slot Business or assets that relate to or are in any way part of an Excluded Project or the Mocha Slot Business and which do not form part of, and are not otherwise necessary for the operation of, any Project) conduct its business, pursue any Project or enjoy the use of all or any material part of its assets is wholly or substantially limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action (including as a result of any change in (or in the interpretation, administration or application of), or the introduction of, any Legal Requirement) by or on behalf of any Governmental Authority or other person in relation to any member of the Group or any of its assets.

26.17	Repudiation and rescission of agreements

(a)	A Grantor, Obligor or other member of the Group (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to any of the other Transaction Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those Transaction Documents in whole or in part where (other than in the case of the Subconcession or any Land Concession) to do so has or would, in the reasonable opinion of the Majority Lenders, have a Material Adverse Effect.

26.18	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations or proceedings are commenced or threatened in relation to a Transaction Document or the transactions contemplated in a Transaction Document or against any Relevant Obligor or other member of the Group or its assets which has or would reasonably be expected to have a Material Adverse Effect, other than such litigation, arbitration, administrative, governmental, regulatory or other investigations or proceedings which are frivolous or vexatious (and, in the case of any such proceedings commenced in any jurisdiction other than Macau SAR, which are discharged, stayed or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised).

26.19	Material adverse change

Any event or circumstance occurs which has or would reasonably expected to have an Excluded Project Material Adverse Effect.

26.20	[INTENTIONALLY OMITTED]

26.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments and Incremental Facility Commitments, whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations and Incremental Facility Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations and Incremental Facility Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	notify the Security Agent that an Event of Default has occurred and continuing and instruct the Security Agent to issue one or more Enforcement Notices; and/or

(e)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents (including, following the issue of an Enforcement Notice, any such rights, remedies, powers or discretions which first require the issue of such a notice).

SECTION 9

CHANGES TO PARTIES

27.	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (in each case, the “New Lender”).

27.2	Conditions of assignment or transfer

(a)	Any assignment or transfer by an Existing Lender of all or any part of its Commitment must, if the assignment or transfer is only of part, be in a minimum aggregate amount of HKD40,000,000 or, if less, the entire amount of the Existing Lender’s Commitment in the relevant Facility.

(b)	Any assignment or transfer in accordance with Clause 27.1 (Assignments and transfers by the Lenders), or sub-participation entered into in respect of any Commitment or amount outstanding under this Agreement after the Syndication Date shall not be made or entered into without the prior written consent of the Company (such consent not to be unreasonably delayed or withheld), unless:

(i)	the assignment or transfer is to, or the sub-participation is with, another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, the assignment or transfer is to, or the sub-participation is with, a fund which is a Related Fund of that Existing Lender;

(iii)	an Event of Default has occurred and is continuing;

(iv)	any event or circumstance referred to in paragraph (c) of the definition of “Change of Control” as set out in Clause 1.1 (Definitions) of this Agreement has occurred; or

(v)	the Agent has received any of the information referred to in paragraphs (i) or (j) of Clause 23.9 (Information: miscellaneous),

and provided that the Company shall be deemed to have provided its written consent if it has not responded to the relevant Existing Lender’s request for such assignment, transfer or sub-participation within 10 Business Days of such request having been made.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement and Lender Accession Undertaking or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Deed of Appointment; and

(iii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Deed of Appointment and if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(e)	If, after the Syndication Date:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax Gross-Up and Indemnities) or Clause 17 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

27.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment, transfer or accession takes effect, pay to the Agent (for its own account) a fee of HKD27,500 in respect of any New Lender.

27.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition or other circumstances of the Project, any Obligor or any other person;

(iii)	the performance and observance by any Obligor or any other person of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial and other condition, circumstances and affairs of each Project, each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

27.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate and Lender Accession Undertaking appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and Lender Accession Undertaking.

(b)	The Agent shall only be obliged to execute a Transfer Certificate and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate and Lender Accession Undertaking the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

27.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (d) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement and Lender Accession Undertaking appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement and Lender Accession Undertaking.

(b)	The Agent shall only be obliged to execute an Assignment Agreement and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement and Lender Accession Undertaking;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement and Lender Accession Undertaking (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 27.6 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

(e)	The procedure set out in this Clause 27.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

27.7	Copy of Assignments, Transfer and Accession Documents to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and Lender Accession Undertaking, an Assignment Agreement and Lender Accession Undertaking or a Hedge Counterparty Accession Undertaking, send to the Company a copy of that Transfer Certificate and Lender Accession Undertaking or Assignment Agreement and Lender Accession Undertaking.

27.8	Hedge Counterparties

(a)	A counterparty to a Hedging Agreement may become a Party to this Agreement by executing and delivering to the Agent a Hedge Counterparty Accession Undertaking.

(b)	A Hedge Counterparty may, at any time, assign all or any of its rights and benefits or transfer all or any of its rights, benefits and obligations under and in accordance with the Finance Documents subject to delivery to the Agent of a duly completed Hedge Counterparty Accession Undertaking executed by the assignee or transferee.

(c)	With effect from the date of acceptance by the Agent and the Security Agent of a Hedge Counterparty Accession Undertaking or, if later, the date specified in that Hedge Counterparty Accession Undertaking:

(i)	any Party ceasing entirely to be a Hedge Counterparty shall be discharged from further obligations towards the other Parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date); and

(ii)	as from that date, the replacement or new Hedge Counterparty shall assume the same obligations, and become entitled to the same rights, as if it had been an original Party to this Agreement.

(d)	The obligations of the Obligors owed to each Hedge Counterparty shall be secured by the Transaction Security and each Hedge Counterparty shall be entitled to share in any proceeds arising from the enforcement thereof in accordance with the Deed of Appointment and this Agreement.

(e)	Nothing in this Clause 27.8 nor any other provisions of any Finance Document shall be deemed to entitle any Hedge Counterparty in its capacity as such under any Hedging Agreement to exercise any voting, consent, approval or similar right under the Finance Documents (other than the Hedging Agreements) provided that:

(i)	each Hedge Counterparty shall have the right to participate in all decisions after the occurrence of a Hedge Voting Right Event in relation to such Hedge Counterparty that is continuing; and

(ii)	the consent of all Hedge Counterparties shall be required in respect of each of the matters referred to in Clause 38.2 (Exceptions) and for any amendment to this Clause 27.8.

(f)	Each Hedge Counterparty agrees that, except with the prior written consent of the Agent or as otherwise provided in Schedule 9 (Hedging Arrangements), no amendment may be made to a Hedging Agreement to an extent which would result in:

(i)	any payment under that Hedging Agreement being required to be made by the Company on any date other than the dates originally provided for in that Hedging Agreement; or

(ii)	the Company becoming liable to make an additional payment under any Hedging Agreement which liability does not arise from the original provisions of that Hedging Agreement; or

(iii)	the Company becoming liable to make any payment under that Hedging Agreement in any currency other than in the currency provided for under the original provisions of that Hedging Agreement.

(g)	No Hedge Counterparty may terminate a hedging facility or close out any hedging transaction under a Hedging Agreement prior to its stated maturity except in accordance with the terms thereof and Schedule 9 (Hedging Arrangements).

(h)	After a notice has been given by the Agent pursuant to Clause 26.21 (Acceleration) (which notice shall be copied by the Agent to each Hedge Counterparty), a Hedge Counterparty shall, at the written request of the Agent, terminate the hedging facility or close out any hedging transaction under the Hedging Agreement to which it is party in accordance with the terms of such Hedging Agreement.

(i)	The Agent shall only be obliged to execute a Hedge Counterparty Accession Undertaking upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such Hedge Counterparty Accession Undertaking.

27.9	Security Interests over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.10	The Register

[INTENTIONALLY OMITTED]

27.11	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

27.12	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 27, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

28.	CHANGES TO THE OBLIGORS

28.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrower

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.11 (“Know your customer” checks), the Company may request that any of its wholly owned or controlled Subsidiaries becomes an Additional Borrower. The relevant Subsidiary shall become an Additional Borrower if:

(i)	it is (and has been since incorporation) a wholly owned Subsidiary of the Company;

(ii)	it is not an Excluded Subsidiary;

(iii)	it has not traded nor carried on any kind of business whatsoever (other than any such activities as may be required to maintain its corporate status and existence);

(iv)	the Company and the relevant Subsidiary deliver to the Agent a duly completed and executed Accession Letter;

(v)	the relevant Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(vi)	the Company confirms that no Default is continuing or would occur as a result of the relevant Subsidiary becoming an Additional Borrower; and

(vii)	the Agent has received all of the relevant documents and other evidence listed in Part D of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part D of Schedule 2 (Conditions Precedent).

28.3	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.11 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.

(b)	The Company shall procure that any other member of the Group shall, as soon as possible after becoming a member of the Group, become an Additional Guarantor and grant such Security as the Agent may require and shall accede to the Deed of Appointment.

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part D of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)	The Agent shall notify the Company, the Lenders and the Hedge Counterparties promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part D of Schedule 2 (Conditions Precedent).

(e)	No Excluded Subsidiary shall be required to become an Additional Guarantor.

28.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 22.2 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

29.	ROLE OF THE AGENT, THE ARRANGERS AND OTHERS

29.1	Appointment of the Agent

(a)	Each of the Arrangers, the Lenders and the Hedge Counterparties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers, the Lenders and the Hedge Counterparties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no duties save as expressly provided under or in connection with any Finance Document.

(f)	Prior to the occurrence of an Event of Default which is continuing, to the extent that (and, in each case, as permitted by this Agreement):

(i)	any amendment, variation, waiver or termination of a Major Project Document (as defined in Clause 1.4 (Other Definitions) of this Agreement) or any other document assigned to the Secured Parties (or over which Security is granted) pursuant to the terms of any Transaction Security Document and/or the application of any amounts payable by any person under such Major Project Document or such other document is permitted without the prior consent of the Agent or the Security Agent;

(ii)	this Agreement permits amounts to be credited, applied or paid to, or withdrawn or transferred from, any Account without the prior consent of the Agent or the Security Agent; or

(iii)	this Agreement permits any insurances to be amended, varied, waived, renewed, extended or replaced and/or the application of the proceeds of any claim under the insurances without the prior consent of the Agent or the Security Agent, the Agent shall, notwithstanding any notices or acknowledgments given by or to any person under any Transaction Security Document, when requested to do so by a member of the Group (acting reasonably), direct the Security Agent to provide any consent, approval or notification and take such other action as the Company or other Relevant Obligor may reasonably require (at the Company’s cost and expense) in respect thereof which may be required of it in respect of the matters set out in paragraphs (i) to (iii) above.

29.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or any Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or the Arrangers shall be bound to account to any Lender or Hedge Counterparty for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement made or purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders and Hedge Counterparties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders. Without prejudice to any other provision hereof, it may also exercise on behalf of the Finance Parties any right, power, authority or discretion in respect of such matters as it determines to be of a minor technical or administrative or of a non-credit related nature without any instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders and Hedge Counterparties) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders and Hedge Counterparties) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender or Hedge Counterparty (without first obtaining that Lender or Hedge Counterparty’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.8	Responsibility for documentation

None of the Agent or the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or Hedge Counterparty and each Lender and Hedge Counterparty confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

29.10	Lenders’ indemnity to the Agent and the Security Agent

(a)	Each Lender and Hedge Counterparty shall rateably in accordance with the proportion that the Base Currency Amount of the sum of its Available Commitments and its participations in any outstanding Loans bear to the Base Currency Amount of the aggregate of the Available Commitments and such participations of all the Secured Parties (or, if all such amounts have been reduced to zero, such proportion determined immediately prior to such reduction) for the time being, indemnify each of the Agent and Security Agent, within three Business Days of demand (accompanied by reasonable written certification), against any cost, loss or liability incurred by the Agent or the Security Agent (other than by reason of the fraud, negligence or wilful misconduct of the Agent or the Security Agent) in acting as Agent and Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by, or indemnified to its satisfaction by, an Obligor pursuant to a Finance Document or otherwise in writing). For the purposes of this Clause 29.10, each Hedge Counterparty shall, in respect of each Hedging Agreement entered into by it, be deemed to have made a Loan to the Company in an amount equal to the equivalent amount in the Base Currency of any amount due but unpaid (other than default interest) under the Hedging Agreement to which such Hedge Counterparty is party following its early termination.

(b)	This Clause 29.10 shall not apply to the extent that the Agent is otherwise actually indemnified or reimbursed by any Party under any other provision of the Finance Documents.

(c)	Provided that if an Obligor is required to reimburse or indemnify any Secured Party for such cost, loss or liability in accordance with the terms of the Finance Documents, the Company shall, within ten Business Days of demand in writing by the relevant Secured Party, indemnify such Secured Party in relation to any payment actually made by such Secured Party pursuant to paragraph (a) of Clause 29.10 above.

29.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the Lenders, the Hedge Counterparties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the Lenders, the Hedge Counterparties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in Hong Kong).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Agent shall (at the cost of the Company or (as the case may be) such Lender requiring the Agent to resign pursuant to this paragraph (g)) resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (b) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 16.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 16.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

29.12	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in Hong Kong).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent and the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

(d)	The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Company or any Affiliates of the Company on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

29.14	Relationship with the Lenders and the Hedge Counterparties

(a)	The Agent may treat each Lender and Hedge Counterparty as a Lender or Hedge Counterparty, entitled to payments under the Finance Documents and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender or Hedge Counterparty to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender and Hedge Counterparty shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender and Hedge Counterparty shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

29.15	Credit appraisal by the Lenders and Hedge Counterparties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Hedge Counterparty confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness any information provided by the Agent to any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.17	Agent’s management time

Any amount payable to the Agent under Clause 18.3 (Indemnity to the Agent), Clause 20 (Costs And Expenses) and Clause 29.10 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 15 (Fees).

29.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent, the terms of any reliance letter or engagement letters relating to any reports or letters provided by any advisers in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

29.20	Release of Security

(a)	If any member of the Group disposes of any asset which is subject to security created by a Transaction Security Document to a person which is not a Relevant Obligor and the disposal is determined by the Agent (acting on the instructions of the Majority Lenders) to be expressly permitted by the terms of the Finance Documents (the “Relevant Asset”), the Lenders hereby authorise and instruct the Security Agent to execute and deliver, promptly following a request in writing by the Company, and in any case no later than 20 Business Days after receipt of such written request, such releases, additional instruments, certificates or other documents requested (and at the cost of the Company) by the Company (acting reasonably) in order to release the Relevant Asset from the Transaction Security, including:

(i)	in the case of any Relevant Asset subject to Transaction Security under a Transaction Security Document governed by English law, a deed of partial release substantially in the form set out in Schedule 12(Form of Deed of Partial Release); and

(ii)	in the case of the release of any Relevant Asset which is subject to Transaction Security governed by Macau law, a security release declaration substantially in the form set out in Schedule 13 (Form of Security Release Declaration) (a “Security Release Declaration”).

(b)	If a member of the Group ceases to carry out or operate any business, undertaking or establishment which may be registered as an enterprise at the Commercial and Movable Property Registry of the Macau SAR and such cessation would not cause a Default, the Lenders authorise and instruct the Security Agent to, promptly following a written request by the Company, and in any case no later than 20 Business Days after receipt of such written request, issue a Security Release Declaration substantially in the form set out in Schedule 13 (Form of Security Release Declaration) in respect of the relevant Pledge of Enterprises and/or the relevant Floating Charge(s) and/or the Pledge over Gaming Equipment and Utensils which relates to such business, undertaking or establishment, in order to release such relevant business, undertaking or establishment from the applicable Pledge of Enterprises, Floating Charge and/or Pledge over Gaming Equipment and Utensils.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim;

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax; or

(d)	oblige any Finance Party to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any applicable anti-money laundering, economic or trade sanctions laws or regulations.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.6 (Partial payments).

31.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)	On each date (or such other date) on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date or such other date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

32.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 27 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 29.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 32.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 32.2 (Distributions by the Agent)

32.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	firstly, following the delivery of an Enforcement Notice, in payment of all costs and expenses incurred by or on behalf of the Agent or Security Agent in connection with such enforcement or recovery and which have been certified, in writing, as having been incurred by the Agent or Security Agent;

(ii)	secondly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arrangers and the Security Agent under those Finance Documents;

(iii)	thirdly, in payment pro rata of all amounts paid by any Secured Party under Clause 29.10 (Lenders’ indemnity to the Agent and the Security Agent) but which have not been reimbursed by the Company;

(iv)	fourthly, in or towards payment pro rata of:

(A)	all accrued interest, costs, fees and expenses due and payable to the Lenders under the Finance Documents; and

(B)	all amounts (not being any amount payable as a result of termination or closing out of all or any part of any Hedging Agreement) due and payable to the Hedge Counterparties under the Finance Documents;

(v)	fifthly, payment pro rata of:

(C)	any principal due and payable under the Term Loan Facility and any Incremental Term Loan Facility to the extent due and payable to the Lenders;

(D)	any principal due but unpaid under the Revolving Credit Facility and any Incremental Revolving Credit Facility; and

(E)	all amounts payable to the Hedge Counterparties as a result of the termination or closing out of all or any part of any Hedging Agreement; and

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(iii) to (vi) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.	SET-OFF

Subject to the terms of Clause 31 (Sharing Among The Finance Parties), a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company and each other Obligor, that identified with its name in the signing pages below;

(b)	in the case of each Lender, Hedge Counterparty or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name in the signing pages below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than ten Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and fax number

Promptly upon changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

34.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender or Hedge Counterparty under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender or Hedge Counterparty:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender, a Hedge Counterparty or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or a Hedge Counterparty to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Notwithstanding the foregoing, each Party hereto agrees that the Agent may make information, documents and other materials that any Obligor is obligated to furnish to the Agent pursuant to the Finance Documents (together, “Communications”) available to any Finance Party by posting the Communications on IntraLinks or another relevant website, if any, to which such Finance Party has access (whether a commercial, third-party website or whether sponsored by the Agent) (the “Platform”). Nothing in this Clause 34.6 shall prejudice the right of the Agent to make the Communications available to any Finance Party in any other manner specified in this Agreement or any other Finance Documents.

(d)	Each Finance Party agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Finance Party for purposes of this Agreement and the other Finance Documents. Each Finance Party agrees:

(i)	to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Finance Party to which the foregoing notice may be sent by electronic transmission; and

(ii)	that the foregoing notice may be sent to such e-mail address.

(e)	Notwithstanding paragraph (f) below, each Party hereto agrees that any electronic communication referred to in this Clause 34.6 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Agent; provided that if such communication is not so received by the Agent during the normal business hours of the Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Agent.

(f)	Each Party hereto acknowledges that:

(i)	the distribution of material through an electronic medium is not necessarily secure and that there are confidentially and other risks associated with such distribution;

(ii)	the Communications and the Platform are provided “as is” and “as available”;

(iii)	none of the Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Agency Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Agency Party expressly disclaims liability for errors or omissions in any Communications or the Platform; and

(iv)	no representation or warranty of any kind, express, implied or statutory, including any representation or warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agency Party in connection with any Communications or the Platform.

(g)	Each Relevant Obligor hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to MPEL, any of its Subsidiaries or their respective securities) (each, a “Public Lender”). Each Relevant Obligor hereby agrees that:

(i)	Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

(ii)	by marking Communications “PUBLIC,” each Obligor shall be deemed to have authorized the Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to MPEL, any of its Subsidiaries or their respective securities for purposes of US federal and state securities laws;

(iii)	all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and

(iv)	the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender”.

34.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.8	Hedging Agreement

Clauses 34.1 (Communications in writing) to 34.6 (Electronic communication) shall not apply to any Hedging Agreement.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (where due in an Optional Currency) and 365 days (where due in the Base Currency).

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)	Subject to Clause 27.8 (Hedge Counterparties), Clause 38.2 (Exceptions) and paragraphs (b) and (c) below, any term of the Finance Documents (other than the Mandate Documents) may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party:

(i)	any amendment or waiver or enter into any document or do any other act or thing permitted by this Clause 38 and any other provision of the Finance Documents; and

(ii)	pursuant to paragraph (a) of Clause 29.7 (Majority Lenders’ instructions), any amendment or waiver of, or in respect of, such matters as it determines to be of a minor technical or administrative matters or of a non-credit related nature.

(c)	Upon the mandatory prepayment contemplated by paragraph (a)(iii) of Clause 10.2 (Mandatory Prepayment) of this Agreement being made (and provided that such release neither involves nor permits any claim, interest, liability, right of recourse of any kind in connection therewith against or in any member of the Group or its assets, including the City of Dreams Project and that no Event of Default or Default is continuing or is likely to occur as a result of such release), the Agent shall (and is authorised to) instruct the Security Agent (at the cost of the Relevant Obligors and at the written request of the Company) to release the Altira Site and any other Altira Assets from the Transaction Security and the Agent and Security Agent are authorised to execute (and the Agent is authorised to instruct the Security Agent to execute), without the need for any further authorisation from the Secured Parties, any releases required in relation thereto and to issue any certificates of non-crystallisation of floating charges that may be necessary or desirable.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Company, including any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

38.2	Exceptions

(a)	An amendment, waiver or other exercise of any right, power or discretion that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Super Majority Lenders” or paragraph (e) of the definition of “Permitted Financial Indebtedness” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment, Incremental Facility Commitment or the Total Commitments;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders or Hedge Counterparties or Super Majority Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 10 (Mandatory Prepayment), (save for an amendment, waiver or other exercise of any right, power or discretion that solely relates to paragraph 2(a)(ii) or 2(a)(iv) of Clause 10 (Mandatory Prepayment) (or any of the defined terms referred to in such paragraphs (or any defined terms referred to in those defined terms) only insofar as such definitions apply to that paragraph 2(a)(ii) or 2(a)(iv), as the case may be) and provided that such amendment, waiver or other exercise of any right, power or discretion does not have the effect of reducing any amount which is payable pursuant to any such paragraph), Clause 27 (Changes To The Lenders) (other than paragraphs (f) and (g) of Clause 27.8 (Hedge Counterparties)) or this Clause 38;

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity);

(x)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to (1) a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document or (2) any sharing in the Transaction Security or the granting, creating or sharing in any other Security over the Charged Property and that sharing or granting, creating or sharing is required for the purposes of incurring the Financial Indebtedness referred to in paragraph (e)(i) of the definition of “Permitted Financial Indebtedness” in Clause 1.1 (Definitions));

(xi)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(xii)	any amendment to the order of priority or subordination under the Subordination Deed or the Deed of Priority; or

(xiii)	any amendment to the provisions of Clause 7 (Incremental Facilities), or any amendment or waiver of a term of any Incremental Facility which would (had such relevant term after giving effect to such amendment or waiver constituted a term of such Incremental Facility at the time it was made available pursuant to Clause 7 (Incremental Facilities)) be a breach of Clause 7 (Incremental Facilities), shall not be made without the prior consent of all the Lenders and, where required under Clause 27.8 (Hedge Counterparties), the Hedge Counterparties.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers, or the Security Agent may not be effected without the consent of the Agent, the Arrangers, or the Security Agent.

(c)	If any amendment, waiver or other exercise of any right, power or discretion of or in relation to any term of any of the Finance Documents is required in respect of the entry into of an Excluded Project Operation Agreement and that amendment, waiver or other exercise would, but for this paragraph (c), require the prior consent of all of the Lenders pursuant to paragraph (a) above, then notwithstanding this such Excluded Project Operation Agreement may be entered into by the Agent with the prior consent of the Super-Majority Lenders.

(d)	If any Lender fails to respond to a request for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document (other than an amendment or waiver relating to those matters referred to in paragraph (a) above or which requires the consent of the Super-Majority Lenders under paragraph (c) above) or other vote of Lenders under the terms of this Agreement within 10 Business Days (unless the Company agrees to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the aggregate Total Commitments and Incremental Facility Commitments or participations under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and Incremental Facility Commitments and/or participations has been obtained to approve that request provided that the Company has noted in its request for a consent, waiver, amendment or vote that such action is subject to the provisions of this paragraph (d) and sets out the date that is 10 Business Days after the date of such request.

(e)	If any Lender fails to respond to a request for a consent, waiver, amendment or other vote of Lenders under the terms of this Agreement, of or in relation to any of the terms of any Finance Document relating to those matters referred to in paragraph (a) above or which requires the consent of the Super-Majority Lenders under paragraph (c) above, within 20 Business Days of receipt by such Lender of the relevant request (unless the Company agrees to a longer time period in relation to any request) of that request being made, if the consent of the Majority Lenders has already been obtained in relation to such request, its Commitment and/or participation shall not be included for the purpose of calculating the aggregate Total Commitments and Incremental Facility Commitments or participations under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and Incremental Facility Commitments and/or participations has been obtained to approve that request provided that the Company has noted in its request for a consent, waiver, amendment or vote that such action is subject to the provisions of this paragraph (d) and sets out the date that is 20 Business Days after the date of such request.

38.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Incremental Facility Commitments, Total Commitments or Total Revolving Credit Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 38.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(ii)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(iii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.4	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Credit Facility Commitment and any Incremental Revolving Credit Facility Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Credit Facility and any Incremental Revolving Credit Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 10 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

39.	DISCLOSURE OF INFORMATION

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of information

(a)	Any Finance Party may disclose to any of its Affiliates, related corporations, head office, branch and representative office (each a “Finance Party Related Party”), any Obligor (or any person permitted by any Obligor), any other Finance Party, any of its professional advisers and other persons providing services to it (provided such person is under a duty of confidentiality (contractual or otherwise) to the Finance Party disclosing the information) and any other person:

(i)	to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which all or any of the obligations, economic interest or other interest under the Finance Documents of that Finance Party is to be transferred or payments are to be made by reference to the Finance Documents or any Obligor; or

(iii)	to any of its agents, contractors, or third party service providers who are under a duty of confidentiality to that Finance Party and who provide services or facilities to that Finance Party in connection with that Finance Party’s business or operations and to that Finance Party’s host server and storage provider for the purpose of processing transactions and storing statements of account, advices, transaction records and other documents, data or records; or

(iv)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, to any governmental, banking, taxation or other regulatory authority or in connection with any litigation, arbitration, legal, administrative or regulatory proceedings;

(v)	for whose benefit that Finance Party creates Security (or may do so) pursuant to Clause 27.9 (Security Interests over Lenders’ rights);

(vi)	to the International Swaps and Derivatives Association, Inc. (“ISDA”) or any Credit Derivatives Determination Committee or sub-committee of ISDA where such disclosure is required by them in order to determine whether the obligations under the Finance Documents will be, or in order for the obligations under the Finance Documents to become, deliverable under a credit derivative transaction or other credit linked transaction which incorporates the 2009 ISDA Credit Derivatives Determinations Committees and Auction Settlement Supplement or other provisions substantially equivalent thereto; and

(b)	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Company) any other person,

any information about any Obligor, the Group, the Project, the business of the MPEL Group and the Finance Documents as that Lender or other Finance Party shall consider appropriate if, in relation to paragraphs (a)(i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 39.1 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.

Nothing in this Clause 39.1 shall prohibit the disclosure of any information which is publicly available other than as a result of a breach by a Finance Party of this Clause 39.1.

Notwithstanding any of the provisions of the Finance Documents, the Obligors and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind:

(i)	any information with respect to the US federal and state income tax treatment of the Facilities and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of any Party or any other person named herein, or information that would permit identification of any Party or such other persons, or any pricing terms or other non-public business or financial information that is unrelated to such tax treatment or facts; and

(ii)	all materials of any kind (including opinions or other tax analysis) that are provided to any of the foregoing relating to such tax treatment,

in so far as such disclosure relates to US federal income tax.

Each Finance Party Related Party shall be permitted to disclose information in accordance with this Clause 39.1 as if it were a Finance Party.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41.	USA PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

42.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43.	ENFORCEMENT

43.1	Jurisdiction of English courts

(a)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 43.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Relevant Obligor:

(i)	irrevocably appoints Law Debenture Corporate Service Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within three Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

PART A

ORIGINAL TERM LOAN FACILITY LENDERS

Name of Original Term Loan Facility Lender/Term Loan Facility Lender	Total Term Loan Facility Commitment (HKD)

Australia and New Zealand Banking Group Limited	780,000,000

Bank of America, N.A.	780,000,000

Bank of China Limited, Macau Branch	1,560,000,000

Deutsche Bank AG, Singapore Branch	780,000,000

Total	3,900,000,000

PART B

ORIGINAL REVOLVING CREDIT FACILITY LENDERS

Name of Original Revolving Credit Facility Lender / Revolving Credit Facility Lender	Total Revolving Credit Facility Commitment (HKD)

Australia and New Zealand Banking Group Limited	1,950,000,000

Bank of America, N.A.	1,950,000,000

Bank of China Limited, Macau Branch	3,900,000,000

Deutsche Bank AG, Singapore Branch	1,950,000,000

Total	9,750,000,000

PART C

ORIGINAL HEDGE COUNTERPARTIES

[INTENTIONALLY OMITTED]

PART D

GUARANTORS

Guarantor	Jurisdiction of Incorporation	Registration Number (or equivalent)

MPEL Nominee One Limited	Cayman Islands	187717

MPEL Nominee Two Limited	Cayman Islands	187718

MPEL Nominee Three Limited	Cayman Islands	187898

MPEL Investments Limited	Cayman Islands	168835

Melco Crown (COD) Hotels Limited	Macau SAR	27812

Melco Crown (COD) Developments Limited	Macau SAR	19157

Golden Future (Management Services) Limited	Macau SAR	27808

Altira Hotel Limited	Macau SAR	24789

Altira Developments Limited	Macau SAR	19596

Melco Crown Hospitality and Services Limited	Macau SAR	29549

Melco Crown (Cafe) Limited	Macau SAR	27811

Melco Crown (COD) Retail Services Limited	Macau SAR	29561

Melco Crown (COD) Ventures Limited	Macau SAR	29562

COD Theatre Limited	Macau SAR	31483

Melco Crown COD (CT) Hotel Limited	Macau SAR	31451

Melco Crown COD (GH) Hotel Limited	Macau SAR	31453

Melco Crown COD (HR) Hotel Limited	Macau SAR	31452

SCHEDULE 2

CONDITIONS PRECEDENT

PART A

CONDITIONS PRECEDENT TO INITIAL UTILISATION UNDER ALTIRA TRANCHE

[INTENTIONALLY OMITTED]

PART B

CONDITIONS PRECEDENT TO INITIAL UTILISATION UNDER CITY OF DREAMS TRANCHE

[INTENTIONALLY OMITTED]

PART C

CONDITIONS PRECEDENT TO ALL UTILISATIONS (OTHER THAN ALTIRA TRANCHE)

[INTENTIONALLY OMITTED]

PART D

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter executed by the Additional Obligor and the Company.

2.	A copy of the Constitutional Documents of the Additional Obligor.

3.	In the case of any Additional Obligor who is a US Person, a copy of a good standing certificate (including verification of tax status) or equivalent with respect to the Additional Obligor, issued as of a recent date by the Secretary of State or other relevant State or other Governmental Authority.

4.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Accession Letter and any other Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)	authorising the Company to act as its agent in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A copy of a resolution signed by all the holders of the issued shares in each Additional Obligor, approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party.

7.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments and any Incremental Facility Commitments or the entry into or performance under any of the Transaction documents to which it is a party would not cause any borrowing, guarantee, security or similar limit or any other Legal Requirement binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Obligor certifying that each document, copy document and other evidence listed in this Part D is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

9.	The following legal opinions:

(a)	A legal opinion of the legal advisers to the Agent and the Security Agent, as to English law.

(b)	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent and the Security Agent in each of those jurisdictions.

10.	Evidence that the agent for service of process specified in Clause 43.2 (Service of process) has accepted its appointment in relation to the proposed Additional Obligor.

11.	Any Transaction Security Documents which are required by the Agent to be executed by the proposed Additional Obligor.

12.	Any notices, requests for undertakings or other documents required to be given or executed under the terms of those Transaction Security Documents, together with, where relevant, their due acknowledgement and agreement by the addressee or any other person expressed to be a party thereto.

13.	An undertaking, in such form as may be required by the Deed of Appointment or as may otherwise be reasonably required by the Agent or the Security Agent providing for the accession of the Additional Obligor to the Deed of Appointment executed by the Additional Obligor.

SCHEDULE 3

REQUESTS

PART A

UTILISATION REQUEST

TERM LOAN FACILITY/REVOLVING CREDIT FACILITY

From:	[Company]

To:	[Agent]

Date:

Dear Sirs

Melco Crown (Macau) Limited and Others – Senior Facilities Agreement ORIGINALY dated 5

SEPTEMBER 2007 (as AMENDED AND RESTATED PURSUANT TO THE SECOND

AMENDMENT AND RESTATEMENT AGREEMENT DATED [●]) (the “Senior Facilities

Agreement”)

[Term Loan Facility Utilisation Request] [Revolving Credit Facility Utilisation Request]

1.	We refer to the Senior Facilities Agreement. This is a Utilisation Request. Terms defined in the Senior Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a) Borrower:	[Company] [insert details of other Borrower]

(b) Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

(c) Facility to be utilised:	[Term Loan Facility] [Revolving Credit Facility] [insert details of relevant Incremental Facility]

(d) Currency of Loan:	[●]

(e) Amount:	[●] or, if less, the Available Facility

(f) Interest Period:	[●]

(g) Purpose:	[●]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

Name:

authorised signatory

for and on behalf of

[Company]

¹	Delete if no Rollover Loan being utilised.
²	Delete if only a Rollover Loan is being utilised.

PART C

SELECTION NOTICE

From:	[Company]

To:	[Agent]

Date:

Dear Sirs

Melco Crown (Macau) Limited and Others – Senior Facilities Agreement ORIGINALY dated 5

SEPTEMBER 2007 (as AMENDED AND RESTATED PURSUANT TO THE SECOND

AMENDMENT AND RESTATEMENT AGREEMENT DATED [●]) (the “Senior Facilities

Agreement”)

Selection Notice No [●]

1.	We refer to the Senior Facilities Agreement. This is a Selection Notice. Terms defined in the Senior Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Loan Facility Loan[s] with an Interest Period ending on [●].[1]

3.	We request that the next Interest Period for the above Term Loan Facility Loan[s] is [●].[2]

4.	This Selection Notice is irrevocable.

Yours faithfully

Name:

authorised signatory

for and on behalf of

[Borrower]/[Company]

[1]	Repeat and insert details of all Loans for the relevant Facility which have an Interest Period ending on the same date.
[2]	Complete as required.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE AND LENDER ACCESSION UNDERTAKING

To:	[●] as Agent and [●] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Melco Crown (Macau) Limited and Others – Senior Facilities Agreement

originally dated 5 September 2007, as amended and restated pursuant to a second amendment and restatement agreement dated [●] 2015 (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement and to the Deed of Appointment and the Deed of Priority (as defined in the Senior Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Senior Facilities Agreement and as a Lender Accession Undertaking for the purposes of the [[Deed of Appointment] and [the Deed of Priority]][3] (and as defined therein). Terms defined in the Senior Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 27.5 (Procedure for transfer) of the Senior Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment(s) and/or all or part of the Existing Lender’s participation(s) in Loan(s), rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for transfer).

(b)	The Existing Lender transfers by novation to the New Lender all the rights of the Existing Lender under the Onshore Security Documents and in respect of the Transaction Security created or expressed to be created thereunder which correspond to that portion of the Existing Lender’s Commitment, rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment, rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

(d)	The proposed Transfer Date is [●].

(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges:

3.1	the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders); and

3.2	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate and Lender Accession Undertaking or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

[3]	Delete as appropriate.

4.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 27.1 (Assignment and transfers by the Lenders).

5.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor

6.	We refer to the [[Deed of Appointment] and the [Deed of Priority]]:

(a)	In consideration of the New Lender being accepted as a Lender for the purposes of the [[Deed of Appointment] and [the Deed of Priority]] (and as defined therein), the New Lender confirms that, as from the proposed Transfer Date, it intends to be party to the [[Deed of Appointment] and [the Deed of Priority]] as a Lender, and undertakes to perform all the obligations expressed in the [[Deed of Appointment] and [the Deed of Priority]] to be assumed by a Lender and agrees that it shall be bound by all the provisions of the [[Deed of Appointment] and [the Deed of Priority]], as if it had been an original party to the [[Deed of Appointment] and [the Deed of Priority]].

(b)	The undertakings contained in this Agreement have been entered into on the date stated above.

7.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	This Agreement is governed by and construed in accordance with English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate and Lender Accession Undertaking for the purposes of the Senior Facilities Agreement by the Agent, and as a Lender Accession Undertaking for the purposes of the Deed of Appointment by the Agent and the Security Agent, and the Transfer Date is confirmed as [•].

[Agent]

By:

[Security Agent]

By:

Note:	It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate and Lender Accession Undertaking or to give the New Lender full enjoyment of all the Finance Documents.

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT AND LENDER ACCESSION UNDERTAKING

To:	[●] as Agent and [●] as Security Agent

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Melco Crown (Macau) Limited and Others – Senior Facilities Agreement

originally dated 5 September 2007, as amended and restated pursuant to a second amendment and restatement agreement dated [●] 2015 (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement and to the Deed of Appointment (as defined in the Senior Facilities Agreement). This is an Assignment Agreement and Lender Accession Undertaking. This agreement (the “Agreement”) shall take effect as an Assignment Agreement and Lender Accession Undertaking for the purpose of the Senior Facilities Agreement and as a Lender Accession Undertaking for the purposes of the Deed of Appointment (as defined therein).

(a)	We refer to Clause 27.6 (Procedure for assignment) of the Senior Facilities Agreement.

(b)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Senior Facilities Agreement, the other Finance Documents (excluding the Onshore Security Documents) and under the Onshore Security Documents and in respect of the Transaction Security created or expressed to be created thereunder which correspond to that portion of the Existing Lender’s Commitment(s) and/or all or part of the Existing Lender’s participation(s) in Loan(s) under the Senior Facilities Agreement and its rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and/or all or part of the Existing Lender’s participation(s) in Loan(s) under the Senior Facilities Agreement and its rights and obligations referred to (if any) under the Onshore Security Documents in the Schedule.

2.	The proposed Transfer Date is [●].

3.	On the Transfer Date the New Lender becomes:

(a)	Party to the Finance Documents as a Lender; and

(b)	Party to the Deed of Appointment as a Lender [other relevant agreements in other relevant capacity].

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

6.	We refer to the Deed of Appointment.

(a)	In consideration of the New Lender being accepted as a Lender for the purposes of the Deed of Appointment (as defined therein), the New Lender confirms that, as from [date], it intends to be party to the Deed of Appointment as a Lender, and undertakes to perform all the obligations expressed in the Deed of Appointment to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Deed of Appointment, as if it had been an original party to the Deed of Appointment.

(b)	The undertakings contained in this Agreement have been entered into on the date stated above.

7.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery to the Company in accordance with Clause 27.7 (Copy of Assignments, Transfer and Accession Documents to Company), to the Company (for itself and for and on behalf of each other Obligor) of the assignment referred to in this Agreement.

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement is governed by and construed in accordance with English law.

10.	This Agreement has been [executed and delivered as a deed] [entered into] on the date stated at the beginning of this Agreement.

[Please note that the following steps should be taken in order for the New Lender to obtain the benefit of the Transaction Security: [●]]

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement and Lender Accession Undertaking for the purposes of the Senior Facilities Agreement by the Agent, and as a Lender Accession Undertaking for the purposes of the Deed of Appointment by the Agent and the Security Agent, and the Transfer Date is confirmed as [●].

[Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.]

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[●] as Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

Melco Crown (Macau) Limited and Others – Senior Facilities Agreement

originally dated 5 September 2007, as amended and restated pursuant to a second amendment and restatement agreement dated [●] 2015 (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is an Accession Letter. Terms defined in the Senior Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Senior Facilities Agreement, the Deed of Appointment and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [28.2 (Additional Borrowers)]/[Clause 28.3 (Additional Guarantors)] of the Senior Facilities Agreement [and as an [Obligor] pursuant to the Deed of Appointment]. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [●].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Letter is governed by English law.

[This Accession Letter is entered into by deed.]**

[Company]	[Subsidiary]

NOTES:

*	Insert if Accession Letter is for an Additional Borrower.
**	If the Facilities are fully drawn there may be an issue in relation to past consideration for a proposed Additional Guarantor. This can be overcome by acceding by way of deed.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

From:	Melco Crown (Macau) Limited

To:	[Agent]

Dated:

Dear Sirs

Melco Crown (Macau) Limited and others – Senior Facilities Agreement originally dated 5 September 2007, as amended and restated pursuant to a second amendment and restatement agreement dated [●] 2015 (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is a Compliance Certificate. Terms defined in the Senior Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	in respect of the Relevant Period ending on [●] Consolidated EBITDA for such Relevant Period was [●] and Consolidated Net Finance Charges for such Relevant Period were [●]. Therefore Consolidated EBITDA for such Relevant Period was [●] times Consolidated Net Finance Charges for such Relevant Period and the covenant contained in sub-paragraph (a) (Interest Cover) Clause 24.2 (Financial condition) [has/has not] been complied with;

(b)	on the last day of the Relevant Period ending on [●] Consolidated Total Senior Secured Debt was [●] and Consolidated EBITDA for such Relevant Period was [●]. Therefore Consolidated Total Senior Secured Debt at such time [did/did not] exceed [●] times Consolidated EBITDA for such Relevant Period and the covenant contained in sub-paragraph (b) (Leverage) of Clause 24.2 (Financial condition) [has/has not] been complied with;

(c)	on the last day of the Relevant Period ending on [●] Consolidated Total Debt was [●] and Consolidated EBITDA for such Relevant Period was [●]. Therefore Consolidated Total Debt at such time [did/did not] exceed [●] times Consolidated EBITDA for such Relevant Period and the covenant contained in sub-paragraph (c) (Total Leverage) of Clause 24.2 (Financial condition) [has/has not] been complied with;

(d)	Leverage is [●]:1 and that, therefore, the Margin should be [●]% p.a.; and

(e)	on the date of this Compliance Certificate, the aggregate amount of Permitted Financial Indebtedness under paragraph (f) of the definition thereof is USD[ ] (or its equivalent).

3.	[We confirm that no Default is continuing.]*

Signed

Chief Financial Officer

of

Melco Crown (Macau) Limited

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8

TRANSACTION SECURITY DOCUMENTS

1.	Debenture dated 13 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited), MPEL Nominee One Limited (formerly known as Melco PBL Nominee One Limited), MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited), MPEL Nominee Three Limited (formerly known as Melco PBL Nominee Three Limited), MPEL Investments Limited (formerly known as Melco PBL Investments Limited), Altira Hotel Limited (formerly known as Melco PBL Hotel (Crown Macau) Limited), Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited), Melco Crown (Cafe) Limited (formerly known as Melco PBL (Mocha) Limited) and Golden Future (Management Services) Limited as chargors (the “Debenture 1 Chargors”) and the Security Agent (as amended pursuant to a debenture amendment deed dated 19 November 2007 and a debenture amendment deed dated 10 May 2010, in each case, between the Debenture 1 Chargors and the Security Agent, and further amended pursuant to a composite debenture amendment deed dated 22 June 2011 between, amongst others, the Debenture 1 Chargors and the Security Agent).

2.	Debenture dated 17 December 2007 between Melco Crown Hospitality and Services Limited (formerly known as Melco PBL Services (Macau) Limited), Melco Crown (COD) Retail Services Limited (formerly known as Melco PBL (COD) Retail Services Limited) and Melco Crown (COD) Ventures Limited (formerly known as Melco PBL (COD) Ventures Limited) as chargors (the “Debenture 2 Chargors”) and the Security Agent (as amended pursuant to a debenture amendment deed dated 10 May 2010 between the Debenture 2 Chargors and the Security Agent, and further amended pursuant to a composite debenture amendment deed dated 22 June 2011 between, amongst others, the Debenture 2 Chargors and the Security Agent).

3.	Debenture dated 12 August 2008 between COD Theatre Limited, Melco Crown COD (CT) Hotel Limited and Melco Crown (COD) Hotels Limited as chargors (the “Debenture 3 Chargors”) and the Security Agent (as amended pursuant to a debenture amendment deed dated 10 May 2010 between the Debenture 3 Chargors and the Security Agent, and further amended pursuant to a composite debenture amendment deed dated 22 June 2011 between, amongst others, the Debenture 3 Chargors and the Security Agent).

4.	Debenture dated 30 August 2008 between Melco Crown (COD) Developments Limited, Melco Crown COD (GH) Hotel Limited and Melco Crown COD (HR) Hotel Limited as chargors (the “Debenture 4 Chargors”) and the Security Agent (as amended pursuant to a debenture amendment deed dated 10 May 2010 between the Debenture 4 Chargors and the Security Agent, and further amended pursuant to a composite debenture amendment deed dated 22 June 2011 between, amongst others, the Debenture 4 Chargors and the Security Agent).

5.	Pledge and assignment over intellectual property rights dated 30 August 2008 between Melco Crown (Macau) Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown (Macau) Limited and the Security Agent, and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

6.	Pledge and assignment over intellectual property rights dated 8 April 2008 between Altira Developments Limited (formerly known as Melco Crown (CM) Developments Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Altira Developments Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Altira Developments Limited and the Security Agent).

7.	Pledge and assignment over intellectual property rights dated 8 April 2008 between Altira Hotel Limited (formerly known as Melco Crown (CM) Hotel Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Altira Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Altira Hotel Limited and the Security Agent).

8.	Pledge and assignment over intellectual property rights dated 8 April 2008 between Melco Crown (COD) Hotels Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown (COD) Hotels Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited and the Security Agent).

9.	Pledge and assignment over intellectual property rights dated 8 April 2008 between Melco Crown (Cafe) Limited (formerly known as Melco Crown (Mocha) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown (Cafe) Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown (Cafe) Limited and the Security Agent).

10.	Pledge and assignment over intellectual property rights dated 8 April 2008 between Golden Future (Management Services) Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Golden Future (Management Services) Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Golden Future (Management Services) Limited and the Security Agent).

11.	Pledge and assignment over intellectual property rights dated 8 April 2008 between Melco Crown Hospitality and Services Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown Hospitality and Services Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown Hospitality and Services Limited.

12.	Pledge and assignment over intellectual property rights dated 8 April 2008 between Melco Crown (COD) Retail Services Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown (COD) Retail Services Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown (COD) Retail Services Limited and the Security Agent).

13.	Pledge and assignment over intellectual property rights dated 8 April 2008 between Melco Crown (COD) Ventures Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown (COD) Ventures Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown (COD) Ventures Limited and the Security Agent).

14.	Pledge and assignment over intellectual property rights dated 12 August 2008 between COD Theatre Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between COD Theatre Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, COD Theatre Limited and the Security Agent).

15.	Pledge and assignment over intellectual property rights dated 12 August 2008 between Melco Crown COD (CT) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown COD (CT) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown COD (CT) Hotel Limited and the Security Agent).

16.	Pledge and assignment over intellectual property rights dated 30 August 2008 between Melco Crown (COD) Developments Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown (COD) Developments Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited and the Security Agent).

17.	Pledge and assignment over intellectual property rights dated 30 August 2008 between Melco Crown COD (GH) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown COD (GH) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown COD (GH) Hotel Limited and the Security Agent).

18.	Pledge and assignment over intellectual property rights dated 30 August 2008 between Melco Crown COD (HR) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 between Melco Crown COD (HR) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges and assignments over intellectual property rights dated 22 June 2011 between, amongst others, Melco Crown COD (HR) Hotel Limited and the Security Agent).

19.	Pledge and assignment over intellectual property rights dated 8 April 2008 between MPEL Nominee One Limited (formerly known as Melco PBL Nominee One Limited), MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited), MPEL Nominee Three Limited (formerly known as Melco PBL Nominee Three Limited), MPEL Investments Limited (formerly known as Melco PBL Investments Limited) and MPEL (Delaware) LLC (formerly known as Melco PBL (Delaware) LLC) as companies and the Security Agent (as amended pursuant to an amendment agreement to the pledge and assignment over intellectual property rights dated 10 May 2010 and further amended pursuant to the amendment agreement to the pledge and assignment over intellectual property rights dated 22 June 2011, in each case, between MPEL Nominee One Limited, MPEL Nominee Two Limited, MPEL Nominee Three Limited, MPEL Investments Limited, MPEL (Delaware) LLC and the Security Agent).

20.	Assignment of onshore contracts dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown (Macau) Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

21.	Assignment of onshore contracts dated 5 September 2007 between Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Altira Developments Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Altira Developments Limited and the Security Agent).

22.	Assignment of onshore contracts dated 5 September 2007 between Altira Hotel Limited (formerly known as Melco PBL Hotel (Crown Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Altira Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Altira Hotel Limited and the Security Agent).

23.	Assignment of onshore contracts dated 5 September 2007 between Melco Crown (Cafe) Limited (formerly known as Melco PBL (Mocha) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown (Cafe) Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown (Cafe) Limited and the Security Agent).

24.	Assignment of onshore contracts dated 5 September 2007 between Golden Future (Management Services) Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Golden Future (Management Services) Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Golden Future (Management Services) Limited and the Security Agent).

25.	Assignment of onshore contracts dated 17 December 2007 between Melco Crown Hospitality and Services Limited (formerly known as Melco PBL Services (Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown Hospitality and Services Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown Hospitality and Services Limited and the Security Agent).

26.	Assignment of onshore contracts dated 17 December 2007 between Melco Crown (COD) Retail Services Limited (formerly known as Melco PBL (COD) Retail Services Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown (COD) Retail Services Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown (COD) Retail Services Limited and the Security Agent).

27.	Assignment of onshore contracts dated 17 December 2007 between Melco Crown (COD) Ventures Limited (formerly known as Melco PBL (COD) Ventures Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown (COD) Ventures Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown (COD) Ventures Services Limited and the Security Agent).

28.	Assignment of onshore contracts dated 12 August 2008 between Melco Crown (COD) Hotels Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown (COD) Hotels Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited and the Security Agent).

29.	Assignment of onshore contracts dated 12 August 2008 between COD Theatre Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between COD Theatre Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, COD Theatre Limited and the Security Agent).

30.	Assignment of onshore contracts dated 12 August 2008 between Melco Crown COD (CT) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown COD (CT) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown COD (CT) Hotel Limited and the Security Agent).

31.	Assignment of onshore contracts dated 30 August 2008 between Melco Crown (COD) Developments Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown (COD) Developments Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited and the Security Agent).

32.	Assignment of onshore contracts dated 30 August 2008 between Melco Crown COD (GH) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown COD (GH) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown COD (GH) Hotel Limited and the Security Agent).

33.	Assignment of onshore contracts dated 30 August 2008 between Melco Crown COD (HR) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of onshore contracts dated 10 May 2010 between Melco Crown COD (HR) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of onshore contracts dated 22 June 2011 between, amongst others, Melco Crown COD (HR) Hotel Limited and the Security Agent).

34.	Pledge of enterprises dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously Melco PBL Gaming (Macau) Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

35.	Pledge of enterprises dated 5 September 2007 between Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Altira Developments Limited and the Security Agent).

36.	Pledge of enterprises dated 5 September 2007 between Altira Hotel Limited (formerly known as Melco PBL Hotel (Crown Macau) Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Altira Hotel Limited and the Security Agent).

37.	Pledge of enterprises dated 5 September 2007 between Melco Crown (Cafe) Limited (formerly known as Melco PBL (Mocha) Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Cafe) Limited and the Security Agent).

38.	Pledge of enterprises dated 5 September 2007 between Golden Future (Management Services) Limited as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Golden Future (Management Services) Limited and the Security Agent).

39.	Pledge of enterprises dated 17 December 2007 between Melco Crown Hospitality and Services Limited (formerly known as Melco PBL Services (Macau) Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown Hospitality and Services Limited and the Security Agent).

40.	Pledge of enterprises dated 17 December 2007 between Melco Crown (COD) Retail Services Limited (formerly known as Melco PBL (COD) Retail Services Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Retail Services Limited and the Security Agent).

41.	Pledge of enterprises dated 17 December 2007 between Melco Crown (COD) Ventures Limited (formerly known as Melco PBL (COD) Ventures Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Ventures Limited and the Security Agent).

42.	Pledge of enterprises dated 1 February 2008 between Melco Crown (COD) Hotels Limited (formerly known as Melco PBL (COD) Hotels Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited and the Security Agent).

43.	Pledge of enterprises dated 12 August 2008 between COD Theatre Limited as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, COD Theatre Limited and the Security Agent).

44.	Pledge of enterprises dated 12 August 2008 between Melco Crown COD (CT) Hotel Limited as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown COD (CT) Hotel Limited and the Security Agent).

45.	Pledge of enterprises dated 1 February 2008 between Melco Crown (COD) Developments Limited (formerly known as Melco PBL (COD) Developments Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited and the Security Agent).

46.	Pledge of enterprises dated 12 August 2008 between Melco Crown COD (GH) Hotel Limited as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown COD (GH) Hotel Limited and the Security Agent).

47.	Pledge of enterprises dated 12 August 2008 between Melco Crown COD (HR) Hotel Limited as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown COD (HR) Hotel Limited and the Security Agent).

48.	Pledge over onshore accounts dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously Melco PBL Gaming (Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown (Macau) Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

49.	Pledge over onshore accounts dated 5 September 2007 between Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Altira Developments Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Altira Developments Limited and the Security Agent).

50.	Pledge over onshore accounts dated 5 September 2007 between Altira Hotel Limited (formerly known as Melco PBL Hotel (Crown Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Altira Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Altira Hotel Limited and the Security Agent).

51.	Pledge over onshore accounts dated 5 September 2007 between Melco Crown (Cafe) Limited (formerly known as Melco PBL (Mocha) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown (Cafe) Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown (Cafe) Limited and the Security Agent).

52.	Pledge over onshore accounts dated 5 September 2007 between Golden Future (Management Services) Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Golden Future (Management Services) Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Golden Future (Management Services) Limited and the Security Agent).

53.	Pledge over onshore accounts dated 17 December 2007 between Melco Crown Hospitality and Services Limited (formerly known as Melco PBL Services (Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown Hospitality and Services Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown Hospitality and Services Limited and the Security Agent).

54.	Pledge over onshore accounts dated 17 December 2007 between Melco Crown (COD) Retail Services Limited (formerly known as Melco PBL (COD) Retail Services Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown (COD) Retail Services Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown (COD) Retail Services Limited and the Security Agent).

55.	Pledge over onshore accounts dated 17 December 2007 between Melco Crown (COD) Ventures Limited (formerly known as Melco PBL (COD) Ventures Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown (COD) Ventures Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown (COD) Ventures Services Limited and the Security Agent).

56.	Pledge over onshore accounts dated 1 February 2008 between Melco Crown (COD) Hotels Limited (formerly known as Melco PBL (COD) Hotels Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown (COD) Hotels Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited and the Security Agent).

57.	Pledge over onshore accounts dated 12 August 2008 between COD Theatre Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between COD Theatre Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, COD Theatre Limited and the Security Agent).

58.	Pledge over onshore accounts dated 12 August 2008 between Melco Crown COD (CT) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown COD (CT) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown COD (CT) Hotel Limited and the Security Agent).

59.	Pledge over onshore accounts dated 1 February 2008 between Melco Crown (COD) Developments Limited (formerly known as Melco PBL (COD) Developments Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown (COD) Developments Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited and the Security Agent).

60.	Pledge over onshore accounts dated 12 August 2008 between Melco Crown COD (GH) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown COD (GH) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown COD (GH) Hotel Limited and the Security Agent).

61.	Pledge over onshore accounts dated 12 August 2008 between Melco Crown COD (HR) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the pledge over onshore accounts dated 10 May 2010 between Melco Crown COD (HR) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the pledges over onshore accounts dated 22 June 2011 between, amongst others, Melco Crown COD (HR) Hotel Limited and the Security Agent).

62.	Charge over accounts dated 27 November 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously Melco PBL Gaming (Macau) Limited) as the company and the Security Agent (as amended pursuant to a composite account charge amendment deed dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

63.	Charge over accounts dated 27 November 2007 between Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) as the company and the Security Agent (as amended pursuant to a composite account charge amendment deed dated 22 June 2011 between, amongst others, Altira Developments Limited and the Security Agent).

64.	Charge over accounts dated 27 November 2007 between Altira Hotel Limited (formerly known as Melco PBL Hotel (Crown Macau) Limited) as the company and the Security Agent (as amended pursuant to a composite account charge amendment deed dated 22 June 2011 between, amongst others, Altira Hotel Limited and the Security Agent).

65.	Charge over accounts dated 27 November 2007 between Melco Crown (COD) Developments Limited (formerly known as Melco PBL (COD) Developments Limited) as the company and the Security Agent (as amended pursuant to a composite account charge amendment deed dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited and the Security Agent).

66.	Charge over accounts dated 17 December 2007 between Golden Future (Management Services) Limited as the company and the Security Agent (as amended pursuant to a composite account charge amendment deed dated 22 June 2011 between, amongst others, Golden Future (Management Services) Limited and the Security Agent).

67.	Charge over accounts dated 25 July 2008 between Melco Crown (COD) Hotels Limited as the company and the Security Agent (as amended pursuant to a composite account charge amendment deed dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited and the Security Agent).

68.	Floating charge dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown (Macau) Limited and the Security Agent).

69.	Floating charge dated 5 September 2007 between Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Altira Developments Limited and the Security Agent).

70.	Floating charge dated 5 September 2007 between Altira Hotel Limited (formerly known as Melco PBL Hotel (Crown Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Altira Hotel Limited and the Security Agent).

71.	Floating charge dated 5 September 2007 between Melco Crown (Cafe) Limited (formerly known as Melco PBL (Mocha) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown (Cafe) Limited and the Security Agent).

72.	Floating charge dated 5 September 2007 between Golden Future (Management Services) Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Golden Future (Management Services) Limited and the Security Agent).

73.	Floating charge dated 17 December 2007 between Melco Crown Hospitality and Services Limited (formerly known as Melco PBL Services (Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown Hospitality and Services Limited and the Security Agent).

74.	Floating charge dated 17 December 2007 between Melco Crown (COD) Retail Services Limited (formerly known as Melco PBL (COD) Retail Services Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown (COD) Retail Services Limited and the Security Agent).

75.	Floating charge dated 17 December 2007 between Melco Crown (COD) Ventures Limited (formerly known as Melco PBL (COD) Ventures Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown (COD) Ventures Limited and the Security Agent).

76.	Floating charge dated 1 February 2008 between Melco Crown (COD) Hotels Limited (formerly known as Melco PBL (COD) Hotels Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown (COD) Hotels Limited and the Security Agent).

77.	Floating charge dated 12 August 2008 between COD Theatre Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between COD Theatre Limited and the Security Agent).

78.	Floating charge dated 12 August 2008 between Melco Crown COD (CT) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown COD (CT) Hotel Limited and the Security Agent).

79.	Floating charge dated 1 February 2008 between Melco Crown (COD) Developments Limited (formerly known as Melco PBL (COD) Developments Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown (COD) Developments Limited and the Security Agent).

80.	Floating charge dated 12 August 2008 between Melco Crown COD (GH) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown COD (GH) Hotel Limited and the Security Agent).

81.	Floating charge dated 12 August 2008 between Melco Crown COD (HR) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the floating charge dated 22 June 2011 between Melco Crown COD (HR) Hotel Limited and the Security Agent).

82.	Land security assignment dated 5 September 2007 between Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Altira Developments Limited and the Security Agent).

83.	Land security assignment dated 21 August 2008 between Melco Crown (COD) Developments Limited as company and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited and the Security Agent).

84.	Assignment of leases and rights to use agreements dated 16 May 2008 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously Melco PBL Gaming (Macau) Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between Melco Crown (Macau) Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

85.	Assignment of leases and rights to use agreements dated 12 August 2008 between Altira Developments Limited (formerly known as Melco Crown (CM) Developments Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between Altira Developments Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, Altira Developments Limited and the Security Agent).

86.	Assignment of leases and rights to use agreements dated 12 August 2008 between Altira Hotel Limited (formerly known as Melco Crown (CM) Hotel Limited) as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between Altira Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, Altira Hotel Limited and the Security Agent).

87.	Assignment of leases and rights to use agreements dated 12 August 2008 between Melco Crown (COD) Retail Services Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between Melco Crown (COD) Retail Services Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, Melco Crown (COD) Retail Services Limited and the Security Agent).

88.	Assignment of leases and rights to use agreements dated 12 August 2008 between Melco Crown (COD) Hotels Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between Melco Crown (COD) Hotels Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited and the Security Agent).

89.	Assignment of leases and rights to use agreements dated 12 August 2008 between COD Theatre Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between COD Theatre Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, COD Theatre Limited and the Security Agent).

90.	Assignment of leases and rights to use agreements dated 12 August 2008 between Melco Crown COD (CT) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between Melco Crown COD (CT) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, Melco Crown COD (CT) Hotel Limited and the Security Agent).

91.	Assignment of leases and rights to use agreements dated 12 August 2008 between Melco Crown (COD) Developments Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between Melco Crown (COD) Developments Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited and the Security Agent).

92.	Assignment of leases and rights to use agreements dated 12 August 2008 between Melco Crown COD (GH) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between Melco Crown COD (GH) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, Melco Crown COD (GH) Hotel Limited and the Security Agent).

93.	Assignment of leases and rights to use agreements dated 12 August 2008 between Melco Crown COD (HR) Hotel Limited as company and the Security Agent (as amended pursuant to an amendment agreement to the assignment of leases and rights to use agreements dated 10 May 2010 between Melco Crown COD (HR) Hotel Limited and the Security Agent and further amended pursuant to a composite amendment agreement to the assignments of leases and rights to use agreements dated 22 June 2011 between, amongst others, Melco Crown COD (HR) Hotel Limited and the Security Agent).

94.	Share pledge agreement with respect to shares of Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously Melco PBL Gaming (Macau) Limited) dated 5 September 2007 between MPEL Investments Limited (formerly known as Melco PBL Investments Limited) as first pledgor, MPEL Nominee Three Limited (formerly known as Melco PBL Nominee Three Limited) as second pledgor, the Security Agent and Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously Melco PBL Gaming (Macau) Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited, MPEL Investments Limited, MPEL Nominee Three Limited and the Security Agent).

95.	Share pledge agreement with respect to shares of Melco Crown (COD) Developments Limited (formerly known as Melco PBL (COD) Developments Limited) dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as first pledgor, MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as second pledgor, the Security Agent and Melco Crown (COD) Developments Limited (formerly known as Melco PBL (COD) Developments Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited, MPEL Nominee Two Limited, Melco Crown (COD) Developments Limited and the Security Agent).

96.	Share pledge agreement with respect to shares of Altira Hotel Limited (formerly known as Melco PBL Hotel (Crown Macau) Limited) dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as first pledgor, MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as second pledgor, the Security Agent and Altira Hotel Limited (formerly known as Melco PBL Hotel (Crown Macau) Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited, MPEL Nominee Two Limited, Altira Hotel Limited and the Security Agent).

97.	Share pledge agreement with respect to shares of Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as first pledgor, MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as second pledgor, MPEL Nominee Three Limited (formerly known as Melco PBL Nominee Three Limited) as third pledgor, the Security Agent and Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited, MPEL Nominee Two Limited, MPEL Nominee Three Limited, Altira Developments Limited and the Security Agent).

98.	Share pledge agreement with respect to shares of Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) dated 5 September 2007 between Mr. Lawrence Yau Lung Ho as pledgor, the Security Agent and Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited, Mr. Lawrence Yau Lung Ho and the Security Agent).

99.	Share pledge agreement with respect to shares of Golden Future (Management Services) Limited dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as first pledgor, MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as second pledgor, the Security Agent and Golden Future (Management Services) Limited as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited, MPEL Nominee Two Limited, Golden Future (Management Services) Limited and the Security Agent).

100.	Share pledge agreement with respect to shares of Melco Crown (Cafe) Limited (formerly known as Melco PBL (Mocha) Limited) dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as first pledgor, MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as second pledgor, the Security Agent and Melco Crown (Cafe) Limited (formerly known as Melco PBL (Mocha) Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited, MPEL Nominee Two Limited, Melco Crown (Cafe) Limited and the Security Agent).

101.	Share pledge agreement with respect to shares of Melco Crown (COD) Hotels Limited (formerly known as Melco PBL (COD) Hotels Limited) dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as first pledgor, MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as second pledgor, the Security Agent and Melco Crown (COD) Hotels Limited (formerly known as Melco PBL (COD) Hotels Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited, MPEL Nominee Two Limited, Melco Crown (COD) Hotels Limited and the Security Agent).

102.	Share pledge agreement with respect to shares of Melco Crown Hospitality and Services Limited (formerly known as Melco PBL Services (Macau) Limited) dated 17 December 2007 between Golden Future (Management Services) Limited as first pledgor, MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as second pledgor, the Security Agent and Melco Crown Hospitality and Services Limited (formerly known as Melco PBL Services (Macau) Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Golden Future (Management Services) Limited, MPEL Nominee Two Limited, Melco Crown Hospitality and Services Limited and the Security Agent).

103.	Share pledge agreement with respect to shares of Melco Crown (COD) Ventures Limited (formerly known as Melco PBL (COD) Ventures Limited) dated 17 December 2007 between Melco Crown (COD) Hotels Limited (formerly known as Melco PBL (COD) Hotels Limited) as first pledgor, MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as second pledgor, the Security Agent and Melco Crown (COD) Ventures Limited (formerly known as Melco PBL (COD) Ventures Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited, MPEL Nominee Two Limited, Melco Crown (COD) Ventures Limited and the Security Agent).

104.	Share pledge agreement with respect to shares of Melco Crown (COD) Retail Services Limited (formerly known as Melco PBL (COD) Retail Services Limited) dated 17 December 2007 between Melco Crown (COD) Developments Limited (formerly known as Melco PBL (COD) Developments Limited) as first pledgor, MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as second pledgor, the Security Agent and Melco Crown (COD) Retail Services Limited (formerly known as Melco PBL (COD) Retail Services Limited) as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited, MPEL Nominee Two Limited, Melco Crown (COD) Retail Services Limited and the Security Agent).

105.	Share pledge agreement with respect to shares of COD Theatre Limited dated 12 August 2008 between Melco Crown (COD) Hotels Limited as first pledgor, MPEL Nominee Two Limited as second pledgor, the Security Agent and COD Theatre Limited as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited, MPEL Nominee Two Limited, COD Theatre Limited and the Security Agent).

106.	Share pledge agreement with respect to shares of Melco Crown COD (CT) Hotel Limited dated 12 August 2008 between Melco Crown (COD) Hotels Limited as first pledgor, MPEL Nominee Two Limited as second pledgor, the Security Agent and Melco Crown COD (CT) Hotel Limited as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited, MPEL Nominee Two Limited, Melco Crown COD (CT) Hotel Limited and the Security Agent).

107.	Share pledge agreement with respect to shares of Melco Crown COD (GH) Hotel Limited dated 12 August 2008 between Melco Crown (COD) Hotels Limited as first pledgor, MPEL Nominee Two Limited as second pledgor, the Security Agent and Melco Crown COD (GH) Hotel Limited as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited, MPEL Nominee Two Limited, Melco Crown COD (GH) Hotel Limited the Security Agent).

108.	Share pledge agreement with respect to shares of Melco Crown COD (HR) Hotel Limited dated 12 August 2008 between Melco Crown (COD) Hotels Limited as first pledgor, MPEL Nominee Two Limited as second pledgor, the Security Agent and Melco Crown COD (HR) Hotel Limited as company (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Hotels Limited, MPEL Nominee Two Limited, Melco Crown COD (HR) Hotel Limited and the Security Agent).

109.	Share charge with respect to shares of MPEL Nominee One Limited (formerly known as Melco PBL Nominee One Limited) dated 13 September 2007 between MPEL International Limited (formerly known as Melco PBL International Limited) as chargor and the Security Agent (as amended pursuant to an amendment agreement to the share charge dated 19 November 2007 between MPEL International Limited and the Security Agent and confirmed pursuant to a composite security confirmation dated 22 June 2011 between, amongst others, MPEL International Limited (formerly known as Melco PBL International Limited) and the Security Agent).

110.	Share charge with respect to the shares of MPEL Nominee Three Limited (formerly known as Melco PBL Nominee Three Limited) dated 21 January 2014 between MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) as chargor and the Security Agent.

111.	Share charge with respect to the shares of MPEL Nominee Two Limited (formerly known as Melco PBL Nominee Two Limited) dated 21 January 2014 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as chargor and the Security Agent.

112.	Assignment of company share pledge dated 21 January 2014 between MPEL Investments Limited (formerly known as Melco PBL Investments Limited) as the first pledgor, MPEL Nominee Three Limited (formerly known as Melco PBL Nominee Three Limited) as the assignor, MPEL Nominee One Limited (formerly known as Melco PBL Nominee One Limited) as the assignee, Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited previously, Melco PBL Gaming (Macau) Limited) as the company, the Agent and the Security Agent.

113.	Share charge with respect to shares of MPEL Investments Limited (formerly known as Melco PBL Investments Limited) dated 13 September 2007 between MPEL Nominee One Limited (formerly known as Melco PBL Nominee One Limited) as chargor and the Security Agent (as amended pursuant to an amendment agreement to the share charge dated 19 November 2007 between MPEL Nominee One Limited and the Security Agent and confirmed pursuant to a composite security confirmation dated 22 June 2011 between, amongst others, MPEL Nominee One Limited (formerly known as Melco PBL Nominee One Limited) and the Security Agent).

114.	Pledge over gaming equipment and utensils dated 5 September 2007 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) as pledgor and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

115.	Livranças dated 5 September 2007 issued by Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) to the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

116.	Pacto de Preenchimento de Livranças dated 5 September 2007 between, amongst others, Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

117.	Mortgage of lease of land (plot no. 23193 at the Land Registry of Macau) dated 5 September 2007 between Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Altira Developments Limited and the Security Agent).

118.	Power of attorney dated 5 September 2007 granted by Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited) in favour of Banco Nacional Ultramarino, S.A. (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Altira Developments Limited and the Security Agent).

119.	Escritura Pública dated 16 May 2008 between Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited), Melco Crown (COD) Developments Limited, Altira Developments Limited (formerly known as Melco Crown (CM) Developments Limited) and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

120.	Power of attorney dated 16 May 2008 granted by Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) in favour of Banco Nacional Ultramarino, S.A. (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (Macau) Limited and the Security Agent).

121.	Mortgage of lease of land (plot no. 23243 at the Land Registry of Macau) dated 21 August 2008 between Melco Crown (COD) Developments Limited and the Security Agent (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited and the Security Agent).

122.	Power of attorney dated 21 August 2008 granted by Melco Crown (COD) Developments Limited in favour of Banco Nacional Ultramarino, S.A. (as confirmed pursuant to the composite confirmation of Macau security documents dated 22 June 2011 between, amongst others, Melco Crown (COD) Developments Limited and the Security Agent).

123.	IP direct agreement dated 30 August 2008 between MPEL Services Limited, Melco Crown Entertainment Limited, the original sublicensees listed therein and the Security Agent (as amended pursuant to the IP direct agreement amendment deed dated 10 May 2010 and as further amended pursuant to an IP direct agreement amendment deed dated 22 June 2011, in each case, between MPEL Services Limited, Melco Crown Entertainment Limited, the original sublicensees listed therein and the Security Agent).

124.	Altira IP direct agreement dated 15 April 2009 between MPEL Services Limited, Melco Crown Entertainment Limited, the original sublicensees listed therein and the Security Agent (as amended pursuant to the Altira IP direct agreement amendment deed dated 10 May 2010 and as further amended pursuant to an Altira IP direct agreement amendment deed dated 22 June 2011, in each case, between MPEL Services Limited, Melco Crown Entertainment Limited, the original sublicensees listed therein and the Security Agent).

125.	Agreement relating to security (with the exclusion of land concession and immovable property) dated 5 September 2007 between the Government of Macau Special Administrative Region, Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited) and the Security Agent.

126.	Agreement relating to security under land concession contracts dated 5 September 2007 between the Government of Macau Special Administrative Region, Melco Crown (Macau) Limited (formerly known as Melco Crown Gaming (Macau) Limited and previously, Melco PBL Gaming (Macau) Limited), Altira Developments Limited (formerly known as Melco PBL (Crown Macau) Developments Limited), Melco Crown (COD) Developments Limited (formerly known as Melco PBL (COD) Developments Limited) and the Security Agent.

Deeds of Confirmatory Security and Security Confirmations

1.	A composite deed of confirmatory security with respect to the English law debentures dated 13 September 2007, 17 December 2007, 12 August 2008 and 30 August 2008 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

2.	A composite deed of confirmatory security with respect to the English law share charges over the shares of MPEL Nominee One Limited, MPEL Nominee Two Limited, MPEL Nominee Three Limited and MPEL Investments Limited dated 13 September 2007 and 21 January 2014 and entered into by certain Relevant Obligors and MPEL International Limited (formerly known as Melco PBL International Limited) (each as amended, novated, supplemented, extended, replaced or restated from time to time).

3.	A composite confirmation with respect to the Macau law security documents listed therein dated 5 September 2007, 16 May 2008, 21 August 2008 and 21 January 2014 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

4.	A composite amendment and confirmation with respect to the Macau law pledge and assignments over intellectual property rights dated 8 April 2008, 12 August 2008 and 30 August 2008 and entered into by certain Macau incorporated Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

5.	An amendment and confirmation with respect to the Macau law pledge and assignment over intellectual property rights dated 8 April 2008 and entered into by MPEL Nominee One Limited, MPEL Nominee Two Limited, MPEL Nominee Three Limited and MPEL Investments Limited (as amended, novated, supplemented, extended, replaced or restated from time to time).

6.	A composite amendment and confirmation with respect to the Macau law assignments of onshore contracts dated 5 September 2007, 17 December 2007, 12 August 2008 and 30 August 2008 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

7.	A composite amendment and confirmation with respect to the Macau law pledges over onshore accounts dated 5 September 2007, 17 December 2007, 1 February 2008 and 12 August 2008 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

8.	A composite deed of confirmatory security with respect to the Hong Kong law account charges dated 27 November 2007, 17 December 2007 and 25 July 2008 and entered into by certain Relevant Obligors (each as amended, novated, supplemented, extended, replaced or restated from time to time).

9.	A composite amendment and confirmation with respect to the Macau law floating charges dated 5 September 2007, 17 December 2007, 1 February 2008 and 12 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

10.	A composite amendment and confirmation with respect to the Macau law assignments of leases and rights to use agreements dated 16 May 2008 and 12 August 2008 and entered into by certain Relevant Obligors (as amended, novated, supplemented, extended, replaced or restated from time to time).

11.	A confirmation with respect to the Hong Kong law IP direct agreement dated 30 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

12.	A confirmation with respect to Hong Kong law Altira IP direct agreement dated 15 April 2009 (as amended, novated, supplemented, extended, replaced or restated from time to time).

13.	A composite amendment and confirmation with respect to the Macau law pledges of enterprises dated 5 September 2007, 17 December 2007, 1 February 2008 and 12 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

14.	A composite amendment and confirmation with respect to the Macau law land security assignments dated 5 September 2007 and 21 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

15.	A composite amendment and confirmation with respect to the Macau law share pledge agreements listed therein dated 5 September 2007, 17 December 2007 and 12 August 2008 (as amended, novated, supplemented, extended, replaced or restated from time to time).

SCHEDULE 9

HEDGING ARRANGEMENTS

PART A

HEDGING ARRANGEMENTS

1.

(a)	Where a Relevant Obligor enters into Hedging Agreements in respect of swap transactions, caps, collars or other derivative products agreed with the Agent, so as to subject amounts drawn under the Facilities to either a fixed interest rate or interest rate protection and to either a fixed exchange rate or exchange rate protection, it shall, in respect of those Hedging Agreements and any transactions entered into thereunder, comply with this Schedule 9.

(b)	Nothing in this Schedule 9 shall oblige any Relevant Obligor to enter into any such Hedging Agreements or prevent it entering into other Treasury Transactions or derivative transactions pursuant to other agreements or arrangements permitted pursuant to this Agreement (and none of the provisions of this Schedule 9 shall apply in respect thereof).

2.	A Lender or an Affiliate of a Lender may act as a Hedge Counterparty in respect of the arrangements referred to in paragraph 1 (a) above.

3.	The Hedging Agreements are to be on the terms of either the 1992 (Multicurrency-Cross Border) ISDA Master Agreement or the 2002 ISDA Master Agreement (each, an “ISDA Master Agreement”) Schedule thereto, in such form as acceptable to the Agent. All Hedging Agreements for swap transactions will provide for full two way payments (in the case of interest rate swaps, with the Borrowers Paying Fixed Amounts (as defined in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “2006 Definitions”)) and the Hedge Counterparty Paying Floating Amounts (as defined in the 2006 Definitions)) and the payment measure and payment method for such swap transactions in the event of early termination, whether upon a “Termination Event” or an “Event of Default”, shall be “Second Method” and “Market Quotation” respectively where parties have executed a 1992 (Multicurrency-Cross Border) ISDA Master Agreement. Terms in quotations in this paragraph 3 shall have the meaning ascribed in the 1992 ISDA Master Agreement.

4.	Only Hedge Counterparties that are party to this Agreement and the Deed of Appointment (as Hedge Counterparties) shall have equal Security over the Charged Property with the other Finance Parties in accordance with the terms of this Agreement and the Deed of Appointment. For the avoidance of doubt, no counterparty to a Treasury Transaction (other than a Hedge Counterparty) shall be entitled to share in the Security over the Charged Property with the Finance Parties.

5.	Except with the prior consent of the Agent, no amendments may be made to a Hedging Agreement to an extent that might reasonably be expected to result in:

(a)	any payment under the Hedging Agreement being required to be made by the Company on any date other than the dates originally provided for in the Hedging Agreement;

(b)	the Company becoming liable to make an additional payment under any Hedging Agreement which liability does not arise from the original provisions of the Hedging Agreement; or

(c)	the Company becoming liable to make any payment under the Hedging Agreement in any currency other than in the currencies provided for under the original provisions of the Hedging Agreement.

6.

(a)	The Company may terminate a transaction under a Hedging Agreement prior to its stated termination date only in circumstances provided for in such Hedging Agreement.

(b)	A Hedge Counterparty may terminate a transaction under a Hedging Agreement prior to its termination date maturity only in the circumstances provided for in such Hedging Agreement.

(c)	Unless a Hedge Counterparty has already exercised such rights in accordance with sub-paragraph (b) above, the Agent may require a Hedge Counterparty to terminate the swap transactions under a Hedging Agreement where a declaration has been made by the Agent pursuant to Clause 26.21 (Acceleration) and the provisions permit the termination of the swap transactions.

(d)	If a voluntary or mandatory prepayment is to be made in accordance with Clause 9 (Illegality, Voluntary Prepayment and Cancellation) or Clause 10 (Mandatory Prepayment) and following such prepayment the aggregate amount of the “Notional Amounts” and/or “Currency Amounts” (as each are defined in the 2006 Definitions) of all Hedging Agreements at such time would be greater than 100 per cent. of the principal amounts outstanding under the Facilities, the Company may (but is not obliged to) notify the Hedge Counterparties of its intention to terminate or close out swap transactions under the Hedging Agreements in order to ensure that the aggregate Notional Amounts and/or Currency Amounts of all swap transactions under the Hedging Agreements are not in excess of 100 per cent. of the principal amounts outstanding under the Facilities. Following such notice, swap transactions under the Hedging Agreements shall be terminated or closed out by reducing the Notional Amounts and/or Currency Amounts thereunder on a pro rata basis as between the Hedge Counterparties (unless otherwise agreed by the Agent), on the first Payment Date (as defined in the 2006 Definitions) (or, where such prepayment falls within 5 Business Days (as defined in the relevant Hedging Agreement) prior to such first Payment Date, the second Payment Date) in respect of such swap transaction immediately succeeding such prepayment such that, following such terminations or close outs, the aggregate Notional Amounts and/or Currency Amount of all swap transactions under all Hedging Agreements is not more than 100 per cent. of the principal amounts outstanding under the Facilities. The Company shall pay any termination costs associated with any such termination or close out at the time of that termination or close out.

7.	In the event that a Hedging Agreement is terminated and the Company fails to pay any Realised Hedge Loss, such Realised Hedge Loss shall comprise an Unpaid Sum and interest shall accrue in respect thereof accordingly.

In this paragraph, “Realised Hedge Loss” means, in relation to a Hedge Counterparty at any time, the amount (if any) payable (but unpaid) by the Company to such Hedge Counterparty under the Hedging Agreement to which such Hedge Counterparty is a party (but excluding any default interest) upon an early termination of any transaction or transactions thereunder which has been terminated in accordance with paragraph 6 above. The amount is to be calculated on a net basis across the transactions terminated under such Hedging Agreement in accordance with the terms of the applicable Hedging Agreement.

PART B

FORM OF HEDGE COUNTERPARTY ACCESSION UNDERTAKING

THIS DEED dated [                    ] is supplemental to (i) a senior facilities agreement (the “Agreement”) dated [●] 2007 between Melco Crown (Macau) Limited as the Company, the financial institutions named therein as Original Lenders, Deutsche Bank AG, Hong Kong Branch as facility agent and DB Trustees (Hong Kong) Limited as security agent (as amended, novated, supplemented, extended, replaced or retained from time to time) and (ii) each of the Transaction Security Documents to which the Secured Parties are expressed to be party (the “Security Documents”).

Words and expressions defined in the Agreement have the same meaning when used in this Deed and the principles of construction and rules of interpretation set out therein shall also apply.

[name of new Hedge Counterparty] (the “New Hedge Counterparty”) of [address] hereby agrees with each other person who is or who becomes a party to the Agreement that with effect on and from the date of this Deed it shall be bound by the Agreement and be entitled to exercise rights and be subject to obligations thereunder as a Hedge Counterparty.

The New Hedge Counterparty hereto agrees with each other person who is or who becomes a party to the Security Documents that with effect on and from the date of this Deed it shall be bound by each of the Security Documents and be entitled to exercise rights and be subject to obligations thereunder as a Secured Party.

The initial telephone number, fax number, address and person designated by the New Hedge Counterparty for the purposes of Clause 34 (Notices) of the Agreement are:

Address:	[ ]

Fax:	[ ]

Telephone:	[ ]

Attention:	[ ]

This Deed is governed by and shall be construed in accordance with English law.

Executed as a deed by	)

[insert name of New Hedging	)

Counterparty and execution	)

clause appropriate thereto	)

and to manner of execution]	)

Accepted by the Agent:

for and on behalf of

[Insert name of Agent]

Date:

SCHEDULE 10

FORM OF INCREMENTAL LENDER ACCESSION DEED

THIS DEED dated [                    ] is supplemental to (i) a senior facilities agreement (the “Agreement”) dated [●] 2007 between Melco Crown (Macau) Limited as the Company, the financial institutions named therein as Original Lenders, Deutsche Bank AG, Hong Kong Branch as facility agent and DB Trustees (Hong Kong) Limited as security agent (as amended, novated, supplemented, extended, replaced or retained from time to time) and (ii) each of the Transaction Security Documents to which the Secured Parties are expressed to be party (the “Security Documents”).

Words and expressions defined in the Agreement have the same meaning when used in this Deed and the principles of construction and rules of interpretation set out therein shall also apply.

[name of new Additional Lender] (the “Additional Lender”) of [address] hereby agrees with each other person who is or who becomes a party to the Agreement that with effect on and from the date of this Deed it shall be bound by the Agreement and be entitled to exercise rights and be subject to obligations thereunder as an Incremental Facility Lender.

The Additional Lender expressly acknowledges that it is the responsibility of the Additional Lender to ascertain whether any document is required or any formality or other condition required to be satisfied to effect or perfect this Deed or otherwise to enable the Additional Lender to enjoy the full benefit of each Finance Document.

The Additional Lender confirms that it is not an Obligor or an Affiliate of an Obligor.

The Additional Lender hereto agrees with each other person who is or who becomes a party to the Security Documents that with effect on and from the date of this Deed it shall be bound by each of the Security Documents and be entitled to exercise rights and be subject to obligations thereunder as a Secured Party.

The Additional Lender refers to the Deed of Appointment.

(a)	In consideration of the Additional Lender being accepted as a Lender for the purposes of the Deed of Appointment (as defined therein), the Additional Lender confirms that, as from [date], it intends to be party to the Deed of Appointment as a Lender, and undertakes to perform all the obligations expressed in the Deed of Appointment to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Deed of Appointment, as if it had been an original party to the Deed of Appointment.

(b)	The undertakings contained in this Agreement have been entered into on the date stated above.

The initial telephone number, fax number, address and person designated by the Additional Lender for the purposes of Clause 34 (Notices) of the Agreement are:

Address:	[ ]

Fax:	[ ]

Telephone:	[ ]

Attention:	[ ]

Email:	[ ]

This Deed is governed by and shall be construed in accordance with English law.

Executed as a deed by	)

[insert name of Additional Lender]	)

and execution	)

clause appropriate thereto	)

and to manner of execution]	)

Accepted by the Agent:

for and on behalf of

[Insert name of Agent]

Date:

SCHEDULE 11

FORM OF INCREMENTAL FACILITY NOTICE

To: [Deutsche Bank AG, Hong Kong Branch] as Agent

From: Melco Crown (Macau) Limited (the “Company”)

Dated: [●]

Melco Crown (Macau) Limited and Others – Senior Facilities Agreement

originally dated 5 September 2007, as amended and restated pursuant to a second amendment and restatement agreement dated [●] 2015 (the “Senior Facilities Agreement”)

We refer to the Senior Facilities Agreement. This is an Incremental Facility Notice. Terms defined in the Senior Facilities Agreement shall have the same meaning when used in this Incremental Facility Notice.

The Company wishes to establish an Incremental Facility on the following terms:

Type of Facility:	[Incremental Term Loan Facility / Incremental Revolving Credit Facility]

Maturity date:	[●]

Requested Facility Amount:	[●]

Availability period:	[●]

Margin:	[●] per cent. per annum

Currency:	[Base Currency / Optional Currency]

[Commitment fee:	[●]]

[Other fees:	[●]]

1.	[The Company invites each Lender to participate in the Relevant Incremental Facility in a proportionate amount calculated by reference to the proportion of that Lender’s existing Commitments to the aggregate of the [Total Commitments and Incremental Facility Commitments] on the date of this Incremental Facility Notice.]

2.	The Company confirms that the Repeating Representations are true and accurate in all material respects as at the date of this Incremental Facility Notice

3.	The Company confirms that no Event of Default is continuing at the time of, or would arise as a result of, the establishment and utilisation of the Incremental Facility

[Authorised Signatory]

For and on behalf of the Company

[Authorised Signatory]

For and on behalf of the Incremental Facility Lender

SCHEDULE 12

FORM OF DEED OF PARTIAL RELEASE

THIS DEED OF RELEASE is dated	and is MADE BY:

[Security Agent] (the Security Agent)

IN FAVOUR OF:

[Name of Relevant Obligor] (the Chargor).

BACKGROUND

(A)	By a [name of security] dated made between the Chargor and the Security Agent (the “Security Document”), the Chargor granted security over [all the shares and related rights it held in the Charged Company (as defined below)] to the Security Agent.

(B)	The Chargor has requested the Security Agent to release the security created by the [Name of Security], solely with respect to the Released Asset (defined below) which the Security Agent has agreed to do upon the terms and conditions of this Deed.

(C)	This Deed is supplemental to the Security Document (as defined below).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

“Charged Company” means [●]

“Released Asset” means [●].

1.2	Construction

(a)	Capitalised terms defined in the Security Document have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of [relevant clause on Construction and Interpretation)] of the Security Document apply to this Deed as though they were set out in full in this Deed except that references to the Security Document are to be construed as references to this Deed.

2.	RELEASE

2.1	The Security Agent hereby unconditionally and irrevocably:

(a)	releases the Released Asset from all Security created in favour of the Security Agent under or evidenced by the Security Document; and

(b)	reassigns and retransfers to the Chargor all right, interest and title of the Security Agent in and to the Released Asset.

2.2	As at the date of this Deed, the Released Asset shall be held free and discharged from the Security created by or pursuant to the Security Document.

2.3	Each release and discharge pursuant to Clause 2.1 and Clause 2.2 is given without recourse to or any representation or warranty by the Security Agent.

3.	NO OTHER DISCHARGE

This release and reassignment shall not discharge the Chargor from any liabilities to the Security Agent remaining outstanding at the date of this Deed or from any other security.

4.	FURTHER ASSURANCES

The Security Agent will, at the request and cost of the Chargor, take whatever action is reasonably necessary to release and/or reassign the Released Asset from the Security created under the Security Document.

5.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

(a)	A person who is not party to this Deed or is not a party to whom this Deed is created in favour of has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend (including any release or compromise of any liability) or terminate this Deed at any time.

6.	INVALIDITY OF CERTAIN PROVISIONS

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

7.	COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

8.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Deed has been entered into as a deed on the date stated at the beginning of this Deed.

Signatories

Security Agent

EXECUTED AS A DEED by	)[4]
[Security Agent]	)
acting by	)

By:

Name:

Title:

By:

Name:

Title:

[4]	Form of execution block may change subject to formalities and execution requirements of the Agent.

SCHEDULE 13

FORM OF SECURITY RELEASE DECLARATION

[Security Agent] hereby represented by [name] declares the following:

1.	By a contract executed on [date], with [name of the Relevant Obligor], a company registered with the Macau Commercial and Movable Assets Registry under no. [●] (the “Company”), the Company has constituted a [description of security] [5] in our favour (the [“Name of Security”] 6) with respect to, amongst others, the [share of MOP[amount] held by the Company in the company named [name of relevant company] registered with the Macau Commercial and Movable Assets Registry under no. [●] / Commercial Enterprise owned by the Company, registered with the Macau Commercial and Movable Assets Registry, with the name [●], under the no. [●]][7] (the “Charged Asset”), for the purpose of securing the obligations arising from the granting of banking facilities (the Secured Obligations) under the Senior Facilities Agreement (as defined therein).

2.	The [Name of Security] [8] over the Charged Asset was registered with the Macau Commercial and Movable Assets Registry under no. [●].

3.	In accordance with the terms of the [Name of Security] [9] and the Senior Facilities Agreement (as defined therein), the Security Agent has agreed to release the security created by the [Name of Security], solely with respect to the Charged Asset identified above.

4.	Therefore, we hereby expressly declare, for all legal purposes, and namely for the purposes foreseen in paragraphs 1 and 3 of Article 18 of the Macau Commercial Registry Code, and paragraph 1 of Article 50 of the Macau Real Estate Registry Code, that we consent to the release and discharge of the [Name of Security] [10], registered under no. [●], solely with respect to the [share of MOP [amount] held by the Company in the company named [name of relevant company], registered with the Macau Commercial and Movable Assets Registry under no. [●]/Commercial Enterprise owned by the Company, registered with Macau Commercial and Movable Assets Registry, with the name [●], under the no. [●]][11].

[5]	Insert security description
[6]	Insert name of security
[7]	Delete as appropriate
[8]	Insert name of security
[9]	Insert name of security
[10]	Insert name of security
[11]	Delete as appropriate.

[Date]

For and on behalf of [Security Agent]

Name:

Title:[12]

[12]	The Declaration must be signed in Portuguese Language and is subject to authentication by a Macau Notary (“Termo de Autenticação”)

SIGNATURES

THE COMPANY

MELCO CROWN (MACAU) LIMITED

Registered	Alameda Dr. Carlos d´Assumpção
Office:	n ºs 411-417, Edifício Dynasty Plaza
15º andar O, P, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

THE ORIGINAL GUARANTORS

MPEL NOMINEE ONE LIMITED

Registered	Intertrust Corporate Services (Cayman) Limited
Office:	190 Elgin Avenue, George Town
Grand Cayman KY1-9005, Cayman Islands

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MPEL NOMINEE TWO LIMITED

Registered	Intertrust Corporate Services (Cayman) Limited
Office:	190 Elgin Avenue, George Town
Grand Cayman KY1-9005, Cayman Islands

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MPEL NOMINEE THREE LIMITED

Registered	Intertrust Corporate Services (Cayman) Limited
Office:	190 Elgin Avenue, George Town
Grand Cayman KY1-9005, Cayman Islands

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MPEL INVESTMENTS LIMITED

Registered	Intertrust Corporate Services (Cayman) Limited
Office:	190 Elgin Avenue, George Town
Grand Cayman KY1-9005, Cayman Islands

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

ALTIRA HOTEL LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22º andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

ALTIRA DEVELOPMENTS LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22º andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MELCO CROWN (COD) HOTELS LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22° andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MELCO CROWN (COD) DEVELOPMENTS LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22° andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MELCO CROWN (CAFE) LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22º andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

GOLDEN FUTURE (MANAGEMENT SERVICES) LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22º andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MELCO CROWN HOSPITALITY AND SERVICES LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22º andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MELCO CROWN (COD) RETAIL SERVICES LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22° andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MELCO CROWN (COD) VENTURES LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22° andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

COD THEATRE LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22o andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MELCO CROWN COD (CT) HOTEL LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22° andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MELCO CROWN COD (GH) HOTEL LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22° andar, em Macau

Copy to:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

MELCO CROWN COD (HR) HOTEL LIMITED

Registered	Avenida Xian Xing Hai
Office:	Centro Golden Dragon
22° andar, em Macau

Address:	36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

Attention:	Chief Legal Officer

Telephone:	+852 2598 3600

Fax:	+852 2537 3618

Email:	MCE-CLO-Office@melco-crown.com

THE COORDINATING LEAD ARRANGERS AND BOOKRUNNERS

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

Address:	22/F, Three Exchange Square, 8 Connaught Place, Central, Hong Kong

Attention:	Chris Raciti / David Chen / Sherzad Desai / Sachin Goel

Telephone:	+852 3918 7834 / +852 3918 7839 / +852 3918 2111 / +852 3918 2114

Fax:	+852 3918 7171 / +852 3918 7171 / +852 3918 7163 / +852 3918 7163

Email:	chris.raciti@anz.com / david.chen@anz.com / sherzad.desai@anz.com / sachin.goel@anz.com with copy to (for operational matters):

Address:	17/F, Lincoln House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong

Attention:	Ginny Wong / Ryan Choi (Institutional Lending Operations)

Telephone:	+852 3559 6938 / +852 3559 6957

Fax:	+852 3918 7138 / +852 3918 7138

Email:	HKLendingOps-LendingProcessing@anz.com

BANK OF AMERICA, N.A.

Address:	52/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Attention:	Angel Kwan / Denny Fu

Fax:	+852 3009 0073

Tel:	+852 3508 4630 / +852 3508 4140

Email:	angel.kwan@baml.com / denny.s.fu@baml.com

BANK OF CHINA LIMITED, MACAU BRANCH

Address:	Bank of China Macau Branch, 17/F Bank of China Building, Avenida Doutor Mario Soars, Macau

Attention:	Wendy Sun / Jerry Chan / William Lam

Fax:	+853 8792 3151 / +853 8792 1706 / +853 8792 1709

Tel:	+853 8792 1677

Email:	sun_min@bocmacau.com / chan_junyan@bocmacau.com / lam_hou@bocmacau.com

DEUTSCHE BANK AG, HONG KONG BRANCH

Address:	c/o Detusche Bank AG, Hong Kong Branch, Level 60, International Commerce Center, 1 Austin Road West, Kowloon, Hong Kong

Attention:	Deepak Dangayach / Ken Ting

Telephone:	(+852) 2203 7087 / 2203 7084

Fax:	(+852) 2203 7274

THE AGENT

DEUTSCHE BANK AG, HONG KONG BRANCH

Address:	Level 52, International Commerce Centre
1 Austin Road West, Kowloon
Hong Kong

Attention:	Issuer Services, Corporate Trust

Fax:	(852) 2203 7320

Email:	hk.csg@list.db.com

THE SECURITY AGENT

DB TRUSTEES (HONG KONG) LIMITED

Address:	Level 52, International Commerce Centre
1 Austin Road West, Kowloon
Hong Kong

Attention:	Managing Director

Fax:	(852) 2203 7320

Email:	hk.csg@list.db.com

THE ORIGINAL LENDERS

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

Address:	22/F, Three Exchange Square, 8 Connaught Place, Central, Hong Kong

Attention:	Chris Raciti / David Chen / Sherzad Desai / Sachin Goel

Telephone:	+852 3918 7834 / +852 3918 7839 / +852 3918 2111 / +852 3918 2114

Fax:	+852 3918 7171 / +852 3918 7171 / +852 3918 7163 / +852 3918 7163

Email:	chris.raciti@anz.com / david.chen@anz.com / sherzad.desai@anz.com / sachin.goel@anz.com with copy to (for operational matters):

Address:	17/F, Lincoln House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong

Attention:	Ginny Wong / Ryan Choi (Institutional Lending Operations)

Telephone:	+852 3559 6938 / +852 3559 6957

Fax:	+852 3918 7138 / +852 3918 7138

Email:	HKLendingOps-LendingProcessing@anz.com

BANK OF AMERICA, N.A.

Address:	52/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Attention:	Angel Kwan / Denny Fu

Fax:	+852 3009 0073

Tel:	+852 3508 4630 / +852 3508 4140

Email:	angel.kwan@baml.com / denny.s.fu@baml.com

BANK OF CHINA LIMITED, MACAU BRANCH

Address:	Bank of China Macau Branch, 17/F Bank of China Building, Avenida Doutor Mario Soars, Macau

Attention:	Wendy Sun / Jerry Chan / William Lam

Fax:	+853 8792 3151 / +853 8792 1706 / +853 8792 1709

Tel:	+853 8792 1677

Email:	sun_min@bocmacau.com / chan_junyan@bocmacau.com / lam_hou@bocmacau.com

DEUTSCHE BANK AG, SINGAPORE BRANCH

Address:	One Raffles Quay, South Tower #14-00, Singapore 048583

Attention:	Partha Sarathy / Xuan-Ren Chen

Telephone:	+65 6423 6831 / +65 6423 5990

Fax:	+65 6221 2306 / +65 6536 1328

Email:	loanoperations.singapore@db.com / dboi.sgclosing@db.com / dboi.sgloans@db.com

SCHEDULE 4

COMMITMENTS AND LOANS

PART I

Name of Lender	Term Loan Facility Commitment (HKD)	Revolving Credit Facility Commitment (HKD)
Australia and New Zealand Banking Group Limited	780,000,000	1,950,000,000
Bank of America, N.A.	780,000,000	1,950,000,000
Bank of China Limited, Macau Branch	1,560,000,000	3,900,000,000
Deutsche Bank AG, Singapore Branch	780,000,000	1,950,000,000

Total	3,900,000,000	9,750,000,000

13

PART II

Name of Lender	Term Loan Facility participation (HKD)	Revolving Credit Facility participation (HKD)
Australia and New Zealand Banking Group Limited	125,578,346.66	0.00
Bank of America, N.A.	85,421,600.00	0.00
Bank of China Limited, Macau Branch	572,132,000.00	0.00
Deutsche Bank AG, Singapore Branch	0.00	0.00

Total	783,131,946.66	0.00

14

SIGNATURES

THE COMPANY

MELCO CROWN (MACAU) LIMITED

By:	/s/ Geoffrey Davis

THE OTHER RELEVANT OBLIGORS

ALTIRA DEVELOPMENTS LIMITED

By:	/s/ Geoffrey Davis

ALTIRA HOTEL LIMITED

By:	/s/ Geoffrey Davis

MELCO CROWN (CAFE) LIMITED

By:	/s/ Geoffrey Davis

GOLDEN FUTURE (MANAGEMENT SERVICES) LIMITED

By:	/s/ Geoffrey Davis

MPEL NOMINEE ONE LIMITED

By:	/s/ Geoffrey Davis

Signature to Amendment and Restatement Agreement

MPEL NOMINEE TWO LIMITED

By:	/s/ Geoffrey Davis

MPEL NOMINEE THREE LIMITED

By:	/s/ Geoffrey Davis

MPEL INVESTMENTS LIMITED

By:	/s/ Geoffrey Davis

MELCO CROWN HOSPITALITY AND SERVICES LIMITED

By:	/s/ Geoffrey Davis

MELCO CROWN (COD) RETAIL SERVICES LIMITED

By:	/s/ Geoffrey Davis

MELCO CROWN (COD) VENTURES LIMITED

By:	/s/ Geoffrey Davis

Signature to Amendment and Restatement Agreement

MELCO CROWN (COD) HOTELS LIMITED

By:	/s/ Geoffrey Davis

COD THEATRE LIMITED

By:	/s/ Geoffrey Davis

MELCO CROWN COD (CT) HOTEL LIMITED

By:	/s/ Geoffrey Davis

MELCO CROWN (COD) DEVELOPMENTS LIMITED

By:	/s/ Geoffrey Davis

MELCO CROWN COD (GH) HOTEL LIMITED

By:	/s/ Geoffrey Davis

MELCO CROWN COD (HR) HOTEL LIMITED

By:	/s/ Geoffrey Davis

Signature to Amendment and Restatement Agreement

THE COORDINATING LEAD ARRANGERS AND BOOKRUNNERS

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ John CORRIN

By:	/s/ TAI Alan Pak Ling

BANK OF AMERICA, N.A.

By:	/s/ Siong Ooi

BANK OF CHINA LIMITED, MACAU BRANCH

By:	/s/ AO KAM UN

By:

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:	/s/ Deepak Dangayach

By:	/s/ Ananda Chakravorty

Signature to Amendment and Restatement Agreement

THE CONTINUING LENDERS

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ John CORRIN

By:	/s/ TAI Alan Pak Ling

BANK OF AMERICA, N.A.

By:	/s/ Siong Ooi

BANK OF CHINA LIMITED, MACAU BRANCH

By:	/s/ AO KAM UN

By:

THE NEW LENDER

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:	/s/ Deepak Dangayach

By:	/s/ Ananda Chakravorty

Signature to Amendment and Restatement Agreement

THE AGENT

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Stuart Harding

By:	/s/ Howard Hao-Jan Yu

THE SECURITY AGENT

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Stuart Harding

By:	/s/ Howard Hao-Jan Yu

Signature to Amendment and Restatement Agreement